UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____ )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.
INTERWOVEN, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Interwoven, Inc.

(2)	Aggregate number of securities to which transaction applies: 53,706,675 shares of Common Stock, which includes the issuance of up to 147,000 shares of Common Stock pursuant to the Interwoven, Inc. Employee Stock Purchase Plan prior to the completion of the merger, options to purchase 6,176,322 shares of Common Stock with exercise prices at or below $40.00, and 983,517 shares of Common Stock issuable upon settlement of restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 46,399,836 shares of Common Stock multiplied by $16.20 per share, (B) 147,000 shares of Common Stock issuable pursuant to the Interwoven, Inc. 1999 Employee Stock Purchase Plan multiplied by $3.59 per share (which is the difference between $16.20 and the expected purchase price per share for the offering period), (C) options to purchase 6,176,322 shares of Common Stock with exercise prices at or below $40.00 multiplied by $5.19 per share (which is the difference between $16.20 and the weighted average exercise price per share), and (D) 983,517 shares of Common Stock issuable upon settlement of restricted stock units multiplied by $16.20 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $.00003930 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $800,182,864

(5)	Total fee paid: $31,448

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 9, 2009

To our stockholders:

We invite you to attend a special meeting of stockholders of Interwoven, Inc. (“Interwoven”) to be held at 160 East Tasman Drive, San Jose, California 95134, at 10:00 a.m., local time, on March 11, 2009.

At the special meeting, we will ask you to vote “FOR” the adoption of the Agreement and Plan of Merger, dated as of January 22, 2009, among Autonomy Corporation plc (“Autonomy”), Milan Acquisition Corp., a wholly-owned subsidiary of Autonomy, and Interwoven (the “merger agreement”). As a result of the merger provided for in the merger agreement (the “merger”), Interwoven will become a wholly-owned subsidiary of Autonomy. We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $16.20 in cash, without interest, for each share of Interwoven common stock that you own.

After careful consideration, our Board of Directors unanimously approved the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Interwoven and its stockholders. Our Board of Directors recommends that you vote “FOR” adoption of the merger agreement.

Our Board of Directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.

Your vote is very important, regardless of the number of shares you own. The adoption of the merger agreement must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Only stockholders who owned shares of our common stock at the close of business on February 4, 2009, the record date for the special meeting, will be entitled to vote at the special meeting. To ensure that your shares will be represented at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or vote via the Internet or telephone (if those options are available to you). If you fail to do so, and do not attend the special meeting, it will have the same effect as if you voted “AGAINST” approval of the merger agreement.

If you have any questions about the merger please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500.

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Joseph L. Cowan
Chief Executive Officer

160 East Tasman Drive
San Jose, CA 95134
(408) 774-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On March 11, 2009

To our stockholders:

You are cordially invited to attend the Special Meeting of Stockholders of Interwoven, Inc., a Delaware corporation (“Interwoven”), that will be held at 160 East Tasman Drive, San Jose, California 95134, at 10:00 a.m., local time, on March 11, 2009, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2009, among Autonomy Corporation plc (“Autonomy”), Milan Acquisition Corp., a wholly-owned subsidiary of Autonomy, and Interwoven (the “merger agreement”); and

2. To vote to adjourn the special meeting and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

No other business will be considered at the special meeting. The proposals are described more fully in the proxy statement. Please give your careful attention to all of the information in the proxy statement.

Only stockholders who owned shares of our common stock at the close of business on February 4, 2009, the record date for the special meeting, or their proxies can vote at this special meeting or any adjournment(s) or postponement(s) that may take place. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Our stockholders have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares to Interwoven before the vote is taken on the adoption of the merger agreement at the special meeting and must not vote in favor of the adoption of the merger agreement. A copy of the applicable Delaware statutory provisions is included as Annex D of the attached proxy statement, and a summary of these provisions can be found under the section of the attached proxy statement entitled “The Merger — Appraisal Rights.”

Your vote is very important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or vote via the Internet or telephone (if those options are available to you) and thus ensure that your shares will be represented at the special meeting if you are unable to attend. Instructions for voting your shares are included on the enclosed proxy or voting instruction card. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 10. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors

John E. Calonico, Jr.
Secretary

This proxy statement is dated February 9, 2009, and is first being mailed to stockholders of Interwoven on or about February 10, 2009.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger (the “merger”) contemplated by the Agreement and Plan of Merger, dated as of January 22, 2009, among Autonomy Corporation plc (“Autonomy”), Milan Acquisition Corp., a wholly-owned subsidiary of Autonomy (“Merger Sub”) and Interwoven, Inc. (“Interwoven”) (the “merger agreement”) and for a more complete description of the terms of the merger agreement, you should carefully read this entire proxy statement and the documents to which we refer. See the section of this proxy statement entitled “Where You Can Find More Information” on page 60. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Interwoven, Inc.

Interwoven, Inc. (page 9).

We are a provider of content management software solutions. Our software and services enable organizations to leverage content to drive business growth by improving online business performance, increasing collaboration and streamlining business processes both internally and externally.

Autonomy Corporation plc and Milan Acquisition Corp. (page 9).

Autonomy is a global leader in infrastructure software, principally providing software for automating the management, processing and delivery of unstructured information by virtue of extracting its meaning from and to sources across the internet, the extended enterprise and other digital domains. Milan Acquisition Corp. is a newly formed Delaware corporation and a wholly-owned subsidiary of Autonomy that has been formed specifically for the purpose of participating in the merger transaction with Interwoven.

The Merger (page 13).

Under the merger agreement, Merger Sub will merge with and into Interwoven. After the completion of the merger, Autonomy will own all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their shares of Interwoven common stock.

Merger Consideration (page 43).

If the merger is completed, you will receive $16.20 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Interwoven common stock that you own, unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Interwoven stockholder.

Treatment of Stock Options (page 44).

The treatment of Interwoven stock options in the merger will depend on the exercise price of the stock options. For stock options with exercise prices at or below $40.00, the merger agreement provides that such stock options will be assumed by Autonomy and become options to purchase Autonomy ordinary shares on the same terms and conditions as are in effect immediately prior to the completion of the merger, except that the exercise price and number of shares subject to each such stock option will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the merger. For stock options with exercise prices above $40.00 per share, the merger agreement provides that such stock options will not be assumed by Autonomy, and will be canceled upon the completion of the merger with no cash or other consideration payable, whether or not then vested or exercisable. For those stock options that are vested and have exercise prices below $16.20 per share, the merger agreement also provides that the option holder will be given the opportunity to receive cash in the amount of the difference between $16.20 and the exercise price for the option rather than have the option assumed, less any applicable withholding taxes.

Treatment of Restricted Stock Units (page 44).

Following the completion of the merger, Autonomy will assume all outstanding restricted stock units on the same terms and conditions as are in effect immediately prior to the completion of the merger, except that the number of shares issuable upon settlement of the restricted stock units will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the merger.

Market Price (page 59).

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “IWOV.” On January 21, 2009, the last full trading day prior to the public announcement of the proposed merger, Interwoven common stock closed at $11.84 per share. On February 6, 2009, the last full trading day prior to the date of this proxy statement, Interwoven common stock closed at $15.85 per share. Our stock price can fluctuate significantly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the completion of the merger.

Reasons for the Merger (page 19).

In the course of reaching its decision to approve the merger and the merger agreement, our Board of Directors considered a number of factors, which are described below in this proxy statement.

Opinions of Our Financial Advisors (page 22, Annex B and Annex C).

In connection with the merger, each of Barclays Capital Inc. (“Barclays Capital”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) delivered an oral opinion on January 21, 2009 (which was confirmed in writing on the same day) to our Board of Directors that, as of January 21, 2009 and based upon and subject to the qualifications, limitations and assumptions set forth therein, the merger consideration to be offered to the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinions of each of Barclays Capital and Credit Suisse are attached to this proxy statement as Annex B and Annex C, respectively. Holders of our common stock are encouraged to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Each of Barclays Capital’s and Credit Suisse’s opinions was provided to our Board of Directors for its information in connection with its evaluation of the merger consideration from a financial point of view. These opinions do not address any other aspect of the proposed merger and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Recommendation to Interwoven Stockholders (page 32).

After careful consideration, our Board of Directors unanimously approved the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Interwoven and its stockholders. Our Board of Directors recommends that you vote “FOR” adoption of the merger agreement.

Interwoven Voting Agreements (page 33).

Concurrently with the execution of the merger agreement, Autonomy obtained voting agreements and irrevocable proxies to vote in favor of the adoption of the merger agreement from the members of our Board of Directors and from Scipio M. Carnecchia, our President, and John E. Calonico, Jr., our Chief Financial Officer. As of February 4, 2009, the record date for the special meeting, these directors and officers held less than 1% of the outstanding shares of our common stock as of February 4, 2009.

Autonomy Irrevocable Undertakings (page 33).

Concurrently with the execution of the merger agreement, Autonomy and Interwoven obtained an irrevocable undertaking from certain shareholders of Autonomy to vote in favor of the approval of the merger at an extraordinary general meeting of Autonomy’s shareholders to consider the merger. These undertakings were obtained from the members of Autonomy’s Board of Directors and Andrew M. Kanter, Chief Operating Officer of Autonomy, together holding an aggregate of 22,728,735 ordinary shares of Autonomy (representing approximately 9.6% of the outstanding ordinary shares of Autonomy as of January 22, 2009).

Merger Financing Agreements (page 55).

Concurrently with the execution of the merger agreement, Citigroup Global Markets U.K. Equity Limited (“Citi”), Deutsche Bank AG, London Branch (“Deutsche Bank”), and Morgan Stanley & Co. Limited (“Morgan Stanley”), entered into a placing agreement with Autonomy under which Autonomy has raised £222 million through the sale of its ordinary shares to institutional investors. In addition, concurrently with the execution of the merger agreement Barclays Commercial Bank, Eastern, a division of Barclays Bank PLC (“Barclays Bank”), entered into a credit facility with Autonomy in which, subject to certain conditions, Barclays Bank has committed to lend to a subsidiary of Autonomy approximately $237.5 million in cash to, among other things, fund a portion of the merger consideration. Autonomy’s obligation to complete the merger is not conditioned upon these financing transactions occurring.

Interests of Our Directors and Executive Officers in the Merger (page 33).

In considering the recommendation of our Board of Directors in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally, including the following: (i) cash severance payments to our executive officers whose employment is terminated following the merger, (ii) accelerated vesting of stock options and restricted stock units for our executive officers whose employment is terminated following the merger, (iii) accelerated vesting of stock options and restricted stock units held by our directors upon the close of the merger, (iv) continuation of health benefits coverage, and (v) continuation of certain indemnification and insurance arrangements.

Appraisal Rights (page 37 and Annex D).

Stockholders who do not wish to accept the $16.20 per share cash consideration payable in the merger may seek, under Delaware law, appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $16.20 in cash per share. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the adoption of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the adoption of the merger agreement, and (3) you must hold shares of Interwoven common stock on the date of making the demand for appraisal and continuously hold such shares through the completion of the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, if you submit a proxy that is not marked “AGAINST” or “ABSTAIN”, this proxy will be voted “FOR” the adoption of the merger agreement, and will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Material U.S. Federal Income Tax Consequences (page 40).

The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Interwoven common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Antitrust Matters (page 41).

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) prohibits us from completing the merger until we have complied with the HSR Act by furnishing certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Both Autonomy and Interwoven have filed the required notification and report forms under the HSR Act.

The Special Meeting of Interwoven Stockholders (page 10).

Purpose, Time, Date and Place.  The special meeting will be held to consider and vote upon the proposal to adopt the merger agreement and, if necessary, to vote to adjourn the special meeting and any adjourned or postponed session of the special meeting to solicit additional proxies, at 160 East Tasman Drive, San Jose, California 95134, at 10:00 a.m., local time, on March 11, 2009.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of Interwoven common stock at the close of business on February 4, 2009, the record date for the special meeting. You will have one vote at the special meeting for each share of Interwoven common stock you owned at the close of business on the record date. There are 46,533,786 shares of Interwoven common stock entitled to be voted at the special meeting.

Procedure for Voting.  To vote, you can complete, sign, date and return the enclosed proxy card or attend the special meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker, which may provide for voting by Internet or by telephone. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Required Vote.  The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Interwoven common stock at the close of business on the record date. Approval of the proposal to adjourn the special meeting and any adjourned or postponed session of the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares of Interwoven common stock that was voted on the proposal at the special meeting.

The Merger Agreement (page 43 and Annex A).

Limitation on Considering Other Takeover Proposals.  We have agreed not to solicit, initiate or knowingly encourage or facilitate a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under specified circumstances set forth in the merger agreement.

Conditions to the Merger.  The obligations of both Autonomy and Interwoven to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement.  Autonomy and Interwoven can terminate the merger agreement under specified circumstances set forth in the merger agreement.

Termination Fees.  The merger agreement requires us to pay Autonomy a termination fee in the amount of $25 million if the merger agreement is terminated under certain circumstances, including certain circumstances in connection with an alternative takeover proposal, and a termination fee in the amount of $7 million if the merger agreement is terminated because the stockholders of Interwoven did not adopt the merger agreement at the special meeting or at any adjournment or postponement thereof (which is credited against the $25 million fee if that is also payable). The merger agreement requires Autonomy to pay us a termination fee in the amount of $25 million if the merger agreement is terminated under certain circumstances described in the merger agreement, including certain circumstances relating to the financing of the merger consideration or because the Autonomy shareholders do not approve the merger.

Legal Proceedings Regarding the Merger (page 42).

On January 26, 2009, a putative class action lawsuit was filed in the Court of Chancery of the State of Delaware against us and our directors. On February 5, 2009, a substantially similar putative class action lawsuit was filed in the Court of Chancery of the State of Delaware against us, our directors, Autonomy and Merger Sub. The complaints generally allege that, in connection with approving the merger and describing the merger process in the preliminary proxy statement, our directors breached their fiduciary duties owed to Interwoven stockholders. The complaints seek, among other things, a declaration that the merger agreement was entered into in violation of the directors’ fiduciary duties and an injunction precluding consummation of the merger. Based on our review of the complaints, we believe that the claims are without merit and intend to vigorously defend against them. However, there can be no assurances that we will be successful in such defense.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What will happen to Interwoven as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of Autonomy.

Q:	What will happen to my shares of Interwoven common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Interwoven common stock will automatically be canceled and will be converted into the right to receive $16.20 in cash, without interest and subject to any applicable withholding taxes, assuming the stockholder has not properly exercised appraisal rights under applicable Delaware law.

Q:	Will I own any shares of Interwoven common stock or Autonomy ordinary shares after the merger?

A:	No. You will be paid cash for your shares of Interwoven common stock. Our stockholders will not receive (or have the option to receive) any Autonomy ordinary shares in exchange for their shares instead of cash.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the total amount of cash you receive in the merger for your shares of Interwoven common stock and your aggregate adjusted tax basis in those shares. This gain or loss will be long-term capital gain or loss if you have held your shares of Interwoven common stock as a capital asset for more than one year as of the date of the completion of the merger. You should read the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 40 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	Does our Board of Directors recommend adoption of the merger agreement?

A:	Yes. Our Board of Directors recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our Board of Directors considered many factors in deciding to recommend the adoption of the merger agreement. These factors are described below in this proxy statement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, stockholders of record at the close of business on February 4, 2009 holding a majority of the outstanding shares of Interwoven common stock must vote “FOR” the adoption of the merger agreement. There are 46,533,786 shares of Interwoven common stock entitled to be voted at the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker, which may provide for voting by Internet or by telephone.

Q:	What happens if I do not return a proxy card or otherwise appoint a proxy or provide voting instructions?

A:	The failure to return your proxy card or provide your broker with voting instructions, if your shares are held in “street name,” will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card, to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Interwoven common stock for the merger consideration of $16.20 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Interwoven common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and anticipate that the closing of the merger will occur within four business days of the special meeting. However, to complete the merger, in addition to obtaining stockholder approval, all closing conditions must be satisfied or waived and we cannot assure you that all conditions to the merger will be satisfied or waived, or if satisfied or waived, as to the date by which they will be satisfied or waived.

Q:	When will I receive the cash consideration for my shares of Interwoven common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Whom should I call if I have questions or want additional copies of documents?

A:	If you have any questions about the merger or this proxy statement or, if you would like additional copies of this proxy statement, or the proxy card you should call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the sections entitled “Summary Term Sheet,” “The Merger,” “The Merger — Opinions of Interwoven’s Financial Advisors” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. Factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this proxy statement include, among other things:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Autonomy a termination fee of up to $25 million;

•	the effect of the announcement of the merger on our customer and employee relationships, operating results and business generally, including risks we may experience a decline in sales and regarding employee retention;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	actual and potential litigation challenging the merger.

While it is not possible to identify all factors, Interwoven faces many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks described in the documents filed by Interwoven with the Securities and Exchange Commission. See the section of this proxy statement entitled “Where You Can Find More Information.”

The forward-looking statements made in this filing represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to update such statements in this proxy statement under any circumstances, except as otherwise required by law. You should review any additional disclosures made by Interwoven in its Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

THE COMPANIES

Interwoven, Inc.

Interwoven is a provider of content management software solutions. Our software and services enable organizations to leverage content to drive business growth by improving online business performance, increasing collaboration and streamlining business processes both internally and externally. Since our inception, over 4,700 enterprise and professional services organizations in 70 countries worldwide, including the customers we acquired through acquisitions, have chosen our solutions.

We are incorporated under the laws of the state of Delaware. Our executive offices are located at 160 East Tasman Drive, San Jose, California 95134. Our telephone number is (408) 774-2000. Our common stock is listed on The NASDAQ Global Select Market under the symbol “IWOV.”

Autonomy Corporation plc

Autonomy is a global leader in infrastructure software, principally providing software for automating the management, processing and delivery of unstructured information by virtue of extracting its meaning from and to sources across the internet, the extended enterprise and other digital domains. Autonomy remains committed to its core vision to be the standard platform for automating the management, processing and delivery of all forms of unstructured information. An historically important portion of that market, and an entry into many sales opportunities, includes the need to manage the workflow of content in corporate repositories and on websites.

Autonomy is a company formed under the laws of England and Wales. Autonomy’s executive offices are located at Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, United Kingdom. Autonomy’s phone number is (011-44) 1223 448 000.

Milan Acquisition Corp.

Milan Acquisition Corp. is a wholly-owned subsidiary of Autonomy and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the state of Delaware. Merger Sub’s executive offices are located at Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, United Kingdom. Merger Sub’s telephone number is (011-44) 1223 448 000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our Board of Directors for use at the special meeting.

Date, Time and Place

The special meeting will be held at 160 East Tasman Drive, San Jose, California 95134, at 10:00 a.m., local time, on March 11, 2009.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on February 4, 2009, to consider and vote on the following proposals:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2009, among Autonomy Corporation plc, Milan Acquisition Corp., a wholly-owned subsidiary of Autonomy, and Interwoven; and

2. To vote to adjourn the special meeting and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

No other business will be considered at the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date and Stock Entitled to Vote

Our Board of Directors has fixed the close of business on February 4, 2009 as the record date for determination of Interwoven stockholders entitled to notice of and to vote at the special meeting. Only holders of record of Interwoven common stock on that date are entitled to notice of and to vote at the special meeting. Each share of Interwoven common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting. At the close of business on the record date, 46,533,786 shares of Interwoven common stock were issued and outstanding and such shares were held by approximately 349 holders of record. As of the record date, the directors and executive officers of our common stock and their affiliates held 221,551 outstanding shares of Interwoven common stock.

Vote Required

A majority of the outstanding shares of our common stock entitled to vote at the special meeting must be voted in favor of the proposal to adopt the merger agreement for the proposal to pass. A majority of the shares of our common stock cast at the special meeting (a quorum being present) must be voted in favor of the adjournment proposal for the proposal to pass. The inspector of elections appointed for the Interwoven special meeting will tabulate the votes.

Voting of Proxies and Voting over the Internet or by Telephone

The proxy card or voter instruction card accompanying this proxy statement is solicited on behalf of our Board of Directors for use at the special meeting.

General.  All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. To vote, please complete, sign, date and return the enclosed proxy card or, if available, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Abstentions.  Interwoven will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Abstentions on the proposal to adopt the merger agreement will be treated as a vote “AGAINST” this proposal for purposes of determining whether it has been approved, and thus will affect the outcome. However, abstentions on the adjournment proposal will be treated as neither a vote “FOR” nor a vote “AGAINST” this proposal for purposes of determining whether it has been approved, and thus will not affect the outcome.

Broker non-votes.  Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” If your shares are held by a broker, your broker will not be able to vote your shares for you on the issuance proposal without instructions from you on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Failure to instruct your broker how to vote on the proposal to adopt the merger agreement will be treated as a vote “AGAINST” this proposal for purposes of determining whether the proposal has been approved, and thus will have an effect on the outcome. Failure to instruct your broker on how to vote on the adjournment proposal will be treated as neither a vote “FOR” nor a vote “AGAINST” this proposal for purposes of determining whether the proposal has been approved, and thus will have no effect on the outcome.

Voting shares in person that are held through brokers.  If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your Interwoven common stock a properly executed legal proxy identifying you as an Interwoven stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

Voting over the Internet or by telephone.  Most beneficial owners whose stock is held in “street name” receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program you may authorize a proxy to vote those shares over the Internet at Broadridge Financial Solutions, Inc.’s website at www.proxyvote.com or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

Quorum and Abstentions

In order to conduct business at the special meeting, a quorum must be present. Interwoven’s bylaws provide that a quorum at the special meeting will be the holders of a majority of the stock outstanding on the record date for the meeting. Interwoven will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

Interwoven will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. However, abstentions on the adjournment proposal will have no effect on the outcome of the vote on that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the special meeting by:

•	filing with our Secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person.

Your attendance at the special meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have retained the services of a paid solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, to solicit proxies, and will pay a fee of $12,500 plus expenses for such services.

You should not send your stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of Interwoven common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

PROPOSAL 1 — THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We encourage you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

On August 28, 2008, at the request of Anthony Bettencourt, the Chief Executive Officer of Zantaz, an Autonomy subsidiary, Joseph Cowan, our Chief Executive Officer, met with Sushovan Hussain, the Chief Financial Officer of Autonomy, and Mr. Bettencourt, to discuss ways in which Interwoven and Autonomy might work together, and during that discussion, Mr. Hussain indicated that Autonomy was interested in exploring a potential acquisition of Interwoven. Mr. Cowan informed Mr. Hussain that Interwoven was not pursuing a sale of the company but was willing to engage in discussions with Autonomy. On August 29, 2008, Interwoven and Autonomy entered into a mutual non-disclosure agreement, and Mr. Cowan, Scipio (“Max”) Carnecchia, our President, John Calonico, our Chief Financial Officer, Brian Andersen, our Vice President of Corporate Development, and Rafiq Mohammadi, our Senior Vice President and Chief Technology Officer, met with Mr. Hussain and Mr. Bettencourt. During this meeting, the parties each presented an overview of their respective businesses and exchanged high-level information regarding the two companies. On September 1, 2008, Mr. Cowan and Mr. Hussain spoke and further discussed the possibility of an acquisition, and potential valuations for Interwoven.

The parties continued to meet and exchange information on September 2, 2008. After these discussions, Mr. Hussain indicated that Autonomy anticipated that it would make a proposal for a potential acquisition of Interwoven. On September 4, 2008, Autonomy delivered a non-binding letter to Interwoven indicating its interest in pursuing a business combination in which it would acquire all of our outstanding common stock for cash at a premium of 25% to 30% above our seven-day average closing price over, up to a maximum of $20.00 per share. Our seven day average closing price on September 3, 2008 was $14.46. In that letter, Autonomy indicated that it expected the financing of the transaction to be funded with an equity and debt financing, and that it did not expect the transaction to be subject to any financing contingency. In addition, in that letter, it requested that Interwoven enter into an agreement providing for a 30-day period of exclusivity.

On September 5, 2008, our Board of Directors met, together with Mr. Calonico, Mr. Andersen and representatives of Fenwick & West LLP, our outside legal counsel, to discuss the Autonomy proposal and the meetings with Autonomy, and to discuss the retention of Lehman Brothers Inc. (“Lehman Brothers”) as financial advisor. At this meeting, our Board of Directors also discussed the process for discussions with Autonomy, the potential advantages and risks of proceeding with discussions with Autonomy, including the effect of those discussions on other strategic initiatives under consideration by us. Representatives of Fenwick & West reviewed the Board’s fiduciary duties with respect to considering a potential change in control transaction. Our Board of Directors then authorized the retention of Lehman Brothers as our financial advisor, and requested that its representatives prepare a financial analysis of Interwoven and a financial analysis of Autonomy’s proposal. In addition, our Board of Directors discussed Autonomy’s request for an exclusivity agreement under which Interwoven would agree not to negotiate with, or solicit proposals from, third parties for a period of 30 days, and determined that such an agreement would not be appropriate at this time. Following this meeting, on September 6, 2008, Mr. Cowan discussed Autonomy’s proposal with Mr. Hussain.

On September 7, 2008, our Board of Directors held a meeting, together with Mr. Calonico, Mr. Andersen, representatives of Lehman Brothers and Fenwick & West. At that meeting, Mr. Cowan described recent discussions with Autonomy. Representatives of Lehman Brothers then reviewed a preliminary analysis of the proposed acquisition valuation and of Interwoven on a stand-alone basis. The Board discussed with management and our advisors the process by which we might explore and evaluate a sale of the company, as well as our prospects and risks as an independent company, and other alternative transactions, including acquisitions by us of other companies, and opportunities for Interwoven to be acquired by a company other than Autonomy. Our Board of Directors and financial advisors discussed other parties that might be interested in a potential acquisition of

Interwoven, and the manner in which they should be contacted to assess their interest. At the conclusion of this discussion, our Board of Directors directed Mr. Cowan to have further discussions with Autonomy to seek to clarify the terms of the proposed transaction, including the price that Autonomy might pay, and the source and certainty of Autonomy’s funds to effect a potential transaction, and to work with Lehman Brothers to determine the identity of other parties that might be interested in, and capable of, acquiring Interwoven.

On September 8, 2008, Mr. Cowan again spoke with Mr. Hussain and discussed valuation. During this discussion, Mr. Cowan requested that Autonomy propose a specific price per share. On September 9, 2008, Mr. Hussain reiterated the proposed premium of 25% to 30% set forth in the September 4 letter. In addition, Mr. Cowan advised Mr. Hussain that Interwoven was not willing to enter into an exclusivity agreement.

Later on September 9, 2008, our Board of Directors held a meeting, together with members of senior management and representatives of Lehman Brothers and Fenwick & West, at which the Board discussed the current status of discussions with Autonomy, and authorized Interwoven to continue discussions with Autonomy. In addition, the Board discussed the process by which we might contact other parties to determine their potential interest in an acquisition of Interwoven, including the potential benefits and risks of that process and the identity of the other companies to be contacted. Following this discussion, our Board authorized Lehman Brothers and Mr. Cowan to contact those companies to determine whether any of them were interested in potentially pursuing a transaction with Interwoven.

On September 10, 2008, at the direction of our Board of Directors, Mr. Cowan and representatives of Lehman Brothers contacted representatives of five large enterprise software and technology companies that the Board, after consultation with Lehman Brothers, deemed likely to be interested in an acquisition of Interwoven to determine whether they would be interested in pursuing a strategic transaction. Between September 10 and September 19, 2008, Lehman Brothers and Mr. Cowan had discussions with representatives of each of these companies, none of which indicated that they were interested in pursuing a transaction with Interwoven at that time.

On September 10, 2008, Mr. Calonico and Mr. Andersen met with Mr. Hussain and Mr. Bettencourt to discuss the process by which a potential transaction could be evaluated and, on September 11, Autonomy delivered a revised non-binding indication of interest to Interwoven stating that it would expect to offer $19.00 to $20.00 cash per share, and when over $19 with a premium not exceeding 30%. In that letter, Autonomy again requested that Interwoven enter into an agreement providing for a 30-day period of exclusivity.

On September 11, 2008, our Board of Directors held a meeting, together with members of senior management and representatives of Lehman Brothers and Fenwick & West, at which the Board discussed Autonomy’s proposal, Autonomy’s request for exclusivity, and Autonomy’s plans for the financing of the proposed transaction, as well as the status of communications with other potential parties. In addition, the Board discussed our anticipated financial results for the quarter ending September 30, 2008. Representatives of Fenwick & West discussed the Board’s fiduciary duties and the process for discussions with Autonomy. The Board authorized management to continue the discussions with Autonomy, but determined not to agree to exclusivity at this time.

On September 15, 2008, Mr. Cowan had multiple calls with Mr. Hussain, in which Mr. Hussain indicated that Autonomy was unwilling to proceed without an exclusivity agreement, due to the substantial costs associated with the due diligence process. Mr. Cowan advised Mr. Hussain that we were not prepared to enter into an exclusivity agreement at that time. Mr. Hussain and Mr. Cowan then agreed that, while Interwoven would not at that time enter into an agreement to negotiate exclusively with Autonomy, Interwoven would agree to reimburse Autonomy’s transaction expenses (not to exceed $250,000) if Interwoven entered into a definitive agreement with another party.

On September 15, 2008, Lehman Brothers, our financial advisor, publicly announced that it intended to file a petition under Chapter 11 of the United States Bankruptcy Code.

On September 16, 2008, Interwoven and Autonomy executed a revised non-disclosure agreement proposed by Interwoven. On September 16, 17 and 18, 2008, representatives of Interwoven and Autonomy met to conduct further due diligence and, in particular, to discuss our products and technology, and continued to discuss the process for negotiation of a transaction. During these discussions, Autonomy continued to request that Interwoven enter into an exclusivity agreement with Autonomy. On September 17, 2008, we provided Autonomy with access to an online data room in which we provided additional due diligence materials.

On the evening of September 18, 2008, Interwoven executed an agreement to reimburse Autonomy’s transaction expenses (not to exceed $250,000) if Interwoven entered into a definitive acquisition agreement with another party. Autonomy reiterated its request that Interwoven agree to negotiate exclusively with Autonomy. Mr. Cowan advised Autonomy that our Board would be meeting on September 19 and would discuss this request, but that it would not consider this request if it had not received a draft of a definitive merger agreement from Autonomy. On September 19, 2008, Morgan, Lewis & Bockius LLP, Autonomy’s legal counsel, provided us with a proposed draft of a merger agreement and a proposed draft of an exclusivity agreement.

On September 19, 2008, our Board of Directors held a meeting together with Mr. Calonico, Mr. Andersen and representatives of Lehman Brothers and Fenwick & West, at which the Board reviewed the status of discussions with Autonomy and the anticipated plans and schedule for further negotiations and due diligence, as well as the results of the communications with other potential parties. Representatives of Fenwick & West described the terms contained in the draft merger agreement that had been provided by Autonomy. Management and counsel reported that, based on discussions with representatives of Autonomy, Autonomy appeared prepared to proceed with negotiating a definitive acquisition agreement and carrying out further due diligence, but only on an exclusive basis, and that Autonomy had expressed concerns about the effect any delay in entering into an exclusivity agreement and commencing negotiations on the merger agreement might have on its interest in proceeding with a potential transaction with us. Our Board of Directors discussed the fact that none of the other companies contacted by Mr. Cowan and representatives of Lehman Brothers had indicated that they were interested in pursuing a transaction with us, and discussed the possibility that delaying negotiations with Autonomy in order to pursue further alternatives might jeopardize any possible transaction with Autonomy. In addition, the Board discussed possible alternative strategic transactions, including potential material acquisitions by Interwoven of two other companies, the significant risks associated with completing these acquisitions and integrating the acquired companies with Interwoven. The Board also discussed risks relating to the emerging financial crisis and the resulting uncertainties in global capital markets. Following this discussion, the Board authorized the execution of an exclusivity agreement with Autonomy through September 30, 2008 (and providing for extension by mutual agreement of the parties). In addition, the Board discussed the recent developments involving Lehman Brothers, and that it was anticipated that Barclays Capital would acquire certain assets of Lehman Brothers, including its North American investment banking franchise. The Board noted that it was anticipated that Barclays Bank, an affiliate of Barclays Capital, would be providing debt financing for Autonomy, and accordingly the Board authorized our management to engage Credit Suisse to provide a separate opinion as to the fairness, from a financial point of view, of the consideration to be paid to our stockholders in any transaction with Autonomy.

On September 20 and 21, 2008, representatives of Interwoven and Autonomy discussed various issues relating to the draft exclusivity agreement and merger agreement. On September 21, 2008, Interwoven executed the exclusivity agreement in which it agreed that it would refrain from engaging in discussions with any other parties until September 30, 2008, and which superseded and terminated the prior agreement for expense reimbursement. From September 21 through October 10, 2008, representatives of Autonomy and Interwoven continued to negotiate the draft merger agreement, and Autonomy continued its due diligence review, and on September 24 and 25, 2008, representatives of Interwoven and Autonomy met to discuss Interwoven’s business, and aspects of the potential integration of that business with Autonomy’s business.

On September 25, 2008, we engaged Credit Suisse to provide an opinion as to the fairness, from a financial point of view, of the consideration to be paid to our stockholders in any transaction with Autonomy.

On October 1, 2008, the Interwoven Board of Directors held a meeting, at which the Board reviewed the status of discussions with Autonomy, and Autonomy’s plans with respect to the financing of the proposed merger. Representatives of Fenwick & West described the current state of the negotiations on the draft merger agreement and representatives of Fenwick & West and Barclays Capital also discussed Autonomy’s plans for financing the proposed transaction. Following this discussion, the Board authorized the extension of the exclusivity period with Autonomy.

On September 22, 2008, certain assets of Lehman Brothers, including its North American investment banking franchise, were acquired by Barclays Capital. As a result, the individuals from Lehman Brothers who had been advising us were subsequently hired by Barclays Capital.

On October 2, 2008, we entered into a letter agreement with Barclays Capital, pursuant to which Barclays Capital was engaged to provide financial advisory services in connection with a potential sale of Interwoven and, if requested by the Board of Directors, to provide an opinion as to the fairness, from a financial point of view, of the consideration to be offered to our stockholders in any such sale transaction.

On October 3, 2008, Mr. Calonico, Mr. Andersen, Andrew Kanter, Autonomy’s Chief Operating Officer, and the parties’ respective counsel participated in a negotiation of the merger agreement.

Between September 11, 2008, the date of Autonomy’s revised indication of interest, and October 8, 2008, our closing stock price decreased approximately 20%, from $13.86 to $11.15. In addition, during the same period, Autonomy’s stock price declined approximately 30%, from 1040 pence to 730 pence, substantially increasing the number of shares of its stock that it would need to sell to finance a transaction through an equity offering. Further, global financial markets experienced significant deterioration and volatility during this period, increasing the difficulty in agreeing upon a valuation of our company and the difficulty to Autonomy of financing the proposed transaction. Accordingly, Michael Lynch, Chief Executive Officer of Autonomy, had a discussion with Mr. Cowan on October 8, 2008 in which he advised Mr. Cowan that he did not believe that a transaction would be approved by Autonomy’s shareholders or could be financed at the prices previously proposed given current market conditions.

Between October 8, 2008 and October 13, 2008, Mr. Cowan had several discussions with Mr. Lynch and Mr. Hussain to discuss the continuing market volatility and the interest of Autonomy in acquiring us. Mr. Lynch expressed continued interest in pursuing a transaction, but stated that Autonomy could now only pay a price per share in the range of $15.00 to $16.00 due to changes in the stock prices of the two companies and Autonomy’s requirement that the premium not exceed 30%. On October 13, 2008, Mr. Hussain sent an email to Mr. Calonico and Mr. Cowan indicating that Autonomy’s stock price had just increased and that this increase, if sustained, could enable Autonomy to offer a price of $16.00 per share. The exclusivity agreement between Interwoven and Autonomy was not extended on its expiration on October 13, 2008, and active negotiations by our counsel on the proposed merger agreement were terminated.

On October 16, 2008, our Board of Directors held a meeting, together with Mr. Calonico, Mr. Carnecchia, Mr. Andersen and representatives of Fenwick & West. At this meeting, the Board and management reviewed third quarter results, their expectations for the fourth quarter, and market conditions in our industry. Mr. Cowan then reported on the status of discussions with Autonomy. The Board then discussed various strategic initiatives for us as an independent company, including the acquisition of another company.

Between October 9, 2008 and October 16, 2008, our stock price increased from $10.49 to $13.27. On October 17, 2008, Mr. Lynch and Mr. Cowan had a discussion in which they discussed transaction valuation, and in which Mr. Lynch reiterated that Autonomy could not offer more than a 30% premium to our then-current stock price. On October 20, 2008, Mr. Lynch had a further discussion with Mr. Cowan in which he indicated that based on the current prices of the two companies’ shares, a price in the range of $17.00 to 17.50 per share could be possible. On October 22, 2008, our Board of Directors held a meeting, together with representatives of Barclays Capital and Fenwick & West, at which the Board reviewed this new proposal, the outlook for our business as an independent company, the risks of remaining independent (including risks resulting from continued weakened global market conditions) and the risks of proceeding with discussions with Autonomy, and the strategic rationale for the proposed transaction. Representatives of Barclays Capital then discussed this revised proposal, and reviewed an analysis of the proposed valuation and of Interwoven on a stand-alone basis. The Board also discussed certain issues with respect to the draft merger agreement. Among other things, the Board discussed the requirement of the London Stock Exchange that the shareholders of Autonomy approve the merger, and discussed the risk to us of a failure by Autonomy’s shareholders to vote in favor of the merger. Our Board of Directors directed management to continue discussions with Autonomy regarding valuation, and to seek to obtain an agreement by Autonomy to pay a break-up fee to Interwoven in the event that the merger agreement was terminated as a result of the failure by Autonomy’s shareholders to vote in favor of the merger.

Mr. Cowan and Mr. Lynch continued to communicate regarding our valuation from October 22, 2008 through October 25, 2008. From October 20, 2008 to October 27, 2008, our stock price decreased from $13.17 to $11.42. Because of the high volatility in our and Autonomy’s trading prices and uncertainty as to Autonomy’s ability to finance the proposed transaction in view of adverse conditions in equity capital markets and credit markets, active negotiations were terminated.

On November 25, 2008, Mr. Lynch sent Mr. Cowan an email indicating that Autonomy continued to be interested in a transaction.

On December 1, 2008, Mr. Lynch had a discussion with Mr. Cowan in which Mr. Lynch proposed a transaction at a premium of approximately 30% to our then-current stock price, representing a price of approximately $16.50.

On December 2, 2008, our Board of Directors met, together with members of senior management and representatives of Fenwick & West. At this meeting, the Board and management reviewed our expectations for the fourth quarter of 2008, our initial expectations for 2009, market conditions and trends in our industry (including continued weakened global market conditions) and our business strategy. The Board, management and our advisors then discussed the new offer, the status of negotiations when discussions terminated in October, the risks involved in our business and strategic plan, and our potential value as an independent company. Following this discussion, our Board of Directors authorized us to resume discussions with Autonomy, and directed Mr. Cowan to indicate to Autonomy that we would require that a definitive acquisition agreement must provide for payment of a break-up fee to Autonomy in the event that the merger agreement was terminated as a result of the failure by Autonomy’s shareholders to vote in favor of the merger. Mr. Cowan communicated this to Mr. Lynch on December 6, 2008. However, between November 28, 2008 (the trading day preceding the December 1 proposal) and December 5, 2008, our closing stock price decreased approximately 19%, from $13.01 to $10.52, and, as a result, on December 6, 2008, Mr. Lynch advised Mr. Cowan that any transaction would need to place a lower value on our stock than previously indicated. As a result, the parties suspended discussions pending further market developments.

On December 23, 2008, Mr. Cowan received a call from Mr. Hussain indicating a desire to reengage in discussions. Mr. Cowan instructed Mr. Hussain to indicate any interest in writing and advised him that he would take the information to the Board for consideration. On December 26, 2008, Autonomy delivered a non-binding indication of interest to Mr. Cowan proposing a transaction at $16.00 per share, which Autonomy noted represented a 38% premium to our average closing price over the 30 and 60 day periods ending December 23, 2008 and a 41% premium to our $11.31 closing price on December 23, 2008. Autonomy also reiterated that their proposal was not subject to any financing contingency, and requested a new 30-day exclusivity period.

On December 29, 2008, our Board of Directors held a meeting with its financial and legal advisors to discuss this proposal. At this meeting, representatives of Barclays Capital reviewed updated financial analyses and representatives of Fenwick & West discussed with the Board the status of the transaction terms, and the Board authorized Bob L. Corey, the chairman of our Board of Directors, and Mr. Cowan to resume discussions with Autonomy.

On December 30, 2008, Mr. Cowan, Mr. Corey, Mr. Lynch, Mr. Hussain and Mr. Kanter had further discussions regarding transaction price. Later on December 30, 2008, our Board of Directors held a meeting to review the status of the discussions with Autonomy.

On December 31, 2008, in a discussion among Mr. Corey, Mr. Cowan and Mr. Lynch, Autonomy proposed an increase in the price to $16.20 per share. During this call, Mr. Corey outlined conditions required by Interwoven to continue this process. Among other things, Mr. Corey indicated that the sources of the funding for the proposed acquisiton had to be certain and in place, and he indicated a timetable for completion of negotiations and due diligence. Our Board of Directors met on December 31, 2008 and discussed the new proposal, as well as current and anticipated conditions in our business. Following discussion, our Board of Directors authorized us to proceed with discussions with Autonomy, and directed that certain of the other companies which we had contacted in September be again contacted to determine whether they now had any interest in discussing a possible acquisition of Interwoven.

Between January 1 and January 5, 2009, Interwoven and Autonomy continued to negotiate the terms of the definitive merger agreement, and Autonomy conducted further due diligence. In addition, during this period, representatives of Barclays Capital contacted certain of the other companies previously contacted by representatives of Lehman Brothers, each of which indicated that they were not interested in proceeding with acquisition discussions with us. Autonomy also provided us with a draft of a credit agreement which would provide a portion of the funds for the proposed transaction, and requested that we enter into a new exclusivity agreement with Autonomy in order to enable further discussions to proceed.

On January 5, 2009, our Board of Directors met, together with Mr. Andersen and representatives of Fenwick & West. At this meeting, the Board discussed our fourth quarter results and expectations for the first quarter of 2009 and weakening global market conditions, the discussions that had been conducted with Autonomy, and the results of communications with other companies. The Board also discussed a potential material acquisition by Interwoven that had been under discussion, including the results of our due diligence review of the target company. In addition, the Board discussed Autonomy’s request for a new exclusivity agreement. Following this discussion, the Board authorized the execution of an exclusivity agreement with Autonomy through January 7, 2009 (and providing for extension by mutual agreement of the parties).

Between January 5 and January 20, 2009, Interwoven and Autonomy continued to negotiate the terms of the definitive merger agreement and of the voting agreements and irrevocable undertakings to be signed by the directors and certain executive officers of the two companies, and Autonomy conducted further due diligence, including a detailed review of our fourth quarter results of operations and sales pipeline. Autonomy also provided us with a draft of the documents in connection with its proposed equity financing, which would provide a portion of the funds for the proposed transaction.

On January 7, 2009, Mr. Lynch informed Mr. Cowan that the results of Autonomy’s due diligence to date were satisfactory and that Autonomy was interested in completing due diligence, including reviewing our 2008 consolidated financial statements. Later on January 7, 2009, our Board of Directors met, together with Mr. Calonico, Mr. Andersen and representatives of Fenwick & West, and discussed the status of negotiations of definitive agreements and of the due diligence process.

On January 15, 2009, our Board of Directors met, together with Mr. Carnecchia, Mr. Calonico, Mr. Andersen and representatives of Barclays Capital, Credit Suisse and Fenwick & West. At this meeting, representatives of Fenwick & West reviewed the terms of the proposed merger agreement and Autonomy’s financing agreements. The Board discussed the progress that had been made in negotiations with Autonomy and the terms of the agreements to be signed by Autonomy in connection with its proposed debt and equity financings. Barclays Capital and Credit Suisse each reviewed with our Board of Directors their respective financial analyses with respect to the proposed merger. Our Board of Directors also reviewed with management, and discussed, weakening business conditions in 2009 and our outlook, as well as the continuing deterioration in global financial markets. The Board of Directors authorized management to continue to work toward completion of diligence and the finalization of a definitive acquisition agreement with Autonomy.

Between January 15 and January 20, 2009, Autonomy completed its due diligence, including with respect to our 2008 consolidated financial statements, we reviewed and provided input on Autonomy’s debt and equity financing documents, and we and Autonomy completed the negotiation of the draft merger agreement.

On the morning of January 21, 2009, our Board of Directors met, together with members of our senior management and representatives of Barclays Capital, Credit Suisse and Fenwick & West. At this meeting, the Board first received an update on the status of negotiations with Autonomy from our management and representatives of Fenwick & West and Barclays Capital. Representatives of Fenwick & West discussed with the Board the proposed merger agreement, copies of which had been previously distributed to our Directors. Representatives of Barclays Capital and Credit Suisse then each separately provided the Board with updated financial analyses, and informed the Board of Directors that there had been no material change to the factors presented in their respective financial reviews of the proposed transaction on January 15, 2009 (other than as a result of changes in trading prices of our stock and the stock of other companies described in their analyses). The Board also discussed the terms of the agreements to be entered into by Autonomy for its debt and equity financing. At the conclusion of their respective presentations, each of Barclays Capital and Credit Suisse provided the Board of Directors with its oral opinion (subsequently confirmed in writing) that, as of January 21, 2009 and based upon and subject to various qualifications, considerations, assumptions and limitations set forth in their respective written opinions, the consideration to be offered to the holders of our common stock in the merger was fair, from a financial point of view, to such stockholders. Such opinions are attached to this proxy statement as Annex B and Annex C, respectively. Following those presentations, the Board of Directors unanimously determined that the merger and the merger agreement were advisable, fair to and in the best interests of our stockholders, approved the merger agreement and the merger, and recommended that our stockholders vote to adopt the merger agreement.

The merger agreement and related documents were subsequently finalized, executed and delivered by Interwoven and Autonomy in the evening of January 21, 2009 (the morning of January 22, 2009 in London), concurrently with the execution by Autonomy of definitive agreements for its equity and debt financings. Before the opening of the market in London on January 22, 2009, the parties announced the execution of the merger agreement.

Reasons for the Merger

In the course of reaching its decision to approve the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, the Board of Directors consulted with our senior management, financial advisors and legal counsel, and considered a number of potentially positive factors in its deliberations concerning the merger, including the following:

•	the belief that in order to maximize value for our stockholders, we would need to either successfully implement an aggressive growth and acquisition strategy or be acquired, and the significant business, market, organizational, management and execution risks associated with an aggressive growth and acquisition strategy;

•	current and projected challenging economic and market conditions, including the significant risks and uncertainties that these challenging conditions presented for our company, and the fact that these challenging conditions substantially increased the difficulty of planning for our future business;

•	in view of current economic and market conditions, the substantial uncertainty regarding our 2009 financial results, including in relation to current analyst and investor expectations;

•	the fact that, having solicited indications of interest from those companies we believed might be interested in and capable of proceeding with an acquisition of Interwoven, none of such companies indicated that they had interest in proceeding with such a transaction;

•	the fact that the merger consideration of $16.20 per share was a 44% premium to the closing trading price of our common stock of $11.22 on January 20, 2009, the day prior to the day the Board of Directors approved the merger agreement, a 29% premium to the average closing price of our common stock of $12.56 for the ten trading days ended January 20, 2009, and a 37% premium to the average closing price of our common stock of $11.80 for the 30 trading days ended January 20, 2009;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the likelihood that the merger would be consummated, the absence of a financing condition in the merger agreement, and the fact that the placing agreement pursuant to which Citi, Deutsche Bank and Morgan Stanley are committed to conduct and underwrite an equity placement of Autonomy’s ordinary shares, and the credit facility pursuant to which Barclays Bank is committed to extend credit to Autonomy, in each case in order to fund the consideration to be paid in the merger, would be entered into contemporaneously with the merger agreement;

•	the financial analyses of Credit Suisse presented to the Board of Directors on January 21, 2009, and the opinion of Credit Suisse delivered to the Board of Directors that, as of January 21, 2009, based upon and subject to the various qualifications, considerations, assumptions and limitations set forth in their opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion is attached to this proxy statement as Annex C, which stockholders are urged to read in its entirety);

•	the financial analyses of Barclays Capital presented to the Board of Directors on January 21, 2009, and the opinion of Barclays Capital delivered to the Board of Directors that, as of January 21, 2009, based upon and subject to the various qualifications, limitations and assumptions set forth therein, the merger consideration to be offered to the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (the full text of the written opinion setting forth the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken in connection with the opinion is attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

•	the fact that our Board of Directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to authorize our management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our Board of Directors (or any committee thereof) determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement, subject to specified conditions;

•	the fact that our Board of Directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $25 million termination fee to Autonomy;

•	the fact that holders of approximately 9.6% of Autonomy’s outstanding shares had agreed to vote the shares held by them in favor of the merger;

•	that if Autonomy’s shareholders vote against approval of the merger, or if Autonomy is unable to secure funding sufficient to consummate the merger, Autonomy will be required to pay us a termination fee of $25 million; and

•	the fact that the merger would be subject to the approval of our stockholders.

The Board of Directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that we would no longer exist as an independent company following the completion of the merger, and our stockholders would no longer participate in our growth or from any future increase in the value of Interwoven or from any synergies that may be created by the merger;

•	that, under the terms of the merger agreement, we would be prohibited from soliciting other acquisition proposals and we would be required to pay to Autonomy a termination fee of $25 million in cash if the merger agreement were terminated under certain circumstances specified in the merger agreement, including if we exercised our right to terminate the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that otherwise could be more advantageous to our stockholders;

•	the fact that any gains from the exchange of our shares for cash in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that if the closing of the merger occurs before April 22, 2009, then the closing is conditioned on our having a specified minimum amount of cash, marketable securities and other eligible investments;

•	that under the terms of the merger agreement, we agreed that we would carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we would not take a number of actions related to the conduct of our business without the prior consent of Autonomy (such consent to certain of which cannot be unreasonably withheld or delayed);

•	the fact that the merger would require the approval of Autonomy’s shareholders;

•	that if our stockholders voted against adoption of the merger agreement with Autonomy, we would be required to pay a fee of $7 million to Autonomy;

•	that if the merger does not close, we would have foregone opportunities to pursue the growth of our company, our officers and other employees would have expended extensive efforts attempting to complete the transaction and would have experienced significant distractions from their work during the pendency of the transaction and we would have incurred substantial transaction costs in connection with the transaction and such costs would harm our operating results; and

•	that if the merger does not close, our business may be adversely affected by the announcement of the pending merger, as our customers may reduce their business with us pending the closing of the merger.

Our Board of Directors also considered the interests of our directors and executive officers in the merger which existed as of the time of the Board of Directors’ determination and recommendation, which are described herein under the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors.

After its consideration of the preceding factors and deliberations, our Board of Directors unanimously determined that the merger and the merger agreement were advisable, fair to and in the best interests of, our stockholders, approved the merger agreement and the merger, and recommended that our stockholders vote to adopt the merger agreement.

Opinions of Interwoven’s Financial Advisors

Barclays Capital Inc.

Interwoven engaged Barclays Capital to act as its financial advisor with respect to a possible sale of Interwoven. On January 21, 2009, Barclays Capital rendered its oral opinion (which was subsequently confirmed in writing) to Interwoven’s Board of Directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of Interwoven in the proposed transaction is fair, from a financial point of view, to such stockholders.

The full text of Barclays Capital’s written opinion, dated as of January 21, 2009 is attached as Annex B to this proxy statement. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the Board of Directors of Interwoven, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of Interwoven in the proposed transaction and does not constitute a recommendation to any stockholder of Interwoven as to how such stockholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Interwoven and Autonomy and were unanimously approved by Interwoven’s Board of Directors. Barclays Capital did not recommend any specific form of consideration to Interwoven or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays Capital was not requested to address, and its opinion does not in any manner address, Interwoven’s underlying business decision to proceed with or effect the proposed transaction. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation, including any stock options or RSUs granted, to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Interwoven in the proposed transaction. No limitations were imposed by Interwoven’s Board of Directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the proposed transaction;

•	reviewed and analyzed publicly available information concerning Interwoven that Barclays Capital believed to be relevant to its analysis, including Interwoven’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Interwoven furnished to Barclays Capital by Interwoven, including estimated financials for the fiscal quarter ended December 31, 2008 and financial projections of Interwoven prepared by management of Interwoven (including estimated quarterly cash flows for 2009 and internal projections relative to Wall Street estimates);

•	reviewed and analyzed a trading history of Interwoven’s common stock from January 20, 2004 to January 20, 2009 and a comparison of the trading history from January 18, 2008 to January 20, 2009 with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Interwoven with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays Capital deemed relevant;

•	reviewed and analyzed published estimates of third party research analysts with respect to the future financial performance of Interwoven;

•	reviewed and analyzed the results of Barclays Capital’s efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Interwoven;

•	reviewed and analyzed the Revolving Facility Agreement, dated as of January 22, 2009, between Autonomy NA Holdings Inc., as borrower, Autonomy and Autonomy Systems Limited, as original guarantors, and Barclays Commercial Bank, Eastern, a division of Barclays Bank PLC, as original lender and agent, and the Placing Agreement, dated as of January 22, 2009, between Autonomy, Citigroup Global Markets U.K. Equity Limited, Deutsche Bank AG, London Branch and Morgan Stanley & Co. International PLC, and the specific terms of the financing of the proposed transaction;

•	reviewed and analyzed alternatives available to Interwoven on a stand-alone basis to fund its future capital and operating requirements;

•	had discussions with the management of Interwoven concerning its business, operations, assets, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information. Barclays Capital also relied upon the assurances of management of Interwoven that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Interwoven, upon advice of Interwoven, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Interwoven as to Interwoven’s future financial performance and that Interwoven would perform in accordance with such projections. In arriving at its opinion, Barclays Capital assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays Capital assumed that the proposed transaction would be consummated in accordance with the terms of the merger agreement. Further, in arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Interwoven and did not make or obtain any evaluations or appraisals of the assets or liabilities of Interwoven. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its written opinion. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, the date of its written opinion. In addition, Barclays Capital expressed no opinion as to whether the maintenance of the cash position closing condition set forth in Section 7.2(d) of the merger agreement would be satisfied or whether the financing proposed for the proposed transaction (or any alternative financing arrangements) would be available to Autonomy.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of Interwoven’s common stock but rather made its determination as to fairness, from a financial point of view, to Interwoven’s stockholders of the consideration to be offered to such stockholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion to Interwoven’s Board of Directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Interwoven or any other parties to the proposed transaction. For purposes of its review, Barclays Capital utilized, among other things, projections of the future financial performance of Interwoven, as prepared by the management of Interwoven. None of Interwoven, Autonomy, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Trading Analysis

To illustrate the trend in the historical trading prices of Interwoven’s common stock, Barclays Capital considered historical data with regard to the trading prices of Interwoven’s common stock for the five-year period from January 20, 2004 to January 20, 2009 (the “Five-Year Period”) and the one-year period from January 18, 2008 to January 20, 2009 (the “LTM Period”). On January 20, 2009, the last trading day before the delivery of its written opinion, Barclays Capital noted that the closing price of Interwoven’s common stock was $11.22.

For the LTM Period, Barclays Capital noted that the closing price of Interwoven’s common stock ranged from $10.10 to $15.88 per share, and as of January 20, 2009 Interwoven’s 30-day, 90-day and one-year trailing average closing prices were $12.24, $11.81 and $12.68 per share, respectively. For the Five-Year Period, Barclays Capital noted that the closing price of Interwoven’s common stock ranged from $6.49 to $17.18 per share, with a five-year average closing price of $11.14 per share. Barclays Capital compared this data to the closing price of Interwoven’s common stock of $11.22 per share on January 20, 2009 and the transaction consideration of $16.20 per share.

Barclays Capital then compared such historical trading data for Interwoven with the relative stock price performance during the same period of Autonomy and of selected indices and companies that Barclays Capital, based on its experience in the data management software industry, deemed comparable to Interwoven. The indices and companies selected for this analysis were Open Text Corporation, Vignette Corporation, the NASDAQ composite index and the S&P 500 index. Barclays Capital noted that during the LTM Period, the closing price of Interwoven’s common stock decreased 16.0%, compared to Autonomy which increased 1.3%, Open Text Corporation which increased 2.4%, Vignette Corporation which decreased 51.9%, the NASDAQ composite index which decreased 38.4%, and the S&P 500 index which decreased 39.2%.

In addition, to illustrate the trend in Interwoven’s historical ratio of enterprise value to projected forward twelve months revenue, or FTM revenue multiple, Barclays Capital considered historical data with regard to the FTM revenue multiple for Interwoven over the Five-Year Period. These historical FTM revenue multiples were calculated using publicly available information, Wall Street analyst research reports and consensus estimates available through the Institutional Brokerage Estimate System, or IBES. Barclays Capital calculated Interwoven’s FTM revenue multiple based on the transaction enterprise value and using Interwoven management projections and also using Wall Street analyst estimates and noted that such multiples, in each case, were above Interwoven’s trailing average historical FTM revenue multiples for the periods one-year, three-years and five-years prior to January 20, 2009.

Selected Comparable Company Analysis

Barclays Capital reviewed and compared specific financial and operating data relating to Interwoven to a group of selected companies that Barclays Capital, based on its experience in the data management software industry, deemed comparable to Interwoven. As described below, Barclays Capital applied public valuation metrics of the comparable companies to Interwoven management forecasts to determine a range of implied prices per share of Interwoven.

Barclays included the following companies in its review:

•	Informatica Corporation

•	Open Text Corporation

•	Vignette Corporation

•	CommVault Systems, Inc.

Barclays Capital calculated and analyzed various financial multiples of each of the selected comparable companies based on publicly available information, Wall Street analyst research reports and consensus estimates available through IBES. Barclays Capital calculated and analyzed the multiples of each selected company’s enterprise value to 2009 calendar year expected revenues, as well as the multiples of each company’s share price to 2009 calendar year expected cash earnings per share, or cash EPS. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its fully diluted common stock, the book value of any minority interest in other equity and the value of any material debt-equivalent liabilities less any cash and cash equivalents. The results of these analyses are summarized below:

	CY 2009E		CY 2009E
	Price/		Enterprise Value/
Company	Cash EPS		Revenue

Informatica Corporation	15.0	x	1.87	x
Open Text Corporation	11.6	x	2.01	x
Vignette Corporation	32.3	x	0.18	x
CommVault Systems, Inc.	16.0	x	1.62	x

Barclays Capital selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Interwoven. However, because of the inherent differences between the business, operations and prospects of Interwoven and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Interwoven and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Interwoven and the companies included in the selected company analysis. Based upon these judgments, Barclays Capital selected an estimated 2009 price to cash earnings per share multiple range of 12.0x to 16.0x, and an estimated 2009 enterprise value to revenue multiple of 1.50x to 2.00x, for Interwoven and applied such ranges to the management projections provided by Interwoven to Barclays Capital to calculate a range of implied prices per share of Interwoven. The following summarizes the result of these calculations:

Implied Price
per Share of
Multiple	Range		Interwoven

CY 2009E price to cash earnings per share	12.0x - 16.0	x	$9.12 - $12.16
CY 2009E enterprise value to revenue	1.50x - 2.00	x	$12.01 - $14.58

Barclays Capital noted that on the basis of the selected comparable company analysis, the transaction consideration of $16.20 per share was above the range of implied values per share calculated.

Selected Precedent Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Interwoven with respect to the size and similarity of their businesses. The following transactions were reviewed:

Announced
Date	Acquiror	Target

09/04/08	Open Text Corporation	Captaris, Inc.
03/31/08	Hewlett-Packard Company	Tower Software
04/12/07	Allen Systems Group, Inc.	Mobius Management Systems, Inc.
11/02/06	Oracle Corporation	Stellent, Inc.
08/10/06	International Business Machines Corporation	FileNet Corporation
08/04/06	Open Text Corporation	Hummingbird Ltd.
10/20/05	EMC Corporation	Captiva Software Corporation
08/22/05	BEA Systems, Inc.	Plumtree Software, Inc.
10/21/03	Open Text Corporation	IXOS Software AG
10/14/03	EMC Corporation	Documentum, Inc.
08/06/03	Interwoven, Inc.	iManage, Inc.
10/03/02	Documentum, Inc.	eRoom Technology, Inc.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Interwoven and the companies included in the selected precedent transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Interwoven. Based upon these judgments, Barclays Capital selected a range of multiples of enterprise value to twelve months forward revenues of 1.75x to 2.75x, and applied such range to the Interwoven management projections for the twelve months ending December 31, 2009 provided to Barclays Capital, to calculate a range of implied prices per share of Interwoven of $13.31 to $18.31.

Barclays Capital noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $16.20 per share was within the range of implied values per share calculated using management projections.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Interwoven in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays Capital reviewed the premiums paid in the domestic technology industry for 69 merger and acquisition transactions since 2002 valued between $500 million and $1.5 billion. For each transaction, Barclays Capital calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical closing share price: (i) one trading day prior to announcement, and (ii) 30 calendar days prior to announcement. The results of this transaction premium analysis are summarized below:

	Premium Paid
	First		Third
Period	Quartile	Median	Quartile

One-day premium	15.9%	25.1%	38.1%
Thirty-day premium	23.2%	32.9%	40.0%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Interwoven and the companies included in the transaction premium analysis. Accordingly, Barclays Capital believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays Capital therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and Interwoven. Based upon these judgments, Barclays Capital selected a one-day premium range of 15% to 40% and a thirty-day premium range of 20% to 40%, as compared to the closing price of Interwoven’s common stock on January 20, 2009, to calculate a range of implied prices per share of Interwoven. The following summarizes the result of these calculations:

Implied Price
per Share of
Multiple	Range	Interwoven

One-day premium	15% - 40%	$12.90 - $15.71
Thirty-day premium	20% - 40%	$13.76 - $16.06

Barclays Capital noted that on the basis of the transaction premium analysis, the transaction consideration of $16.20 per share was above the ranges of implied values per share, calculated based on the ranges of one-day and thirty-day premiums, each using the closing price of Interwoven’s common stock on January 20, 2009.

Discounted Cash Flow Analysis

Barclays Capital performed a discounted cash flow analysis of Interwoven which is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Interwoven using the discounted cash flow method, Barclays Capital added (i) Interwoven’s projected, fully-taxed unlevered free cash flows for fiscal years 2009 through 2013 based on management projections, each amount discounted to its present value using a range of selected discount rates; (ii) the “terminal value” of Interwoven as of December 31, 2013, discounted to its present value using a range of selected discount rates and (iii) Interwoven’s future net operating loss benefits for fiscal years 2009 through 2012 based on management projections, each amount discounted to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of intangible assets and purchased technology and stock based compensation expense), adding depreciation and amortization (excluding amortization of intangible assets and purchased technology), subtracting capital expenditures and adjusting for changes in working capital. The residual value of Interwoven at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates of 2.0% to 3.0%, which was derived by analyzing the projected growth in Interwoven’s future cash flows and the growth rates of mature technology companies deemed comparable by Barclays Capital and applying such range to the management projections. The future net operating loss benefits, or NOLs, were calculated by utilizing the current federal and state NOLs and tax credit carryforwards derived from publicly available SEC filings to offset Interwoven management’s projected annual tax expense, based on a statutory income tax rate of 39.6%. Based on Interwoven management protections, the NOL balance was projected to reach zero by 2012 and Interwoven was projected to pay a full tax rate in 2013 and beyond. The range of after-tax discount rates of 12.0% to 16.0% was selected based on Barclays Capital’s market expertise. Barclays Capital then calculated a range of implied prices per share of Interwoven by subtracting estimated net debt as of December 31, 2008, from the estimated enterprise value and dividing such amount by the fully diluted number of shares of Interwoven’s common stock. This analysis indicated a range of equity values per share of Interwoven common stock of $11.38 to $14.77.

Barclays Capital noted that on the basis of the discounted cash flow analysis, the transaction consideration of $16.20 per share was above the range of implied values per share calculated using management projections.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Interwoven’s Board of Directors selected Barclays Capital because of the familiarity of its professionals with Interwoven and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays Capital is acting as financial advisor to Interwoven in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Interwoven will pay Barclays Capital a fee of approximately $7.2 million, payable on completion of the proposed transaction. In addition, Interwoven has agreed to reimburse Barclays Capital for a portion of its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by Interwoven and the rendering of Barclays Capital’s opinion. Barclays Capital or its affiliates has performed various investment banking and financial services for Autonomy and its affiliates in the past and has received customary fees for such services. Specifically, Autonomy currently has a term loan facility in place with Barclays Bank PLC, which is an affiliate of Barclays Capital, and Barclays Commercial Bank, Eastern, a division of Barclays Bank PLC plans to make available a new term loan facility to Autonomy as part of the financing of the proposed transaction and will receive customary fees in connection therewith. On September 22, 2008, certain assets of Lehman Brothers Inc., including its North American investment banking franchise, were acquired by Barclays Capital. The current term loan facility was entered into with Barclays Bank PLC prior to such acquisition of Lehman Brothers and prior to the subsequent engagement of Barclays Capital as a financial advisor to Interwoven.

In the ordinary course of its business, Barclays Capital actively trades in the securities of Interwoven for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Credit Suisse Securities (USA) LLC

Fairness Opinion Delivered to the Interwoven’s Board of Directors

Interwoven retained Credit Suisse to deliver an opinion to the Board of Directors with respect to the fairness to holders of Interwoven common stock, from a financial point of view, of the merger consideration. On January 21, 2009, at a meeting of the Board of Directors held to evaluate the merger, Credit Suisse rendered to the Board of Directors an oral opinion, subsequently confirmed in writing and dated January 21, 2009, to the effect that, as of that date and based upon and subject to the factors, assumptions, limitations, qualifications and other considerations described in Credit Suisse’s written opinion, the merger consideration to be received by the holders of Interwoven common stock in the merger was fair, from a financial point of view, to such holders.

The full text of Credit Suisse’s written opinion, dated January 21, 2009 to the Board of Directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations and qualifications on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex C hereto and is incorporated herein by reference in its entirety. You are urged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the Board of Directors in connection with its consideration of the merger and addresses only the fairness to the holders of Interwoven common stock, from a financial point of view, of the merger consideration set forth in the merger agreement and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse. The summary of Credit Suisse’s opinion herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain related documents as well as certain publicly available business and financial information relating to Interwoven. Credit Suisse also reviewed certain other information relating to Interwoven, including financial forecasts, provided to or discussed with Credit

Suisse by Interwoven, and met with Interwoven’s management to discuss Interwoven’s business and prospects. Credit Suisse also considered certain financial and stock market data of Interwoven, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Interwoven and considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and it assumed that such information is and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Interwoven, Interwoven’s management advised Credit Suisse, and Credit Suisse assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Interwoven’s management as to the future financial performance of Interwoven. Credit Suisse also assumed, with the consent of the Board of Directors, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on Interwoven or the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and has not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Interwoven, nor has Credit Suisse been furnished with any such evaluations or appraisals.

Credit Suisse’s opinion is necessarily based upon information made available to it as of the date the opinion was delivered, upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, would have a material impact on Credit Suisse’s analyses. Credit Suisse was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Interwoven or any other alternative transaction. Credit Suisse did not advise Interwoven on the form or amount of the merger consideration nor did Credit Suisse participate in negotiations with respect to the terms of the merger agreement or the transactions contemplated thereby. Credit Suisse’s opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to Interwoven, nor does it address the underlying business decision of Interwoven to proceed with the merger.

Financial Analyses

In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Interwoven’s control. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to Interwoven, its business or the merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between Interwoven and Autonomy, and the decision to enter into the merger agreement was solely that of Interwoven’s Board of Directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of either of the Board of Directors or Interwoven’s management with respect to the merger or the consideration to be paid in the merger.

The following is a summary of the material financial analyses reviewed with Interwoven’s Board of Directors in connection with Credit Suisse’s opinion dated January 21, 2009. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. The implied per share equity reference ranges set forth below were based on the fully diluted shares outstanding of Interwoven’s common stock, including the dilutive effect of all outstanding restricted stock and in-the-money options based primarily on publicly available information as well as certain information provided by Interwoven’s management.

Selected Companies Analysis

Credit Suisse reviewed financial and stock market information of Interwoven and the following three selected publicly traded companies in the enterprise content management industry:

•	Open Text Corporation

•	Epiq Systems, Inc.

•	Vignette Corporation

Although none of the selected companies is directly comparable to Interwoven, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Interwoven.

Credit Suisse reviewed, among other things, trading statistics and per share stock prices of the selected companies as a multiple of their calendar year 2008 estimated earnings per share and their calendar year 2009 estimated earnings per share. Credit Suisse also reviewed the aggregate market values (fully-diluted equity values plus all indebtedness minus cash) of the selected companies as a multiple of their calendar year 2008 estimated revenues and their calendar year 2009 estimated revenues and as a multiple of their calendar year 2008 estimated earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”), their calendar year 2009 estimated EBITDA and their estimated next twelve months (“NTM”) EBITDA. All statistics related to the selected companies that were reviewed by Credit Suisse in connection with its analysis were based on closing stock prices on January 20, 2009 and research analysts’ estimates. Credit Suisse also reviewed certain operating statistics of the selected companies, including revenue, revenue growth, EBITDA margin, and long-term growth rates. Credit Suisse applied a range of selected multiples derived from the selected companies analysis to revenue, EBITDA and earnings per share data of Interwoven, using the estimates of Interwoven’s management for 2009, in order to derive implied estimated per share equity reference ranges.

This analysis indicated the following implied per share equity reference ranges for Interwoven’s common stock, as compared to the merger consideration:

Implied per Share Equity Reference Range for Interwoven	Per Share Consideration in Merger

$11.37 - $17.07	$16.20

Selected Transactions Analysis

Credit Suisse reviewed publicly available information and data for the following twelve selected transactions announced since November 1, 2005:

Target	Acquiror

Captaris, Inc.	Open Text Corporation
i2 Technologies, Inc.	JDA Software Group, Inc.
Optio Software, Inc.	Bottomline Technologies, Inc.
Document Sciences Corporation	EMC Corporation
Optimost LLC	Interwoven Inc.
Zantaz, Inc.	Autonomy Corporation plc
Mobius Management Systems, Inc.	Allen Systems Group, Inc.
DocuCorp International, Inc.	Skywire Software, LLC
Stellent, Inc.	Oracle Corporation
FileNet Corporation	International Business Machines Corp.
Hummingbird Ltd.	Open Text Corporation
Verity, Inc.	Autonomy Corporation

While none of the companies that participated in the selected transactions are directly comparable to Interwoven, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Interwoven’s results, market size and product profile.

Credit Suisse compared the fully diluted aggregate value of each target company as a multiple of that target company’s revenue and EBITDA, and the price to earnings ratio on both a last twelve months (“LTM”) and NTM basis. All statistics related to the selected transactions that were reviewed by Credit Suisse in connection with its analysis were based on publicly available financial information at the time of announcement of the relevant transaction. Credit Suisse then applied ranges of selected multiples derived from the selected transactions to LTM and NTM revenues, EBITDA and price to earnings ratio data of Interwoven, using actual results for LTM revenues, EBITDA and price to earnings ratio data and the estimates of Interwoven’s management for NTM revenues, EBITDA and price to earnings ratio data, in order to derive implied estimated per share equity reference ranges.

This analysis indicated the following implied per share equity reference ranges for Interwoven’s common stock, as compared to the merger consideration:

Implied per Share Equity Reference Range for Interwoven	Per Share Consideration in Merger

$12.01 - $22.41	$16.20

Discounted Cash Flow Analysis

Credit Suisse calculated the estimated present value of the unlevered, after-tax free cash flows that Interwoven’s business could generate from calendar years 2009 through 2013, using projected financial information that was provided by Interwoven’s management. Credit Suisse estimated the unlevered, after-tax free cash flows by using estimated earnings before interest and taxes for each of the calendar years 2009 through 2013 and adjusting for taxes, depreciation and amortization, capital expenditures and changes in working capital. Credit Suisse estimated the present value of Interwoven’s net operating losses for the calendar years 2008 through 2013, using projected financial information that was provided by Interwoven’s management. Credit Suisse then calculated a range of estimated terminal values for Interwoven by multiplying the terminal year net operating profit after taxes, based on estimates of Interwoven’s management, by selected NTM net operating profit after taxes multiples of 6.0x to 9.0x. The present values as of December 31, 2008 of the cash flows, the terminal value and the net operating losses of Interwoven were then calculated using discount rates ranging from 9.5% to 12.5%. The resulting present values of the cash flows of Interwoven ranged from $138 million to $145 million, the resulting present values of the terminal value of Interwoven ranged from $311 million to $520 million and the resulting present values of the net operating losses of Interwoven ranged from $47 million to $49 million. Credit Suisse then added the estimated net cash of Interwoven to the sum of the present values as of December 31, 2008 of the cash flows, the terminal value and the net operating losses of Interwoven to calculate the implied equity value of Interwoven, which ranged from $681 million to $900 million. The resulting implied equity values were then calculated on a per share basis.

This analysis indicated the following implied per share equity reference range for Interwoven’s common stock, as compared to the merger consideration:

Implied per Share Equity Reference Range for Interwoven	Per Share Consideration in Merger

$13.93 - $18.06	$16.20

Miscellaneous

Interwoven selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with Interwoven and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Neither Credit Suisse nor its affiliates have provided investment banking or other financial services to Interwoven, Autonomy or their respective affiliates in the past two years. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of its business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Interwoven, Autonomy and any other companies that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Pursuant to the engagement agreement between Interwoven and Credit Suisse, Interwoven has agreed to pay Credit Suisse a customary fee, upon rendering its opinion to the Board of Directors, which fee is not contingent on the consummation of the merger. In addition, Interwoven also agreed to reimburse Credit Suisse for expenses resulting from or arising out of its engagement, including the fees and expenses of Credit Suisse’s outside legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items arising out of Credit Suisse’s engagement.

Recommendation of the Board of Directors

At a special meeting of our Board of Directors held on January 21, 2009, our Board of Directors approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was advisable, fair to and in the best interests of Interwoven and its stockholders that Interwoven enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the special meeting, and recommended that our stockholders adopt the merger agreement.

Our Board of Directors recommends that our stockholders vote “FOR” adoption of the merger agreement.

In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Interwoven have interests with respect to the merger that are in addition to or different than their interests as stockholders of Interwoven generally. See the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

Interwoven Voting Agreements

In connection with the execution of the merger agreement, each member of our Board of Directors, consisting of Charles M. Boesenberg, Ronald E.F. Codd, Joseph L. Cowan, Bob L. Corey, Frank J. Fanzilli, Jr., Roger J. Sippl and Thomas L. Thomas, as well as Scipio M. Carnecchia, our President, and John E. Calonico, Jr., our Chief Financial Officer, executed a voting agreement with and delivered an irrevocable proxy to Autonomy relating to the shares of Interwoven common stock owned by them (which also covers any shares of Interwoven common stock that may be issued upon the exercise of any options or the settlement of any restricted stock units held by such individuals). As of January 22, 2009, these individuals held an aggregate of 104,255 shares of our common stock (representing less than 1% of our outstanding shares on January 22, 2009), 432,081 restricted stock units and options to purchase 1,593,500 shares of our common stock. As of February 4, 2009, the record date for the special meeting, these directors and officers held an aggregate of 105,679 shares of our common stock, or less than 1% of the outstanding shares of our common stock as of February 4, 2009. Under the voting agreements, these individuals agreed to vote their shares of Interwoven common stock (including any newly acquired shares):

•	in favor of approval of the merger and the approval and adoption of the merger agreement and the terms thereof; and

•	against the following actions (other than the merger and the transactions contemplated by the merger agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Interwoven or any subsidiary of Interwoven, to the extent any such transaction would constitute an Acquisition Transaction (as defined below); and (B) any reorganization, recapitalization, dissolution or liquidation of Interwoven or any subsidiary of Interwoven, to the extent any such transaction would constitute an Acquisition Transaction.

Each of these stockholders also agreed not to sell, encumber, grant an option with respect to or dispose of any of the securities, restricted stock units or options of Interwoven owned by such stockholder except, subject to certain conditions, for transfers to the stockholder’s immediate family or upon the death of the stockholder.

The voting agreements terminate upon the earlier of the consummation of the merger or the valid termination of the merger agreement.

Autonomy Irrevocable Undertakings

In connection with the execution of the merger agreement, the members of Autonomy’s Board of Directors and Andrew M. Kanter, Chief Operating Officer of Autonomy, executed an irrevocable undertaking in favor of Autonomy and Interwoven to vote in favor of the approval of the merger at an extraordinary general meeting of Autonomy’s shareholders to consider the merger. As of January 22, 2009, these individuals held an aggregate of 22,728,735 ordinary shares of Autonomy (representing approximately 9.6% of the outstanding shares of Autonomy on January 22, 2009) and options to subscribe for 1,099,250 ordinary shares of Autonomy.

Under the irrevocable undertakings, these individuals agreed to vote their ordinary shares or other securities of Autonomy and any newly acquired shares or other securities to approve all of the resolutions required to be approved by the shareholders of Autonomy to approve the merger, and not to transfer or pledge their shares until after the vote has been taken. The approval of the merger by Autonomy’s shareholders will be sought at an extraordinary general meeting of Autonomy’s shareholders currently anticipated to be held on February 16, 2009.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors to vote “FOR” adoption of the merger agreement, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to our directors and executive officers, but not to stockholders generally. As described in more detail below, these interests relate to or arise from:

•	the potential receipt of severance payments by our executive officers;

•	accelerated vesting of outstanding stock options and restricted stock units held by our executive officers and directors;

•	the continuation of health care coverage for our executive officers and directors; and

•	the continued indemnification of, and provision of directors’ and officers’ insurance to, our current directors and executive officers following the merger.

Our Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and in making its recommendation. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement.

Interwoven Employment Agreements

Our employment letter agreement with Joseph L. Cowan, our Chief Executive Officer, dated March 16, 2007, as amended, provides that Mr. Cowan will be entitled to the following benefits:

•	a severance payment equal to 150% of his then-current annual base salary plus 150% of his then-current annual target incentive compensation, less applicable withholdings;

•	full acceleration of vesting of his initial stock option to purchase 300,000 shares of our common stock and his initial restricted stock unit award as to 300,000 shares of our common stock; and

•	the provision of group medical coverage through the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) for up to 18 months at our expense;

if, within 12 months following the merger, he resigns because of a material diminution in his duties, responsibilities or authority (including if he no longer serves as Chief Executive Officer of Interwoven following the merger), we materially breach the agreement or his current annual base salary is reduced, or he is terminated for reasons other than his intentionally engaging in unfair competition with us, committing certain crimes (or being found guilty of a felony) or willfully and continually failing to substantially perform duties his with us. We also have agreed to increase Mr. Cowan’s severance payments by up to $2 million to the extent necessary to offset any excise tax imposed by Section 4999 of the Internal Revenue Code plus an amount equal to the sum of the federal, state, local and excise taxes due, although we currently do not expect that any such offset will be necessary in connection with the merger. Mr. Cowan’s entitlement to these severance payments is conditioned upon him providing us and our affiliates a general liability release and waiver of claims.

On September 4, 2007, we entered into letter agreements with Scipio M. Carnecchia, our President, and John E. Calonico, Jr., our Senior Vice President, Chief Financial Officer and Secretary. These agreements provide that if the executive officer is terminated without Cause (as defined below under “— Executive Officer Equity Awards”) in connection with or following the merger, then he will be entitled to receive certain compensation including severance payments, health benefits and acceleration of vesting of equity compensation awards. The amount of severance payments under the letter agreements will be equal to the sum of (a) nine months of the executive officer’s salary at the time of termination (or, if greater, his salary as of the date of the agreement) and (b) 75% of his total “on target” bonus amount in effect for the year in which he is terminated, plus any earned but unpaid bonus for any prior year to the extent previously accrued by us. We have also agreed to provide continued group medical coverage through COBRA to the executive officer and his dependents for up to nine months at our expense. In addition, the agreements provide that each stock option granted and restricted stock unit awarded to the executive officer after October 1, 2005 will immediately vest, and any sale and transfer restrictions applicable to stock options held by the executive officer at October 1, 2005 will lapse, as to the greater of (x) 50% of the number of any unvested shares (or vested shares with sale and transfer restrictions) subject to such options or restricted stock units at the closing of the merger or (y) the number of shares scheduled to be vested (or released from sale and transfer restrictions) under such stock options or restricted stock units as of the 9 month anniversary date of the executive officer’s termination of employment had the executive officer remained employed by us through such date (but treating cliff vesting or any non-monthly vesting as occurring in ratable increments on a monthly basis). The executive officer’s entitlement to these severance payments is conditioned upon him providing us and our affiliates a general liability release and waiver of claims, and him providing certain transitional services to us.

On August 6, 2003, we entered into a letter agreement with Rafiq Mohammadi which provides that Mr. Mohammadi will be entitled to a payment equal to 6 months annual base salary if following the merger he

(a) is terminated for reasons other than his willful misconduct or gross negligence in the performance of his duties, his dishonest or fraudulent conduct, his deliberate attempt to do an injury to us, his conduct that materially harms us or is materially detrimental to our reputation, including any felony conviction, or his breach of any element of his employee confidentiality and assignment of inventions agreement, or (b) resigns because his base salary or target incentive bonus are reduced by a different proportion than the compensation of all other members of our management, his principal office is relocated by more than 30 miles from its location prior to the closing of the merger, or his position is materially and adversely changed or his responsibilities as in effect on the effective date of the merger are materially reduced, in each case without his consent.

The table below summarizes the value of the change in control benefits payable to Mr. Cowan, Mr.Carnecchia, Mr. Calonico, and Mr. Mohammadi pursuant to their employment agreements upon completion of the merger and assumes, solely for purposes of providing the information therein, that the merger closed and qualifying termination occurred on January 21, 2009.

				Intrinsic Value of
	Cash Severance		COBRA	Accelerated
Name	Payments	Cash Bonus	Premiums(1)	Equity Awards(2)	Total

Joseph L. Cowan	$712,500	$637,500	$17,442	$5,016,938	$6,384,380
Scipio M. Carnecchia	$225,000	$225,000	$13,192	$471,469	$934,661
John E. Calonico, Jr.	$228,750	$125,813	$13,192	$374,625	$742,380
Rafiq Mohammadi	$190,000	N/A	N/A	N/A	$190,000

(1)	Represents the estimated value of COBRA premiums for medical, dental and vision benefits over the 9-month term of the obligation, in the case of Mr. Carnecchia and Mr. Calonico, or 18-month term of the obligation, in the case of Mr. Cowan, based on in each case the number of his dependents that received medical, dental or vision benefits under our benefit plans as of December 31, 2008.

(2)	These amounts are included in and further described in the next table.

Executive Officer Equity Awards

In addition to the equity awards identified above for Mr. Cowan, Mr. Carnecchia and Mr. Calonico, certain equity awards held by our other executive officers provide for acceleration of vesting of 50% of the unvested shares subject to such award at the time of termination if the executive officer is terminated without Cause (as defined below), in connection with the merger. The following table lists the aggregate number of unvested shares that will vest in connection with the merger by type of award and summarizes the value of the payouts pursuant to these awards, assuming, solely for purposes of providing the information therein, that the merger closed and the qualifying termination occurred on January 21, 2009 (intrinsic values are based upon the merger consideration of $16.20 per share, and in the case of stock options are reduced by the exercise price).

		Number of	Intrinsic Value of
	Number of	Unvested	Accelerated Options
	Unvested	Restricted Stock	and Restricted
Name	Options to Vest(1)	Units to Vest(1)	Stock Units

Joseph L. Cowan	168,750	300,000	$5,016,938
Scipio M. Carnecchia	26,042	23,750	$471,469
John E. Calonico, Jr.	—	23,125	$374,625
Steven Martello	—	16,250	$263,250
David A. Nelson-Gal	—	7,000	$113,400
Benjamin E. Kiker, Jr.	18,750	12,500	$303,750
Rafiq Mohammadi	—	10,000	$162,000
Jeffrey Kissling	40,000	20,000	$418,800

(1)	These amounts represent the total number of shares subject to the applicable type of award that will vest in connection with the merger (i.e., 50% of the number of any unvested shares subject to equity awards that provide for acceleration of vesting as a result of a termination of employment in connection with the merger, except for the equity awards made to Mr. Cowan, Mr. Carnecchia and Mr. Calonico).

For purposes of our letter agreements with Mr. Carnecchia and Mr. Calonico described under “Interests of Our Directors and Executive Officers in the Merger — Interwoven Employment Agreements” and the equity award agreements with our other executive officers discussed above “Cause” is defined as (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to us; (ii) willful act(s) of dishonesty undertaken by the executive officer and intended to result in his substantial gain or personal enrichment at our expense; or (iii) the executive officer’s willful and continued failure to substantially perform his duties with us; and a termination without “Cause” includes a termination of employment by the executive officer within 30 days of any of the following events: (i) the assignment of any duties inconsistent with or reflecting a materially adverse change in the executive officer’s position, duties or responsibilities with us, without his concurrence, (ii) the relocation of our principal executive offices or relocating the executive officer’s principal place of business in excess of 50 miles from our current executive offices, or (iii) for Mr. Carnecchia and Mr. Calonico, a reduction in the executive officer’s annual base salary or the sum of the executive officer’s annual base salary and annual target bonus compensation as in effect immediately prior to the merger.

Non-Employee Directors

The equity awards of our non-employee directors provide for acceleration of vesting of 100% of the unvested shares subject to such equity awards prior to the consummation of the merger. In addition, pursuant to a policy adopted by our Board of Directors, the health benefits coverage currently provided to our non-employee directors shall continue to be provided for a period of five years after closing of the merger, with the cost of such coverage to be paid by the surviving entity for the first three years of such five-year term and to be paid by the individual director for the two years thereafter.

The table below summarizes the value of the change in control benefits payable to our non-employee directors upon completion of the merger and assumes, solely for purposes of providing the information therein, that the merger closed on January 21, 2009 (intrinsic values are based upon the merger consideration of $16.20 per share, and in the case of stock options are reduced by the exercise price).

		Number of	Intrinsic Value of
	Number of	Unvested	Accelerated Options
	Unvested	Restricted Stock	and Restricted	Health Benefits
Name	Options to Vest	Units to Vest	Stock Units	Coverage(1)	Total

Charles M. Boesenberg	4,545	8,332	$150,750	$33,566	$184,316
Ronald E. F. Codd	10,000	5,000	$115,700	$48,914	$164,614
Bob L. Corey	10,000	5,000	$115,700	$33,566	$149,266
Frank J. Fanzilli, Jr.	10,000	5,000	$115,700	$48,389	$164,089
Roger J. Sippl	13,333	9,999	$185,673	$—	$185,673
Thomas L. Thomas	10,000	5,000	$115,700	$34,092	$149,792

(1)	Represents the estimated cost of three years of health benefits coverage at the fully insured equivalent rate for 2008, in each case for the director and the number of his dependents that received medical, dental or vision benefits under our benefit plans as of December 31, 2008. These amounts do not take into account annual rate increases that may occur.

Employee Stock Purchase Plan

Certain of our executive officers are participants in the Interwoven Amended and Restated Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, all participants, including such executive officers, may purchase shares of our common stock at a purchase price equal to 85% of the lesser of (a) the fair market value of a share of Interwoven common stock on the participant’s enrollment date, or (b) the fair market value of a share of Interwoven common stock on the exercise date. We will shorten the currently ongoing offering period that extends beyond the effective time of the merger, so that a new purchase date will occur on the earlier of April 30, 2009 and the day immediately prior to the closing of the merger, and all applicable shares will be purchased by ESPP participants prior to the effective time of the merger. The ESPP will be terminated immediately following the new purchase date and no new purchase or offering period will commence or purchases occur after that time.

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the completion of the merger that exist in favor of the current directors, officers and employees of Interwoven as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements and in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. Autonomy has agreed to indemnify such persons to the same extent such persons are entitled to be indemnified pursuant to the certificate of incorporation, bylaws or such agreements. The merger agreement further provides that for a period of six years following the completion of the merger, the surviving corporation in the merger will, and Autonomy will cause the surviving corporation to, maintain our current directors’ and officers’ liability insurance or provide substitute directors’ and officers’ liability insurance with terms and conditions no less favorable than our directors’ and officers’ liability insurance, which insurance shall cover those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy. Autonomy will not be required to pay an annual premium for the insurance that exceeds 250% of the annual premium that we were paying for our insurance as of the date of the merger agreement. If the amount of the aggregate annual premiums necessary to maintain or procure the insurance coverage exceeds the maximum amount, the surviving corporation during the six-year period is required to maintain or procure as much coverage as possible for aggregate annual premiums not to exceed the maximum amount. In lieu of the foregoing, Autonomy or Interwoven is entitled to purchase a tail policy providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous to our former officers and directors as the current policies of directors’ and officers’ and fiduciary liability insurance maintained by us covering the six-year period.

Appraisal Rights

If the merger is completed, holders of Interwoven common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of these statutory procedures may result in a termination or waiver of these rights.

A record holder of shares of Interwoven common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of Interwoven common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Interwoven common stock” are to the record holder or holders of shares of Interwoven common stock. Except as set forth herein, stockholders of Interwoven will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Interwoven common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “FOR” the adoption of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted

“FOR” the adoption of the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the special meeting on March 11, 2009. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Interwoven common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal or constitute written demand for appraisal under Delaware law.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Interwoven common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Interwoven at 160 E. Tasman Drive, San Jose, California 95134, Attention: Secretary.

Within 10 days after the completion of the merger, the surviving corporation shall provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Within 120 days after the completion of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Interwoven common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Interwoven common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Interwoven or the surviving corporation and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Interwoven common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in it discretion determines otherwise for good cause shown, interest from the effective date of the merger, through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

Although we believe that the $16.20 per share cash consideration payable in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate that the surviving corporation will offer more than the $16.20 per share cash consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Interwoven common stock is less than the $16.20 per share merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.

At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the $16.20 per share cash consideration offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the surviving corporation will have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Interwoven stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Interwoven common stock will be delisted from the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934.

Material U. S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, or foreign income tax laws, or of any non-income-tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of Interwoven common stock other than pursuant to the merger, or the tax consequences to holders of options issued by Interwoven which are assumed, replaced, exercised, or converted, as the case may be, in connection with the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Interwoven stockholders in light of their particular circumstances, including holders:

•	who are subject to special tax rules such as dealers in securities, mutual funds, regulated investment companies, real estate investment trusts, partnerships, insurance companies, or tax-exempt entities;

•	who are foreign persons;

•	who hold their shares through a partnership or another pass-through entity;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who hold their shares as a hedge or as part of a hedging, straddle, or other risk reduction strategy; or

•	who hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code.

The following summary also does not address holders of stock options. Furthermore, this summary only applies to stockholders that hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment.

If a partnership holds shares of our capital stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

Treatment of Holders of Interwoven Common Stock

The conversion of Interwoven common stock into the right to receive cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, this means that our stockholders will recognize capital gain or loss equal to the difference between (1) the amount of cash they receive in the merger, and (2) their adjusted tax basis in their Interwoven common (generally the purchase price paid by the stockholder to acquire such stock).

For this purpose, Interwoven stockholders who acquired different blocks of shares of Interwoven common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of Interwoven common stock surrendered in the exchange.

This gain or loss will be long-term capital gain or loss if the holder has held Interwoven common stock for more than one year as of the date of the completion of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts, and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses in certain circumstances. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

Backup Withholding

An Interwoven stockholder may be subject to “backup withholding” (at a current rate of 28%) with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s shares of Interwoven common stock in the merger. Backup withholding will generally not apply, however, to an Interwoven stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). In addition, certain foreign persons (such as certain nonresident aliens) may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8 (generally Form W-8BEN if the stockholder is a nonresident alien individual or foreign entity) to the paying agent. Each Interwoven stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to an Interwoven stockholder under the backup withholding rules generally will be allowed as a credit against the Interwoven stockholder’s U.S. federal income tax liability, provided that the stockholder furnishes the required information to the IRS. Interwoven stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to a $50 penalty imposed by the IRS. If the paying agent withholds on a payment to a stockholder and the withholding results in an overpayment of taxes by that stockholder, a refund may be obtained from the IRS, provided that the stockholder furnishes the required information to the IRS.

The foregoing discussion of the U.S. federal income tax consequences of the merger is for our stockholders’ general information only. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable federal, state, local, and foreign tax consequences.

Antitrust Matters

Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Interwoven with and into Merger Sub and the conversion of shares of Interwoven stock into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the merger cannot be completed until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by Autonomy and Interwoven. Both Autonomy and Interwoven have filed the required notification and report forms.

The merger agreement generally provides that Autonomy and Interwoven will use reasonable best efforts to complete the merger as promptly as practicable, including commercially reasonable efforts to obtain any clearance required under the HSR Act, subject to the more specific provisions in the merger agreement addressing regulatory matters.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

Legal Proceedings Regarding the Merger

On January 26, 2009, a putative class action lawsuit was filed in the Court of Chancery of the State of Delaware against us and our directors. The case is captioned City of Roseville Employees’ Retirement System, on behalf of itself and all others similarly situated v. Interwoven, Inc. et al., Case No. 4312- (“City of Roseville action”). On February 5, 2009, a substantially similarly putative class action lawsuit was filed in the Court of Chancery of the State of Delaware against us, our directors, Autonomy and Merger Sub. The case is captioned Newman, individually and on behalf of all others similarly situated v. Corey, et al., Case No. 4337- (“Newman action”). Also on February 5, 2009, the plaintiff in the Newman action filed a motion for preliminary injunction seeking to enjoin the stockholders’ vote and the merger. Both complaints generally allege that, in connection with approving the merger, our directors breached their fiduciary duties owed to Interwoven stockholders. The complaints further allege that, among other things, our directors engaged in self-dealing, failed to properly value Interwoven, disregarded alleged conflicts of interest, failed to provide certain information in the preliminary proxy statement, and that the merger was the product of a flawed process designed to ensure the sale to Autonomy and subvert the interests of our stockholders. The complaints seek, among other things, certification of the actions as class actions, a declaration that the merger agreement was entered into in violation of the directors’ fiduciary duties, a direction requiring that the directors exercise their fiduciary duties to obtain a transaction that is in the best interests of Interwoven’s stockholders, an injunction precluding consummation of the merger, rescission of the merger or any of the terms thereof to the extent implemented, an award of costs, and other unspecified relief. Based on our review of the complaints, we believe that the claims are without merit and intend to vigorously defend against them. However, there can be no assurances that we will be successful in such defense.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Interwoven. Such information can be found elsewhere in this proxy statement and in the other public filings Interwoven makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each outstanding share of Interwoven common stock, other than shares held by stockholders who demand and perfect their appraisal rights, will be converted into the right to receive $16.20 in cash, without interest. The price of $16.20 per share was determined through arm’s-length negotiations between us and Autonomy. Upon completion of the merger, no shares of Interwoven common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the merger, you will have the right to receive $16.20 per share of Interwoven common stock in cash, without interest. Prior to the completion of the merger, Autonomy will designate a bank or trust company reasonably acceptable to us to act as paying agent under the merger agreement. The merger agreement provides that on the day the merger is completed or promptly following the completion of the merger, Autonomy will deposit, or cause to be deposited, with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of Interwoven common stock.

The merger agreement provides that as promptly as practicable after the completion of the merger, the surviving corporation in the merger will cause the paying agent to mail to each record holder of certificates representing outstanding shares of Interwoven common stock whose shares were converted into the right to receive a portion of the merger consideration a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the paying agent may reasonably require, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of Interwoven common stock previously represented by such stock certificate shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of Interwoven common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, is properly endorsed or otherwise in proper form for transfer, and the transferee either pays any applicable transfer taxes relating to such transfer, or establishes that such transfer taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if required by Autonomy, you post a bond in such reasonable amount as Autonomy may direct as indemnity against any claim that may be made with respect to that certificate against Autonomy.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that one year after the completion of the merger, the paying agent will deliver to the surviving corporation any funds made available to the paying agent which have not been disbursed to holders of Interwoven common stock, and that any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to Autonomy and the surviving corporation for payment of the merger consideration to which they are entitled, without any interest thereon.

The cash paid to you upon conversion of your shares of Interwoven common stock will be issued in full satisfaction of all rights relating to the shares of Interwoven common stock

Effect on Interwoven Stock Options

The merger agreement provides that all Interwoven stock options with exercise prices at or below $40.00 will be assumed by Autonomy and become rights to purchase Autonomy ordinary shares on the same terms and conditions as are in effect immediately prior to the completion of the merger, except that the exercise price and number of shares subject to each such stock option will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the merger. The merger agreement provides that all Interwoven stock options with exercise prices above $40.00 shall be canceled upon the completion of the merger with no cash or other consideration payable, whether or not then vested or exercisable.

Under the terms of the merger agreement, all optionees with outstanding vested stock options will be entitled, at the optionee’s election, to receive in cash the difference between $16.20 and the exercise price per share for each vested share subject to an outstanding stock option, less applicable withholding taxes. Such cash payment will be in lieu of the assumption of the vested portion of the options by Autonomy, and the conversion of such vested portion of the options into options to purchase Autonomy ordinary shares.

Many of our outstanding unvested stock options to acquire Interwoven common stock do not provide that the vesting and exercisability of those options will be accelerated by reason of change in control events (such as the completion of the merger). However, certain stock options held by our directors and employees provide, by their terms, the vesting of either all shares not yet vested or 12 months of vesting under those stock options upon a change in control (such as the completion of the merger). In addition, the vesting of certain stock options held by our directors, officers and employees will accelerate if they are terminated within a specified period after the completion of the merger. The accelerated vesting of stock options held by our directors and executive officers is described under the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

Effect on Interwoven Restricted Stock Units

The merger agreement provides that all Interwoven restricted stock units will be assumed by Autonomy on the same terms and conditions as are in effect immediately prior to the completion of the merger, except that the number of shares subject to each such restricted stock award will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the merger.

Certain restricted stock units held by our directors provide, by their terms, the vesting of all restricted stock units not yet vested under those restricted stock units upon a change in control (such as the completion of the merger). In addition, the vesting of certain restricted stock options held by our officers will accelerate if they are terminated within a specified period after the completion of the merger. The accelerated vesting of restricted stock units held by our officers is described under the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

Effect on Interwoven Employee Stock Purchase Plan

The merger agreement provides that the last offering period under the ESPP will end on the earlier of (1) the day immediately prior to the completion of the merger and (2) April 30, 2009. Under the terms of the ESPP, all participants may purchase shares of our common stock at a purchase price equal to 85% of the lesser of (a) the fair value of a share of our common stock on November 3, 2008, or (b) the fair value of a share of our common stock on either April 30, 2009 or, if the merger closes prior to April 30, 2009, the day immediately prior to the completion of the merger. The merger agreement further provides that any purchase rights outstanding on the earlier of (1) the day immediately prior to the completion of the merger and (2) April 30, 2009 will be exercised, and each share of Interwoven common stock acquired upon exercise of such purchase right will be converted in the merger into the right to receive $16.20 in cash, without interest. The ESPP will be terminated immediately following the exercise of any outstanding purchase rights and no new purchase or offering period will commence or purchases occur after that time.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Autonomy and Interwoven and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon the completion of the merger, Merger Sub, a wholly-owned subsidiary of Autonomy and a party to the merger agreement, will merge with and into Interwoven. Interwoven will survive the merger as a wholly-owned subsidiary of Autonomy.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Articles III and IV, respectively, of the merger agreement attached as Annex A to this proxy statement. However, the assertions embodied in the representations and warranties made by Interwoven are qualified by information and statements made in a confidential disclosure letter that Interwoven provided to Autonomy in connection with the signing of the merger agreement. While Interwoven does not believe that such disclosure letter contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed), the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure letter. The disclosure letter contains information that has been included in Interwoven’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Interwoven’s public disclosures.

The merger agreement contains representations and warranties of Interwoven as to, among other things:

•	organization, standing and corporate power;

•	subsidiaries;

•	our capital structure;

•	authority and noncontravention;

•	governmental approvals;

•	Securities and Exchange Commission documents, financial statements and absence of undisclosed liabilities;

•	this proxy statement;

•	absence of certain changes or events between September 30, 2008 and the date of the merger agreement;

•	litigation;

•	contracts;

•	compliance with laws;

•	notes and accounts receivables;

•	employee benefit plans;

•	taxes;

•	intellectual property and software;

•	property and assets;

•	environmental matters;

•	transactions with related parties;

•	brokers and other advisors;

•	opinions of financial advisors;

•	insurance;

•	absence of restrictions on business;

•	transaction fees and expenses;

•	suppliers and customers;

•	immigration matters; and

•	solvency.

In addition, the merger agreement contains representations and warranties by Autonomy and Merger Sub as to:

•	organization, standing and corporate power;

•	the capital structure of Merger Sub;

•	authority and noncontravention;

•	governmental approvals;

•	litigation;

•	information supplied by Autonomy and Merger Sub for this proxy statement;

•	status of Autonomy and Merger Sub as an “interested stockholder” under Delaware law;

•	interim operations of Merger Sub;

•	brokers; and

•	Autonomy’s financing arrangements.

The merger agreement provides that the representations and warranties of Interwoven, Autonomy and Merger Sub will not survive the completion of the merger.

Covenants

Conduct of Interwoven Business

We have agreed in the merger agreement that, except as expressly permitted or contemplated by the merger agreement or required by law or the terms of an existing contract disclosed by us to Autonomy, and except for certain actions set forth in the disclosure schedule or otherwise consented to by Autonomy in writing, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, we will and will cause our subsidiaries to use commercially reasonable efforts to (a) operate our respective businesses in the ordinary course consistent with past practice, (b) comply with all applicable laws in all material respects and (c) use commercially reasonable efforts to preserve and keep intact our current business organizations, the services of our officers, employees and consultants and relationships with customers, suppliers, licensors, licensees, distributors and others we have business dealing with. In addition, we have agreed in the merger agreement that, subject to the exceptions described above, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, neither we nor any of our subsidiaries may, without Autonomy’s written consent (which, as to certain of the matters listed below, may not be unreasonably withheld):

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our capital stock;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of our capital stock or any of our other securities;

•	purchase, redeem or otherwise acquire any shares of our capital stock or any other of our securities or any rights, warrants, or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge or otherwise encumber any shares of our capital stock, any other voting securities or other securities convertible into, or any rights warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, RSUs, stock appreciation rights or stock based performance units, other than in certain cases the grant of options and issuances of our common stock under one or more of our stock plans in the ordinary course of business or pursuant to outstanding contractual obligations;

•	amend our certificate of incorporation or bylaws (or similar organizational documents of any of our subsidiaries) or adopt a stockholders’ rights plan;

•	directly or indirectly acquire, any division, business or equity interest of any person or any assets forming part of such a division or business that have a purchase price in excess of $250,000 individually or $500,000 in the aggregate;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or dispose of any of our properties or other assets with a fair market value in excess of $100,000 individually or $250,000 in the aggregate to a third party (except as permitted by the merger agreement, with respect to properties or other assets no longer used in the operation of our business and/or in the ordinary course of business);

•	make any capital expenditure or expenditures in any fiscal quarter in an aggregate amount for such quarter that exceeds the amount budgeted for in our capital expenditure plan for such quarter;

•	repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness; incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Interwoven or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; or make any loans, advances or capital contributions to, or investments in, any other person (1) in excess of $50,000 in the aggregate, or (2) in any amount not in the ordinary course of business consistent with past practice, excluding in each case indebtedness to, loans from, or investments in, Interwoven or any direct or indirect wholly owned subsidiary and advances of expenses to employees;

•	pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or as required by the terms of a contract or applicable law, or involving any material limitation on our conduct of the business, or waive or release any right of material value;

•	enter into, modify, amend or terminate (A) any contract that if so entered into, modified, amended or terminated would reasonably be expected to have a material adverse effect on us, impair in any material respect our ability to perform our obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, (B) any other material contract (excluding contracts or amendments entered into or made in the ordinary course of business consistent with past practice), (C) any contract that grants any license to our intellectual property (other than contracts or amendments entered into or made in the ordinary course of business consistent with past practice) or (D) any contract that contains a covenant restricting our ability (or that, following the consummation of the merger, would restrict the ability of Autonomy) to compete in any business or with any person or in any geographic area;

•	enter into any contract that, if in effect as of the date of the merger agreement, would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any lien (subject to certain exceptions) in or upon any of our properties or other assets under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such contract;

•	subject to certain exceptions, (A) increase in any manner the compensation, bonus or pension, welfare, severance or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant (excluding bonuses not in excess of $5,000 to any one non-officer employee and in any event not exceeding $100,000 in the aggregate), (B) grant or pay to any current or former director, officer, employee or consultant any benefit not provided for under any contract or benefit plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any benefit plan, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or benefit plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or benefit plan, (F) adopt any new benefit plan or arrangement or amend, modify or terminate any existing benefit plan, in each case for the benefit of any current or former director, officer, employee or consultant, other than required by applicable law or tax qualification requirement or (G) forgive any loans to directors, officers or employees o; provided, however, that Interwoven may implement its regular increases to compensation, bonus and benefit plans, payment and arrangements with current employees and employees hired subsequent to the date of the merger agreement, in the ordinary course of business on substantially the same schedule as previously implemented by the Company;

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•	fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	change our fiscal year, revalue our material assets, or make any changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable law;

•	change any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 5.1 of the merger agreement entitled “Conduct of Business” in Annex A to this proxy statement.

Other Covenants

The merger agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	preparation of this proxy statement and our stockholder meeting;

•	Autonomy’s extraordinary general meeting of shareholders;

•	Autonomy’s access to our information prior to the completion of the merger;

•	the parties’ use of reasonable best efforts to complete the merger as promptly as practicable, including obtaining antitrust clearance;

•	the continuation of indemnification of our directors and officers and maintenance of directors’ and officers’ liability insurance following the completion of the merger;

•	the payment of fees of expenses;

•	public announcements;

•	stockholder litigation;

•	the treatment of our employees whose employment with Autonomy is continued following the completion of the merger;

•	the treatment of stock options and restricted stock units under our various plans;

•	cooperation on integration planning;

•	operations of Merger Sub; and

•	matters relating to Autonomy’s financing agreements.

No Solicitation of Alternative Transactions by Interwoven

We have agreed in the merger agreement, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, to certain limitations on our ability to take action with respect to alternative acquisition transactions. Except as set forth below, we have agreed to not:

•	solicit, initiate, cause or knowingly encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to a Company Takeover Proposal (as defined below); or

•	participate in any negotiations or substantive discussions regarding any Company Takeover Proposal, or furnish to any person any non-public information in connection with or in furtherance of, or otherwise cooperate with or knowingly assist any person in connection with, any Company Takeover Proposal.

Notwithstanding these limitations, the merger agreement provides that our Board of Directors may furnish information to, enter into discussions or negotiations with and cooperate in or facilitate any effort or attempt to make, implement or accept a Company Takeover Proposal from, a person who has made a written bona fide Company Takeover Proposal not solicited in violation of the provisions described above if the Board of Directors of Interwoven has:

•	determined (after consultation with our financial advisor and outside counsel) that such proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined below);

•	determined (after consultation with our outside legal counsel) that failure to take such actions would be reasonably likely to result in a breach of our Board of Directors’ fiduciary obligations to Interwoven stockholders under applicable law;

•	provided written notice to Autonomy of its intent to furnish information or enter into discussions or negotiations with such person at least one business day prior to taking any such action; and

•	obtained from such person an executed confidentiality agreement containing terms relating to confidentiality that are no less favorable to Interwoven than those contained in the confidentiality agreement we entered into with Autonomy.

We are required by the merger agreement to furnish substantially concurrently to Autonomy all nonpublic information provided to the person who has made the Company Takeover Proposal to the extent that such information has not been previously provided to Autonomy.

Under the merger agreement, a “Company Takeover Proposal” means any inquiry, proposal or offer, whether or not conditional, with respect to a proposed or potential Acquisition Transaction from a person other than Autonomy.

Under the merger agreement, an “Acquisition Transaction” means:

•	a merger, consolidation, dissolution, recapitalization or other business combination involving Interwoven or its subsidiaries;

•	for the issuance of, in a single transaction or series of related transactions, 15% or more of the equity securities of Interwoven as consideration for the assets or securities of another person; or

•	to acquire in any manner, directly or indirectly, in a single transaction or series of related transactions, 15% or more of the equity securities of Interwoven or assets (including equity securities of any subsidiary) that represent 15% or more of the total consolidated assets of Interwoven, other than the transactions contemplated by the merger agreement.

Under the merger agreement, “Company Superior Proposal” means any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of Interwoven common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Interwoven on terms that our Board determines in good faith (following consultation with our financial advisor and outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and the merger agreement) to (i) be more favorable to our stockholders from a financial point of view than the transactions contemplated with Autonomy and (ii) be reasonably likely to be completed, taking into account any financing and approval requirements and all other financing, legal, regulatory and other aspects of such proposal.

In addition to our obligations set forth above, the merger agreement provides that we must promptly, but in no event later than 24 hours after any of our officers becomes aware that any Company Takeover Proposal has been received by us, or any inquiry or request for information that we believe would reasonably be expected to lead to a Company Takeover Proposal has been received by us, advise Autonomy orally and in writing of (1) any inquiry or request for information that we reasonably believe could lead to a Company Takeover Proposal, and (2) the terms and conditions of any such Company Takeover Proposal, request or inquiry and the identity of the person making the Company Takeover Proposal, inquiry or request. We are required to keep Autonomy informed in all material respects on a timely basis of any material change in the status of, or any material modification or material amendment to, any Company Takeover Proposal, and to provide Autonomy, as soon as practicable, with copies of any written offer, all correspondence and any other written material sent or provided to us or any of our subsidiaries from any person that describes any of the terms or conditions of any such request, Company Takeover Proposal or inquiry.

The merger agreement provides that our Board of Directors is not prevented from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the adoption of the merger agreement and, in the case of a tender or exchange offer by a person other than Autonomy or its affiliates made directly to our stockholders, recommending that our stockholders accept the tender or exchange offer, if, prior to the special meeting, our Board of Directors determines in good faith (after receiving the advice of its financial advisors and outside legal counsel) that the failure of our Board of Directors to so act would be reasonably likely to result in a breach of its fiduciary obligations to Interwoven’s stockholders under applicable law. The merger agreement also provides that our Board of Directors will not make such a change in its recommendation in response to a Company Superior Proposal until 72 hours after we have notified Autonomy of our intent to do so, negotiated with Autonomy during such period with respect to any revisions to the terms of the merger that Autonomy elects to propose, and considered any such revisions in determining whether to change such recommendation.

Conditions to the Merger

The merger agreement provides that the parties’ obligations to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement by the requisite vote of Interwoven’s stockholders;

•	the approval of the merger agreement by the requisite vote of Autonomy’s shareholders;

•	the expiration or termination of the waiting period under the HSR Act; and

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger being in effect, where the violation of such order or injunction that would occur if the merger were completed would reasonably be expected to have a material adverse effect on Interwoven or Autonomy.

The merger agreement provides that Autonomy’s and Merger Sub’s obligations to complete the merger are subject to the following additional conditions:

•	as of the date of the merger agreement and as of the date of the completion of the merger, (i) our representations and warranties regarding our authority to enter into and consummate the merger agreement (contained in section 3.4(a) of the merger agreement) shall be true and correct in all respects, (ii) our representations and warranties that are qualified by material adverse effect must be true and correct in all respects, and (iii) our remaining representations and warranties must be true and correct (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except, with respect to (iii), where the failure of such other representations and warranties to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	from the date of the merger agreement through the completion of the merger, there must not have been any fact, event or circumstance that, individually or in the aggregate, has caused or would reasonably be expected to have, a material adverse effect on us; and

•	if the completion of the merger occurs before April 22, 2009 and (i) before March 20, 2009, we must have provided Autonomy with evidence that we hold at least $174,198,525 in cash, marketable securities and other eligible investments, or (ii) on or after March 20, 2009 and before April 1, 2009, we must have provided Autonomy with evidence that we hold at least $179,198,525 in cash, marketable securities and other eligible investments, or (iii) on or after April 1, 2009 and before April 22, 2009, we must have provided Autonomy with evidence that we hold at least $185,198,525 in cash, marketable securities and other eligible investments.

The merger agreement also provides that our obligation to complete the merger is subject to the following additional conditions:

•	the representations and warranties of Autonomy and Merger Sub shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) both as of the date of the merger agreement and as of the date of the completion of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct individually or in the aggregate (i) would not reasonably be expected to impair in any material respect the ability of Autonomy or Merger Sub to perform its obligations under the merger agreement and (ii) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by merger agreement; and

•	Autonomy and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement.

The merger agreement provides that a “material adverse effect” means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of a party and its subsidiaries, taken as a whole, or to the ability of either party to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by merger agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect:

•	any change in the market price or trading volume of the outstanding securities of such party;

•	any failure by such party to meet internal projections or forecasts or published revenue or earnings predictions;

•	any adverse effect to the extent attributable to the announcement or pendency of the merger (including cancellations in customer orders, reduction in sales, disruption in relationships with suppliers, distributors, partners or similar relationships or loss of employees);

•	any adverse effect that results from changes attributable to conditions affecting the industries in which such party participates, the United States or United Kingdom economy as a whole, or foreign economies in any locations where such party or any of such party’s subsidiaries has material operations or sales (to the extent that such changes in each case do not disproportionately adversely affect such party and its subsidiaries taken as a whole compared to similarly situated companies in such party’s industry);

•	any adverse effect that results from (A) any party taking any action at the written request of the other party, or (B) any party taking any action required by the merger agreement; or

•	any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of Interwoven and Autonomy;

•	by either Interwoven or Autonomy:

•	if the merger is not completed on or before June 22, 2009 (the “Termination Date”), provided that if on June 22, 2009 the expiration or termination of the waiting period under the HSR Act shall not have occurred but all other conditions to the completion of the merger have been satisfied (or in the case of conditions that by their terms are to be satisfied at the completion of the merger, shall be capable of being satisfied on June 22, 2009), then either Autonomy or Interwoven shall have the right, in its sole discretion by providing written notice to the other on or before June 22, 2009 to extend the Termination Date to September 22, 2009, provided further that a party may not terminate the merger agreement on this basis if such party’s action or failure to act was a principal cause of or resulted in the failure of the merger to be completed on or before such date;

•	if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the merger shall be in effect and shall have become final and nonappealable, provided that a party may not terminate the merger agreement on this basis if the imposition of such legal restraint was attributable to the failure of such party or any affiliate of such party to perform any of its obligations under the merger agreement;

•	if the stockholders of Interwoven shall not have adopted the merger agreement at the special meeting or at any adjournment or postponement thereof, provided that a party may not terminate the merger agreement on this basis if the failure to obtain our stockholders’ adoption of the merger agreement was attributable to the failure of such party or any affiliate of such party to perform any of its obligations under the merger agreement (a termination described in this paragraph being referred to herein as a “Interwoven No-Vote Termination”);

•	if Autonomy shall not have obtained its shareholders’ approval of the merger at its extraordinary general meeting, provided that a party may not terminate the merger agreement on this basis if the failure to obtain Autonomy’s shareholders’ approval of the merger was attributable to the failure of such party or any affiliate of such party to perform any of its obligations under the merger agreement (a termination described in this paragraph being referred to herein as an “Autonomy No-Vote Termination”);

•	by Autonomy:

•	if we have breached or failed to perform any of our representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of the closing condition in favor of Autonomy that relates to such matters, subject to our ability to cure such breach or failure to perform within 20 days after written notice, provided that Autonomy may not terminate the merger agreement on this basis if it has committed a material breach of any of its representations, warranties, covenants or agreements in the merger agreement;

•	if any of the following events occurs: (i) any change of our Board of Directors’ recommendation to our stockholders to adopt the merger agreement; (ii) our Board of Directors or any committee thereof fails to publicly confirm its recommendation and declaration of advisability of the merger agreement within five business days after a written request by Autonomy that it do so, (iii) our Board of Directors adopts a resolution approving, endorsing or recommending an Acquisition Transaction, (iv) we enter into a definitive agreement providing for the consummation of a transaction that constitutes an Acquisition Transaction, (v) a tender offer or exchange offer for any outstanding shares of capital stock of Interwoven that constitutes an Acquisition Transaction (other than by Autonomy) is commenced prior to obtaining the approval of the Interwoven stockholders at the special meeting and our Board of Directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within ten business days after commencement of such tender offer or exchange offer (provided that any right to terminate pursuant to this clause (v) must be exercised, if at all, by Autonomy within 10 days of the expiration of such ten business day period), or (vi) our Board of Directors publicly announces its intention to do any of the foregoing (a termination described in this paragraph being referred to herein as an “Interwoven Change of Recommendation Termination”);

•	if any of our directors or officers willfully and materially breaches the non-solicitation covenant set forth in the merger agreement (a termination described in this paragraph being referred to herein as an “Interwoven Solicitation Termination”); or

•	by us:

•	if Autonomy or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of the closing condition in favor of Interwoven that relates to such matters, subject to their ability to cure such breach or failure to perform within 20 days after written notice, provided that Interwoven may not terminate the merger agreement on this basis if it has committed a material breach of any of its representations, warranties, covenants or agreements in the merger agreement;

•	at any time prior to obtaining the adoption of the merger agreement by our stockholders, if (i) we receive a Company Superior Proposal that did not result, directly or indirectly, from a willful breach of the merger agreement, (ii) our Board of Directors authorizes, subject to complying with the terms of the merger agreement, entry into an acquisition agreement with respect to a Company Superior Proposal and we notify Autonomy in writing that we intend to enter into such acquisition agreement, attaching the most current version of such agreement to such notice, (iii) Autonomy does not make, within 72 hours of receipt of the written notification of our intention to enter into a binding agreement for a Company Superior Proposal, a binding, unconditional offer, that our Board of Directors determines in good faith after consultation with its financial advisors, is (A) at least as favorable, from a financial point of view, to our stockholders as the Company Superior Proposal and (B) reasonably likely to be completed, and (iv) Interwoven concurrently with such termination pays to Autonomy in immediately available funds any fees required to be paid pursuant to the merger agreement (a termination described in this paragraph being referred to herein as a “Superior Proposal Termination”);

•	if there shall have occurred (1) the failure of Autonomy’s Board of Directors to recommend that Autonomy’s shareholders vote to approve the merger agreement and the merger, or any withdrawal or modification of Autonomy’s Board of Directors’ recommendation to its shareholders to approve the merger agreement or the merger, (2) the failure of Autonomy to include in the circular to be sent to its shareholders the recommendation of Autonomy’s Board of Directors to its shareholders to approve the merger, (3) the Autonomy Board of Directors or any committee thereof fails to publicly confirm its recommendation that Autonomy’s shareholders vote to approve the merger within five business days after a written request by Interwoven that it do so, or (iii) the Autonomy Board of Directors publicly announces its intention to do any of the foregoing (a termination described in this paragraph being referred to herein as an “Autonomy Change of Recommendation Termination”); or

•	if Autonomy or Merger Sub fails to obtain proceeds pursuant to the Financing Agreements (see the section of this proxy statement entitled “The Merger Financing Agreements” beginning on page 55 for a discussion of the Financing Agreements) (or any alternative financing permitted by the merger agreement) sufficient to consummate the transactions contemplated by the merger agreement, or fails to close the merger, by the earlier of (a) the date 15 business days after satisfaction or waiver of the conditions set forth in the merger agreement (excluding conditions that, by their terms, cannot be satisfied until the closing of the merger, but which would be reasonably capable of being satisfied at the closing) and (b) the day preceding the Termination Date (a termination described in this paragraph being referred to herein as a “Financing Related Termination”).

The merger agreement provides that in the event of termination of the merger agreement, the merger agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than with respect to the treatment of confidential information, the payment of transaction expenses and the possible payment of termination fees, provided that no such termination will relieve any party from any liability resulting from any willful breach of the merger agreement.

Fees and Expenses

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses. However, we will share equally with Autonomy all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing this proxy statement with the Securities and Exchange Commission and any amendments or supplements thereto and the premerger notification and report forms under the HSR Act.

We must pay Autonomy a termination fee equal to $25 million in cash if the merger agreement is terminated under any of the following circumstances:

•	if (1) the merger agreement is terminated pursuant to an Interwoven No-Vote Termination, (2) prior to any such termination but following the date of the merger agreement a bona fide Company Takeover Proposal shall have been made or communicated to Interwoven or shall have been made directly to the stockholders of Interwoven generally, or any person shall have announced an intention to make or communicate a Company Takeover Proposal, in each case which, on the date of the special meeting, has not been withdrawn, and (3) within twelve months following the termination of the merger agreement an agreement providing for the consummation of a transaction that would result in a person (or its stockholders) owning, directly or indirectly, 50% or more of Interwoven common stock then outstanding is entered into, and such transaction is subsequently consummated, or within such 12-month period such a transaction is consummated;

•	if Autonomy terminates the merger agreement pursuant to an Interwoven Change of Recommendation Termination or an Interwoven Solicitation Termination; or

•	if we terminate the merger agreement pursuant to a Superior Proposal Termination.

In addition, we must pay Autonomy an amount equal to $7 million in cash if the merger agreement is terminated due to an Interwoven No-Vote Termination. The $25 million termination fee shall be reduced by any amount that we pay or are required to pay due to an Interwoven No-Vote Termination. We are not required to pay the $25 million termination fee on more than one occasion and in the event we pay the $25 million termination fee, we shall have no further liability with respect to the merger or the merger agreement.

Autonomy must pay us a termination fee equal to $25 million if the merger agreement is terminated under any of the following circumstances:

•	if we terminate the merger agreement pursuant to an Autonomy Change of Recommendation Termination;

•	if we terminate the merger agreement pursuant to a Financing Related Termination; or

•	if either we or Autonomy terminates the merger agreement pursuant to an Autonomy No-Vote Termination.

To the extent that payment of such amount by Autonomy would violate the laws of England and Wales or the rules and regulations of the London Stock Exchange plc, then the amount payable by Autonomy will be reduced to equal the maximum amount that may be paid without violating such laws or rules. Autonomy is not required to pay the $25 million termination fee on more than one occasion and in the event Autonomy pays the $25 million termination fee, it shall have no further liability with respect to the merger or the merger agreement.

THE MERGER FINANCING AGREEMENTS

Concurrently with the execution of the merger agreement, Citi, Deutsche Bank and Morgan Stanley entered into a placing agreement with Autonomy under which Autonomy has raised £222 million through the sale of its ordinary shares to institutional investors. This equity financing was completed, and the funds received by Autonomy, on January 27, 2009.

In addition, concurrently with the execution of the merger agreement, Barclays Bank entered into a revolving facility agreement with Autonomy in which Barclays Bank has committed to lend to a subsidiary of Autonomy $237.5 million to, among other things, fund a portion of the merger consideration. The obligations of Barclays Bank to lend under the facility agreement are subject to (1) certain specified representations being correct and not misleading in all material respects when made or deemed to have been made and if there are any misrepresentations made by a subsidiary of Autonomy (not being Autonomy NA Holdings, Inc. or Merger Sub), such misrepresentations not being material in the context of the funding, (2) there being no breach of certain specified events of default and if there is any breach of such events of default by a subsidiary of Autonomy (not being Autonomy NA Holdings, Inc. or Merger Sub), such breach not being material in the context of the financing, (3) there being no breach of certain specified insolvency-related events of default, (4) the conditions of the merger agreement having been satisfied other than the payment obligations, and no circumstances existing that, individually or in the aggregate, has caused or would reasonably expected to have a material adverse effect on Interwoven, and (5) there being no change in control or sale of all or substantially all of the assets of the borrower (Autonomy Holdings NA, Inc.).

Autonomy’s obligation to complete the merger is not conditioned upon these financing transactions occurring, although the ability of Autonomy to pay the full merger consideration will likely require that Autonomy obtain a portion of the merger consideration funds pursuant to the credit facility or alternate financing.

PROPOSAL 2 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting the number of shares of our common stock represented and voting in favor of adoption of the merger agreement is not sufficient to adopt the merger agreement, we may move to adjourn the special meeting in order to enable our Board of Directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned or postponed session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Failure of this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the special meeting in the event that a sufficient number of shares of our common stock are not represented at the special meeting to establish a quorum, or for any other lawful purpose.

Votes Required and Board Recommendation

Approval of the proposal to vote to adjourn the special meeting and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the shares of Interwoven common stock that was voted on the proposal at the special meeting. Abstentions and broker non-votes will have no effect on the adjournment proposal.

For the reasons set forth in this proxy statement, our Board of Directors unanimously recommend that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 4, 2009, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers who are identified as “named executive officers” in the proxy statement for our 2008 Annual Meeting of Stockholders;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Interwoven, Inc., 160 East Tasman Drive, San Jose, California 95134.

The percentage of shares beneficially owned is based on 46,533,786 shares of common stock outstanding as of February 4, 2009. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or restricted stock units that are currently exercisable or settleable within 60 days of February 4, 2009 are deemed to be outstanding for the purposes of calculating the amount of beneficial ownership of that person, and for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Shares Issuable
		Under Securities
	Amount of	Exercisable or
	Beneficial	Settleable	Aggregate
Name and Address of Beneficial Owner	Ownership(1)	Within 60 Days	Percentage

Barclays Global Investors, NA. (and affiliates)(2)	3,197,874		6.9%
Dimensional Fund Advisors LP(3)	3,103,858	—	6.7
The Bank of New York Mellon Corporation(4)	2,849,473	—	6.1
Marc C. Cohodes(5)	2,580,578	—	5.5
The Vanguard Group, Inc.(6)	2,422,305	—	5.2
Joseph L. Cowan	144,250	143,750	*
John E. Calonico, Jr.	348,131	321,533	*
Scipio M. Carnecchia	475,033	446,668	1.0
Benjamin E. Kiker, Jr.	66,889	56,250	*
Steven J. Martello	309,457	295,000	*
David A. Nelson-Gal	97,742	60,000	*
Charles M. Boesenberg	52,736	47,273	*
Ronald E. F. Codd	106,312	100,500	*
Bob L. Corey	82,251	78,966	*
Frank J. Fanzilli, Jr.	93,750	90,000	*
Roger J. Sippl	43,689	39,167	*
Thomas L. Thomas	97,384	70,000	*
All 13 directors and executive officers as a group	2,083,044	1,861,075	4.3%

*	Less than 1%

(1)	Includes shares over which the person currently holds or shares voting or investment power. Also includes any shares listed under the column “Shares Issuable Under Securities Exercisable or Settleable Within 60 Days.”

(2)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 by: (i) Barclays Global Investors, NA., a bank, reporting beneficial ownership of and sole power to dispose or direct the disposition of 1,158,925 shares and sole power to vote or direct the vote of 1,006,547 of those shares, (ii) Barclays Global Fund Advisors, an investment advisor, reporting beneficial ownership of and sole power to dispose or direct the disposition of 2,009,336 shares and sole power to vote or direct the vote of 1,484,578 of those shares, and (iii) Barclays Global Investors, LTD, a non-U.S. institution, reporting beneficial ownership of and sole power to dispose or direct the disposition of 29,613 shares. The address of Barclays Global Investors, NA. and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105. The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London EC3N 4HH. We have been advised by Barclays Capital that Barclays Capital does not have any voting or dispositive power over, nor economic interests in, the shares reported as beneficially owned by Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, LTD.

(3)	Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008 by Dimensional Fund Advisors LP reporting sole power to vote or direct the vote of and sole power to dispose or direct the disposition of 3,103,858 shares, none of which are actually owned by it. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by The Bank of New York Mellon Corporation and certain direct and indirect subsidiaries of the Bank of New York Mellon Corporation, reporting sole power to vote or direct the vote of 2,599,887 shares; shared power to vote or direct the vote of 10,400 shares; sole power to dispose or direct the disposition of 2,839,073 shares; and shared power to dispose or direct the disposition of 10,400 shares. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286.

(5)	Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2008 by Marc C. Cohodes, reporting sole power to vote and the sole power to direct the disposition of a total of 2,580,578 shares held by Copper River Partners, L.P. and the other investment funds and accounts over which Marc C. Cohodes holds investment control and voting control with respect to their investments. The address of Marc C. Cohodes is c/o Copper River Management, L.P., 12 Linden Place, Second Floor, Red Bank, New Jersey 07701.

(6)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote of 47,388 shares and sole power to dispose or direct the disposition of 2,422,305 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “IWOV.” This table shows, for the periods indicated, the high and low sales price per share for Interwoven common stock as reported by The NASDAQ Global Select Market.

	Interwoven
	Common Stock
	High	Low

Year ended December 31, 2009
First Quarter (through February 6, 2009)	$15.91	$11.14
Year ended December 31, 2008
Fourth Quarter	$14.07	$9.67
Third Quarter	$16.01	$11.57
Second Quarter	$13.78	$10.40
First Quarter	$14.67	$10.63
Year ended December 31, 2007
Fourth Quarter	$14.96	$12.05
Third Quarter	$15.66	$11.63
Second Quarter	$16.93	$13.07
First Quarter	$17.30	$14.15

The following table sets forth the closing price per share of our common stock, as reported by the NASDAQ Global Select Market on January 21, 2009, the last full trading day before the public announcement of the merger, and on February 6, 2009, the latest practicable trading day before the printing of this proxy statement:

Common Stock
Closing Price

January 21, 2009	$11.84
February 6, 2009	$15.85

The above tables contain only historical information and may not provide meaningful information to stockholders in determining whether to approve the adoption of the merger agreement. Stockholders are urged to obtain current market quotations for Interwoven common stock and to carefully review the other information contained in this proxy statement in considering whether to approve the adoption of the merger agreement.

The approximate number of holders of record of the shares of our common stock was 349 as of February 4, 2009. This number does not include stockholders whose shares are held by other entities. The actual number of our stockholders is greater than the number of holders of record.

We have not declared or paid any cash dividends on our capital stock since our incorporation. We currently intend to retain future earnings, if any, for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors is not aware of any matter to be presented for action at the special meeting, other than the matters set forth in this proxy statement. Our bylaws provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to our notice of such meeting.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

We will hold an Annual Meeting of Stockholders in 2009 only if the merger is not completed prior to such time. For a stockholder proposal to be included in our proxy materials for the 2009 Annual Meeting of Stockholders, the proposal must have been received at our principal executive offices, addressed to the Secretary, not later than the close of business on January 1, 2009. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2009 Annual Meeting of Stockholders so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices no earlier than March 6, 2009 and no later than April 5, 2009; unless our 2009 Annual Meeting of Stockholders is held on or before May 5, 2009 or on or after August 5, 2009, in which case, notice by stockholders must be received not earlier than the close of business on the 90th day prior to the date of the annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public disclosure of the day of the annual meeting was made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

MISCELLANEOUS

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 9, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500 if you have any questions about this proxy statement the special meeting or the merger, or need assistance with the voting procedures.

CERTAIN INFORMATION REGARDING INTERWOVEN AND AUTONOMY

Autonomy has supplied all information contained in this proxy statement relating to Autonomy and Merger Sub and we have supplied all information relating to us.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
AUTONOMY CORPORATION PLC,
MILAN ACQUISITION CORP.
and
INTERWOVEN, INC.
Dated as of January 22, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 22, 2009, is by and among Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Parent”), Milan Acquisition Corp., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent (“Merger Sub”), and Interwoven, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved, adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Parent has entered into a Placing Agreement with Deutsche Bank AG, London Branch, Morgan Stanley & Co. International plc, and Citigroup Global Markets U.K. Equity Limited dated as of the date hereof (the “Placing Agreement”) and (ii) Autonomy NA Holdings Inc., a subsidiary of Parent, as Borrower, and Parent and Autonomy Systems Limited, as Original Guarantors, have entered into a Revolving Facility Agreement with Barclays Bank plc, Eastern Larger Business, as Original Lender, and Barclays Bank plc, Eastern Larger Business, as Agent, dated as of the date hereof, as may be amended from time to time (the “Loan Agreement” and, together with the Placing Agreement, the “Financing Agreements”);

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement (the “Voting Agreement”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of this Agreement and otherwise to support the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Parent are executing and delivering one or more Irrevocable Undertakings, dated as of the date of this Agreement (the “Irrevocable Undertakings”), pursuant to which such shareholders are, among other things, covenanting to vote in favor of the approval of the Merger upon the terms and conditions of this Agreement and otherwise to support the transactions contemplated hereby and the Financing Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub shall merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving entity in the Merger (the “Surviving Entity”), and the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

1.2.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Pacific Time) on a date to be specified by the parties (the “Closing Date”), which shall be no later than the fourth Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Morgan, Lewis & Bockius LLP, One Market Street, San Francisco, California 94105, unless another date, place or time is agreed to in writing by the parties hereto.

1.3.  Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company and Merger Sub shall cause the certificate of merger in the form attached as Exhibit A (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective date and time of the Merger being hereinafter referred to as the “Effective Time”).

1.4.  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5.  Certificate of Incorporation; By-laws.

(a) The Certificate of Incorporation of the Company, as the Surviving Entity shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Entity shall read as follows: “The name of this corporation is Interwoven, Inc.”. As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by the DGCL or other applicable Law.

(b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the By-laws of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.4 hereof.

1.6.  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

1.7.  Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Entities;
Exchange of Certificates; Company Stock Options

2.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company or any other person:

(a) Merger Consideration.  Each share (a “Share” or, collectively, the “Shares”) of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent, and (ii) Shares owned by the Company or any direct or indirect subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $16.20 in cash from Merger Sub (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Entity.

(d) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with Section 262 of the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Section 262 of the DGCL. All Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration in cash, without any interest thereon (subject to any applicable withholding taxes), upon the surrender or transfer, in the manner provided in Section 2.1(a), of the corresponding Certificate.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.2.  Exchange of Certificates.

(a) Paying Agent.  On or promptly following the Closing Date, Parent shall deliver or cause to be delivered to a paying agent selected prior to the Closing Date by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), amounts sufficient in the aggregate to make all payments of the Per Share Merger Consideration pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund will be held in trust for the benefit of the holders of record of Shares (other than Excluded Shares). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures.  As promptly as practicable (and in any event within two Business Days) after the Effective Time, the Surviving Entity shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.2(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Paying Agent, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 365 days after the Effective Time shall be delivered to the Surviving Entity. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity and Parent for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.2(f)) upon due surrender of such holder’s Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary and reasonable amount and upon such customary and reasonable terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights.  Parent and the Surviving Entity shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Entity, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

2.3.  Company Equity Awards; ESPP.

(a) Options.  At the Effective Time, all Company Stock Options outstanding immediately prior to the Effective Time with an exercise price at or below $40.00 per share of Company Common Stock (a “Lower Priced Option”) shall be assumed by Parent in accordance with, and to the extent provided in, Section 6.10. At the Effective Time, all Company Stock Options outstanding immediately prior to the Effective Time with an exercise price in excess of $40.00 per share of Company Common Stock (a “Higher Priced Option”) shall not be assumed by Parent and shall accordingly be cancelled with no cash or other consideration to be paid to the holders of such cancelled Company Stock Options. At the Effective Time, all of such Higher Priced Options shall cease to be outstanding, shall be cancelled and shall cease to exist.

(b) Contingent Option Exercises.  Notwithstanding anything to the contrary in this Agreement or the Company Stock Plans, the Company shall be permitted to take such actions as it may deem necessary or appropriate to permit the exercise of all vested Company Stock Options (including Company Stock Options that will vest upon the consummation of the Merger) on a cashless basis contingent upon the Closing. With respect to each current or former employee of the Company or its Subsidiaries who exercises one or more Company Stock Options on such a cashless basis, the Company shall at the time of such exercise collect, either in the form of cash or through the withholding of a portion of the shares of Company Common Stock otherwise issuable upon such exercise, all federal, state and local income, employment and other payroll withholding taxes at the applicable rates and shall pay all such withholding taxes in cash to the appropriate taxing authorities promptly when due. The holders of Company Stock Options exercised on the foregoing basis shall be entitled to receive, promptly following the Effective Time, cash in respect of each share of Company Common Stock issued in connection with such cashless exercise, net of any shares withheld to satisfy the applicable withholding taxes, in an amount equal to the excess, if any, of (i) the Per Share Merger Consideration, over (ii) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time.

(c) Treatment of Company RSUs.  At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be assumed by Parent in accordance with Section 6.11.

(d) ESPP.  All purchase rights under the ESPP outstanding on the earlier of (a) April 30, 2009 and (b) the day immediately prior to the Effective Time (such earlier date, the “ESPP Purchase Date”), shall automatically be exercised, in accordance with the terms of the ESPP and resolutions of the Board relating thereto to the extent required pursuant to the terms of the ESPP, on the ESPP Purchase Date, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the consideration payable pursuant to Section 2.1. No further purchase rights shall be granted or exercised under the ESPP thereafter. No consent or approval of the participants in the ESPP is required in connection with the final purchase date and termination of the ESPP in accordance with this Section 2.3(d), and the ESPP and the agreement or agreements evidencing each outstanding purchase right under the ESPP permit each of the actions contemplated by this Section 2.3(d).

2.4.  Adjustments to Prevent Dilution.  In the event that after the date hereof and prior to the Effective Time, the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), provided, however, that disclosure in any Section of the Company Disclosure Letter shall be deemed to have been set forth in all other applicable Sections of the Company Disclosure Letter where the applicability of such disclosure to such other Sections is reasonably apparent notwithstanding the omission of any cross-reference to such other Section in the Company Disclosure Letter; provided, further, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent:

3.1.  Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (A) in any jurisdiction that does not recognize the concept of good standing, and (B) in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has Made Available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”). The Company has Made Available to Parent or its representatives correct and complete copies of the minutes of all meetings of stockholders, the Company Board and each committee of the Company Board held since December 31, 2004.

3.2.  Subsidiaries.  Section 3.2 of the Company Disclosure Letter lists all of the Subsidiaries of the Company and, for each such Subsidiary, the state of formation. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company (other than shares owned of record by other persons as nominee for, or on behalf of, the Company or a Subsidiary), free and clear of all pledges, claims, liens, charges, title defects, easements, encumbrances, rights of first offer or refusal or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

3.3.  Capital Structure.

(a) The authorized capital stock of the Company consists of 125,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on January 15, 2009, (i) 46,397,353 Shares were issued and outstanding, (ii) no Shares were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding, or issued and held by the Company in its treasury.

(b) As of January 15, 2009 and regarding any rights or awards which grant a right to acquire Shares from the Company, including any awards which grant a right to purchase Shares from the Company under the Company Stock Plans (“Company Stock Options”) and restricted stock units of the Company granted under the Company Stock Plans (“Company RSUs”) (collectively, “Company Equity Awards”):

(i) The Company has reserved 223 Shares for issuance to employees, consultants and directors pursuant to the Metacode Technologies, Inc. Amended and Restated 1995 Stock Plan (the “M Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(ii) The Company has reserved 30,248 Shares for issuance to employees, consultants and directors pursuant to the 1996 Stock Option Plan and the 1998 Stock Option Plan (collectively, the “1996 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(iii) The Company has reserved 482,654 Shares for issuance to employees, consultants and directors pursuant to the iManage, Inc. 1997 Stock Option Plan, as amended (the “1997 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(iv) The Company has reserved 219,286 Shares for issuance to employees, consultants and directors pursuant to the iManage, Inc. 2000 Non-Officer Stock Option Plan (the “iM 2000 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(v) The Company has reserved 540 Shares for issuance to employees, consultants and directors pursuant to the Ajuba Solutions, Inc. 1998 Amended and Restated Stock Option Plan (the “A Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(vi) The Company has reserved 4,178,229 Shares for issuance to employees, consultants and directors pursuant to the 1999 Equity Incentive Plan (the “1999 Stock Plan”), of which (A) 3,368,293 Shares are subject to outstanding unexercised Company Stock Options thereunder and 809,936 Shares are subject to issuance pursuant to unvested Company RSUs (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) no Shares are reserved for issuance upon the exercise of additional Company Stock Options that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.

(vii) The Company has reserved 1,093,974 Shares for issuance to employees, consultants and directors pursuant to the 2000 Stock Incentive Plan (the “2000 Stock Plan”), of which (A) 990,393 Shares are subject to outstanding unexercised Company Stock Options thereunder and 103,581 Shares are subject to issuance pursuant to unvested Company RSUs, (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) no Shares are reserved for issuance upon the exercise of additional Company Stock Options or Company RSUs that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.

(viii) The Company has reserved 2,635 Shares for issuance to employees, consultants and directors pursuant to the MediaBin, Inc. 2001 Stock Option Plan, as amended (the “M 2001 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(ix) The Company has reserved 418,941 Shares for issuance to employees, consultants and directors pursuant to the 2003 Acquisition Plan (the “2003 Stock Plan”), of which (A) 330,985 Shares are subject to outstanding unexercised Company Stock Options thereunder, (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) 87,956 Shares are reserved for issuance upon the exercise of additional Company Stock Options or Company RSUs that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.

(x) The Company has reserved 464,801 Shares for issuance to employees, consultants and directors pursuant to the Optimost, LLC 2006 Equity Compensation Plan (the “2006 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(xi) The Company has reserved 342,736 Shares for issuance to employees, consultants and directors pursuant to the Discovery Mining, Inc. 2003 Stock Option Plan (the “DM Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.

(xii) The Company has reserved 3,956,776 Shares for issuance to employees, consultants and directors pursuant to the 2008 Equity Incentive Plan (the “2008 Stock Plan”), of which (A) 385,100 Shares are subject to outstanding unexercised Company Stock Options and 70,000 Shares are subject to issuance pursuant to unvested Company RSUs thereunder, (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) 3,501,676 Shares are reserved for issuance upon the exercise of additional Company Stock Options or Company RSUs that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.

(xiii) The Company has reserved 3,764,031 Shares for issuance to employees under the Company’s 1999 Employee Stock Purchase Plan (“ESPP”), of which 2,044,705 Shares have been issued pursuant to the exercise of purchase rights and 1,719,326 Shares are available for future issuance thereunder. The current “Offering Period” (as defined in the ESPP) commenced under the ESPP on November 1, 2008 and will end on the earlier of (1) the day immediately prior to the Effective Time and (2) April 30, 2009, and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the ESPP. A maximum of 147,000 Shares may be purchased under the current Offering Period (as defined in the ESPP) under the ESPP on the final purchase date thereunder which is to occur on the earlier of (x) the day immediately prior to the Effective Time and (y) April 30, 2009. The Company has taken all required actions to terminate the ESPP and to cause the Offering Period to terminate effective automatically on the earlier of (i) the day immediately prior to the Effective Time and (ii) April 30, 2009.

(xiv) The Company has Made Available to Parent true and correct copies of all Company Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.

(c) Section 3.3(c) of the Company Disclosure Letter contains a correct and complete list of Company Equity Awards as of the close of business on January 15, 2009, including Company Stock Options, and Company RSUs under the Company Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including vesting commencement date and whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Other than the Company Stock Options and Company RSUs, there are no other outstanding equity awards under the Company Stock Plans as of the close of business on January 15, 2009. Except as set forth above in this Section 3.3, as of the close of business on January 15, 2009, there are no outstanding stock appreciation rights, rights to receive Shares on a deferred basis or other rights that are linked to the value of Shares granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, Company By-laws or any Contract to which the Company is a party or otherwise bound. Each Company Equity Award (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant and is not subject to Section 409A of the Code, (iii) has a grant date identical to the date on which the Company Board or compensation committee of the Company Board actually awarded such Company Equity Award, (iv) provides, in the case of each outstanding Company RSU, for the issuance of the underlying Shares within thirty (30) days of the vesting of that RSU and is not otherwise subject to Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such Company Equity Award in the Company’s tax returns and the Company’s financial statements, respectively.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.3, as of the close of business on January 15, 2009, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (C) any warrants, calls, options or other rights of any kind to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries.

(e) There are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person (other than any Subsidiary). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries

(f) The Shares constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.4.  Authority; Noncontravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares (the

“Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated, by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any manner. The Company Board has taken all action necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement, the Merger, and the other transactions contemplated by this Agreement (based on the representation of Parent in Section 4.8). Except for Section 203 of the DGCL (which has been rendered inapplicable by action of the Company Board), no “moratorium,” “control share,” “fair price,” or other antitakeover laws or regulations (together, “Takeover Laws”) are applicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, policy, certificate of coverage, indenture, lease or other contract, agreement, obligation, commitment, legally binding arrangement or legally binding understanding (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other Necessary Consents referred to in Section 3.5, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in the market price or trading volume of the outstanding securities of such Party; (ii) any failure by such Party to meet internal projections or forecasts or published revenue or earnings predictions; (iii) any adverse effect to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in relationships with suppliers, distributors, partners or similar relationships or loss of employees); (iv) any adverse effect that results from changes attributable to conditions affecting the industries in which such Party participates, the United States or

United Kingdom economy as a whole, or foreign economies in any locations where such Party or any of such Party’s Subsidiaries has material operations or sales (to the extent that such changes in each case do not disproportionately adversely affect such Party and its Subsidiaries taken as a whole compared to similarly situated companies in such Party’s industry); (v) any adverse effect that results from (A) any Party taking any action at the written request of the other Party, or (B) any Party taking any action required by this Agreement; or (vi) any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event.

3.5.  Governmental Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Exchange Act, (c) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, (d) any appropriate or required filings with and approvals of Nasdaq, (e) the assumption of Lower Priced Options granted under the Interwoven 1999 Equity Incentive Plan and the iManage, Inc. 1997 Stock Option Plan pursuant to any Approved Rollover Offer (as defined in Section 6.10(f)), and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (f) above or listed in Section 3.5 of the Company Disclosure Letter are referred to herein as “Necessary Consents”.

3.6.  Company SEC Documents; No Undisclosed Liabilities.

(a) The Company has filed on a timely basis all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since December 31, 2004 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents complied, as of their respective dates, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the financial statements (or disclosed in the related footnotes) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 or the Company’s Quarterly Report on Form 10-Q filed prior to the date hereof for the quarter ended September 30, 2008 or (ii) as incurred in the ordinary course of business since September 30, 2008, or in connection with the Merger and related transactions, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the Company does not have any indebtedness for borrowed money, or guarantees of indebtedness of any other person.

(c) To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(d) As of the date of this Agreement, the Company has no intention to restate the most recent audited financial statements or any of the unaudited financial statements filed thereafter included in the Company SEC Documents. As of the date of this Agreement, the Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which was required to be reported to the Company Board. The books and records of the Company and each of its Subsidiaries have been, and are being maintained in all material respects in accordance with applicable Law and accounting requirements and the Company’s financial statements are consistent in all material respects with such books and records.

3.7.  Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

3.8.  Absence of Certain Changes or Events.  Except for the transactions contemplated by this Agreement, between September 30, 2008 and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has been (i) no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company; (ii) no declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock; (iii) no purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or the issuance of any options, warrants, calls, or rights to acquire such shares or securities (other than grants of Company Stock Options or Company RSUs); (iv) no split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company (other than Shares issuable upon the exercise of outstanding Company Stock Options, Company RSUs or other awards under the Company Stock Plans or outstanding purchase rights under the ESPP); (v) no granting by the Company or any of its Subsidiaries to any current or former director or officer, or any other employees of (1) an increase in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards) or any such granting of any type of compensation or benefits to any current or former director or officer not previously receiving or entitled to receive such type of compensation or benefit, or (2) the right to receive any severance or termination pay, or increases therein (other than in both instances (1) and (2) increases made as required by Law or severance as required by Law); (vi) no material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; (vii) no material election with respect to taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material tax liability or refund; (viii) no revaluation of the Company’s or any of its Subsidiaries’ material assets; or (ix) no grants of material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice.

3.9.  Litigation.  As of the date of this Agreement, there is no action, suit or proceeding, claim, arbitration or litigation by or before any Governmental Authority (each, an “Action”) pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, there is no investigation by any Governmental Authority pending or threatened, (A) against the Company or any of its Subsidiaries and that is material to the Company and its Subsidiaries, or (B) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Knowledge of the Company, as of the date of this Agreement no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a valid basis for any material Action. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against any current or, to the Knowledge of the Company, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. As of the date of this Agreement, there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. As of the date of this Agreement, there is no judgment, decree, injunction, rule or order of any Governmental Authority (each, an “Order”) to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject. There has not been since January 1, 2004, and as of the date of this Agreement there are not, any internal investigations or inquiries being conducted by the Company, its Board of Directors or, to the Knowledge of the Company, any third party or Governmental Authority at the request of any of the foregoing concerning any conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.10.  Contracts.

(a) Section 3.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of, and the Company Made Available to Parent true and correct copies of:

(i) all Contracts of the Company or any of its Subsidiaries that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act (if such report was filed by the Company with the SEC on the date of this Agreement);

(ii) all Contracts of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant expressly restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to restrict the ability of Parent or any of its Subsidiaries) to compete or engage in any significant business practice with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services in any material respect, including Contracts with “most favored customer” pricing provisions;

(iii) all Contracts (including employment, consulting, bonus, compensation, severance, or retention Contracts) of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than (A) offer letters, employment agreements or consulting agreements providing solely for at will employment or services and containing no right to any pay or benefits after employment or services have been terminated or upon any change in control, (B) stock option and RSU agreements, and (C) invention assignment agreements, arbitration of dispute agreements and other standard employment-related documents on the Company’s standard forms;

(iv) all Contracts of the Company or any of its Subsidiaries pursuant to which any third party is authorized to use, copy, market, distribute or in any other manner exploit any Intellectual Property of the Company or any of its Subsidiaries other than Contracts entered into with distributors, resellers, customers and service providers (including marketing, advertising, and other service providers) in the ordinary course of business and non-exclusive immaterial Contracts;

(v) all Contracts of the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary is granted rights in Intellectual Property of any third Person that are embodied in or incorporated into any of the Company’s products (excluding any licenses for software that is “shrink-wrap” software or similar commercially available software and licenses for Open Source Materials (as defined in Section 3.15);

(vi) all material joint venture, partnership or other similar Contracts to which the Company or any of its Subsidiaries is a party that result in the creation of a separate legal entity;

(vii) all Contracts of the Company or any of its Subsidiaries involving the lease of real property with an annual payment of greater than $50,000;

(viii) all loan agreements, credit agreements, letters of credit, notes, debentures, bonds, mortgages, indentures, promissory notes and other Contracts of the Company or any of its Subsidiaries relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person;

(ix) all Contracts providing for indemnification by the Company or its Subsidiaries of any Indemnified Parties (as defined in Section 6.5 hereof); and

(x) all Contracts and arrangements of the Company or any of its Subsidiaries pursuant to which the Company or any Subsidiary of the Company has any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any other Person, or any material capital maintenance or similar agreements or arrangements requiring the Company or any Subsidiary to support the financial condition of any other Person.

(b) Each Contract (w) that is referenced in Sections 3.10(a)(i) through (x) above, (x) that is a top 20 customer Contract of the Company or any Subsidiary of the Company based on the aggregate license revenue for each of the fiscal years ended December 31, 2008, 2007, and 2006, the aggregate consulting revenue for each of the fiscal years ended December 31, 2008, 2007, and 2006 and the aggregate maintenance revenue for the fiscal year ended December 31, 2008, (y) that is a supply Contract (excluding purchase orders given or received in the ordinary course of business, and licenses for Open Source Materials) under which the Company or any Subsidiary of the Company paid or received in excess of $100,000 for the fiscal year ended December 31, 2008, or (z) that is a license for Open Source Materials (collectively, “Material Contracts”), is in full force and effect as of the date of this Agreement (except for those Contracts that have expired in accordance with their terms) and, as of the date of this Agreement, constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary has performed all of its material obligations under, and is not in violation or breach of or default under, any such Contract or agreement except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of this Agreement, the other parties to any such Contract or agreement have performed all of their obligations under, and are not in violation or breach of or default under, any such Contract or agreement except for such violations or breaches which would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has Made Available all Contracts of the Company or any of its Subsidiaries containing “standstill” or similar provisions that purport, after the Effective Time, to restrict any Affiliate of the Company that would include Parent or any of its Subsidiaries or Affiliates.

3.11.  Compliance with Laws.

(a) The Company and each of its Subsidiaries has been since December 31, 2004 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since December 31, 2004 and prior to the date of this Agreement, a notice or other written communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations that would reasonably be expected to have individually or in the aggregate a Material Adverse Effect. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event that has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Assuming all Closing Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit. Neither the Company nor any of its Subsidiaries has

taken any action covered by the Worker Adjustment and Retraining Notification Act of 1988, as amended (WARN Act), or any similar applicable state, local or foreign Law and neither the Company nor any of its Subsidiaries are currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any such Laws.

(b) Since December 31, 2004, (i) neither the Company nor any of its Subsidiaries has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable Law, or (y) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any material Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

(c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. To the Knowledge of the Company, as of the date of this Agreement, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Knowledge of the Company, as of the date of this Agreement, there is no fraud relating to the Company, any of its Subsidiaries, or their respective businesses that involves management or other employees who have a significant role in the Company’s internal controls. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. As of the date of this Agreement, the Company has no intention to restate any of the SEC Financial Statements. As of the date of this Agreement, the Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors. The books and records of the Company and each of its Subsidiaries have been, and are being maintained in all material respects in accordance with applicable Law and accounting requirements and the SEC Financial Statements are consistent in all material respects with such books and records.

3.12.  Notes and Accounts Receivable.  All notes and accounts receivable of the Company and its Subsidiaries shown on the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 as filed with the SEC, or thereafter acquired by the Company or any of its Subsidiaries, have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s books, less the allowance for uncollectible accounts provided on the above-referenced balance sheet, as such allowances may have been adjusted on the Company’s books in the ordinary course of business to date, which adjustment, if material, is disclosed in Section 3.12 of the Company Disclosure Letter. As of the date of this Agreement, no note or receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or setoff that if successful would reasonably be expected to have a Material Adverse Effect on the Company.

3.13.  Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements or policies, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Shares that have not been granted under a Company Stock Plan, incentive, stock purchase, stock appreciation rights and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs (other than offer letters, employment agreements or consulting agreements that provide solely for at will employment (or where, by applicable Law, such concept of at-will employment is not recognized) or services and containing no right to any pay or benefits after employment or services have been terminated except as required by applicable Law) maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current employees of the Company or any of its Subsidiaries (the “Employees”) and current and former directors of the Company (collectively, the “Company Plans”).

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or Made Available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination or opinion letter; and (iv) the most recent summary plan descriptions.

(c) The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d) To the Knowledge of the Company, the Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such Company Plan under Section 401(a) of the Code or trusts under Section 501 of the Code.

(e) Neither the Company nor its Subsidiaries nor any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

(f) All material contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) All material reports, returns and similar documents with respect to the Company Plans required to be filed with any Governmental Authority have been timely filed.

(h) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Letter, none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or Law. Each of the Company and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(j) Except as set forth in Section 3.13(j) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, including severance pay or any increase in severance pay upon termination of employment after the date hereof, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, increase the amount payable, or result in any material obligation pursuant to, any Company Plan, (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any Company Plan. Except as set forth in Section 3.13(i) of the Company Disclosure Letter, since September 30, 2008, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.

(k) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(l) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is, to the Knowledge of the Company, not an employee for such purposes.

(m) Section 3.13 of the Company Disclosure Letter sets forth a list of all Company Plans covering employees of the Company or any of its Subsidiaries and maintained by the Company or any of its Subsidiaries outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, with their constituent documents and all applicable Laws in all material respects. There are no unfunded material liabilities under or in respect of the Foreign Plans, and all material contributions or other material payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date;

(n) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount that would not reasonably be expected to not be deductible by reason of Section 162(m) or Section 280G of the Code.

(o) Section 3.13(o) of the Company Disclosure Letter sets forth a list of all plans, programs, Contracts or arrangements to which the Company or any of its Subsidiaries is a party, or to which either is subject, which, to the Knowledge of the Company as of the date of this Agreement, provide for the payment of deferred compensation subject to Section 409A of the Code (collectively, the “Section 409A Plans”). The Company has operated each such Section 409A Plan in good faith compliance with the applicable requirements of Section 409A of the Code, the final and proposed Treasury Regulations issued thereunder and all other applicable Internal Revenue Service guidance provided thereunder. To the Knowledge of the Company, the Company has adopted the requisite amendments to bring each Section 409A Plan into documentary compliance with the applicable requirements of the final Treasury Regulations under Section 409A of the Code. Except as set forth on Section 3.13(o) of the Company Disclosure Letter, the Company has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any individual for any liability that results from the failure to comply with the requirements of Section 409A of the Code or comparable provision of any other applicable Law, and does not have any liability for non-reporting or underreporting of income subject to Section 409A of the Code or comparable provision of any other applicable Law.

3.14.  Taxes.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid in full.

(b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. There are no material unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ tax liabilities that are not disclosed or provided for in the Company SEC Documents. No reductions have been made to the current tax reserve and valuation allowance previously reported to Parent.

(c) The income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority (or the applicable statute of limitations has expired) for all years through 2003. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2006.

(f) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(g) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

(h) Neither the Company nor any of its Subsidiaries is currently receiving any tax benefit or credit or other favorable tax treatment that will not be extended and available to the Company and its Subsidiaries following the Merger, other than the limitation that will result under Section 382 and 383 of the Code because the Merger constitutes an “ownership change” within the meaning of Section 382(g) of the Code.

(i) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction or must file tax returns.

(j) The Company has Made Available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

(k) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.

(l) The Company and each of its Subsidiaries has withheld and paid over all material taxes required to have been withheld and paid over, and in all material respects has complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(m) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country outside of its country of incorporation.

(o) All material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder as well as any comparable provisions of state, local, or foreign Law.

(p) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(q) Neither the Company nor any of its Subsidiaries is or at any time has been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(r) For purposes of this Agreement (i) “taxes” shall mean any federal, state, local, or foreign taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.15.  Intellectual Property; Software.

(a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, customer lists, designs, methods, processes, technology, ideas, know-how, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, firmware, development tools, , design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof and all media on which any of the foregoing is recorded (collectively, “Software”); (v) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”); and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks, trade names and other proprietary indicia (whether or not registered), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b) The Company Disclosure Letter contains a complete and accurate list of all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and material unregistered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; and (iii) registered copyrights and applications for copyright registration; in each case that is owned by or filed in the name of the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Registered Intellectual Property”). All registration, maintenance and renewal fees related to Company Registered Intellectual Property that are currently due have been paid and all required documents and certificates related to such Company Registered Intellectual Property have been filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and perfecting Company’s or its Subsidiary’s ownership interests therein. All Company Registered Intellectual Property is valid and subsisting. The Company is not aware of any challenges (or any substantial basis therefor) with respect to the validity or enforceability of any Company Registered Intellectual Property.

(c) The Company and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently sold or licensed by the Company or its Subsidiaries), or (ii) otherwise have a valid license or right to use or otherwise enjoy such Intellectual Property.

(d) The Intellectual Property described in Section 3.14(c) (collectively, the “Company Intellectual Property”) constitutes all the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

(e) None of the products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.

(f) Neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon, misappropriates or otherwise unlawfully use any Intellectual Property Rights of a third party, nor, to the Knowledge of the Company, is there any reasonable basis therefor. No Action has been instituted, or, to the Knowledge of the Company, threatened, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the Company Intellectual Property is subject to any outstanding Order. Neither Company nor any of its Subsidiaries has received any opinion of counsel that any third party patents apply to or are infringed upon by any products or services of the Company or any of its Subsidiaries.

(g) To the Knowledge of the Company, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property, including any employee or former employee of Company, or has breached any license or agreement involving any Company Intellectual Property. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to any Intellectual Property Rights of the Company.

(h) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of any Proprietary Information that is (i) (A) owned by the Company or any of its Subsidiaries, (B) is considered by the Company to be confidential or trade secret information, and (C) is not covered by an issued patent, or (ii) disclosed to the Company or its Subsidiaries from a third party under a contractual obligation of non-disclosure.

To the Knowledge of the Company, no such Proprietary Information has lost its protection as a trade secret as a result of any public disclosure by the Company or any of its Subsidiaries.

(i) The Company has a policy of obtaining from each employee, consultant and contractor of the Company and its Subsidiaries who is or was involved in the creation or development of any Intellectual Property of the Company or its Subsidiaries a valid written irrevocable assignment of all Intellectual Property conceived or developed by such employee, consultant or contractor in connection with their services for the Company and its Subsidiaries (“Work Product Agreements”). To the Knowledge of the Company, there are no material breaches of such policy or of such Work Product Agreements. The Company does not believe it is or will be necessary to use any inventions of any of its employees, consultants or contractors made prior to their employment by, or performance of services for, the Company and its Subsidiaries.

(j) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code. To the Knowledge of the Company, the Company’s software products do not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for the Company or its authorized users, other than standard license key software for time-limited licenses.

(k) The Company and its Subsidiaries possess source code for all Software owned by the Company or its Subsidiaries and own or have valid licenses for all Software incorporated in any products of the Company or its Subsidiaries. Except for software development tools, development kits, bug fixes, error corrections and similar code licensed or otherwise provided in the ordinary course of business, the source code of any of the Company’s Software have not been licensed or otherwise provided by the Company or its Subsidiaries to another Person (other than escrow arrangements in the ordinary course of business) and have been safeguarded and protected as confidential and proprietary Company information.

(l) “Open Source Materials” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library (LGPL), (ii) Mozilla Public License (MPL), (iii) BSD licenses, (iv) the Artistic License (e.g. PERL), (v) the Netscape Public License, (vi) the Sun Community Source License (SCSL), (vii) the Sun Industry Standards License (SISL), and (viii) the Apache License. Neither the Company nor any of its Subsidiaries have incorporated Open Source Materials into, or combined Open Source Materials with, the Software distributed or marketed by the Company or its Subsidiaries, which Open Source Materials require, as a condition of use, modification or distribution of such Open Source Materials that proprietary Company software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.

(m) Except as specifically identified and described in the Company Disclosure Letter, with respect to all products distributed by the Company or its Subsidiaries as of or prior to the date of this Agreement, no Open Source Materials: (i) form part of any product of the Company or its Subsidiaries; or (ii) were or are distributed, in whole or in part, in conjunction with any products of the Company or its Subsidiaries.

(n) The Company and its Subsidiaries are not parties to any agreements with any industry standard-setting organizations that require, as a condition of participation, that the Company or such Subsidiary license, or make available, any Intellectual Property to any third party.

3.16.  Properties and Assets.

(a) The Company does not own any real property.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a list by address, tenant, landlord and date of lease of all leases, subleases, licenses and similar agreements and all amendments thereto (each such lease, sublease, license or similar agreement and all amendments thereto, being a “Lease”) of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or its Subsidiaries (the “Leased Real Property”). Section 3.16(b) of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $50,000 annually. The Company has a good and valid leasehold interest in and to the Leased Real Property, subject to no Liens, except Permitted Liens. Each Lease is in full force and effect. There exists no default by or condition caused by the Company, or to the Knowledge of the Company as of the date of this Agreement, any other parties, which with the giving of notice, the passage of time or both could become a default under any Lease. True and complete copies of all Leases involving payments of more than $50,000 per year have been Made Available to Parent. No consent of any party is necessary for the lessee to legally occupy each Leased Real Property from and after the Closing.

(c) The Leased Real Property constitutes all of the real property leased or occupied by the Company or any of its Subsidiaries. Except as disclosed in Section 3.16(c) of the Company Disclosure Letter, there are no parties in possession or parties having any right to occupy any of the Real Property other than the Company.

(d) The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their business as currently conducted, except for Permitted Liens.

3.17.  Environmental Matters.  Except as disclosed in Section 3.17 of the Company Disclosure Letter, (a) as of the date of this Agreement, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company, threatened by any person against, the Company, any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have at all times been and are currently in compliance in all material respects with all Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws; (c) the Company and its Subsidiaries do not have any material Environmental Liabilities and, to the Knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in material Environmental Liabilities; (d) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability or obligations arising under any Environmental Law; and (e) with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, to the Knowledge of the Company, there have been no Releases of Hazardous Materials that have resulted in or are reasonably likely to result in a claim against the Company or its Subsidiaries.

As used in this Agreement, the term “Environmental Laws” means Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements and common law standards of conduct relating to the protection of human health as it relates to Hazardous Materials exposure or the protection of the environment, including the transportation, use, storage and disposal of Hazardous Materials.

As used in this Agreement, the term “Environmental Liabilities” with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity that is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, that (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

As used in this Agreement, the term “Hazardous Materials” means all substances or materials regulated under, or otherwise defined as hazardous, toxic, explosive, dangerous, flammable or radioactive pursuant to, any Environmental Law including (i) petroleum compounds, asbestos containing material, mold, medical waste and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

As used in this Agreement, the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

3.18.  Transactions with Related Parties.  Since December 31, 2007, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.19.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA) LLC and Barclays Capital Inc., the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with such firms (a complete copy of which has heretofore been Made Available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

3.20.  Opinion of Financial Advisor.  The Company has received the opinions of Credit Suisse Securities (USA) LLC and Barclays Capital Inc., each dated January 21, 2009 to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares, a complete copy of which opinions will be made available to Parent as soon as practicable after the date of this Agreement.

3.21.  Insurance.

(a) As of the date of this Agreement, all material insurance policies, binders of insurance and fidelity bonds that cover the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) are in full force and effect and are enforceable in accordance with their terms, and the consummation of the Merger will not, pursuant to the terms of such material Policy, give any party thereto a right to terminate such Policy. There are no pending material claims under any of such Policies as to which to the Knowledge of the Company as of the date of this Agreement, coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received prior to the date of this Agreement a notice of cancellation of any current Policy (other than at its scheduled expiration date) or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such current Policy. To the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any material Policy or entitle any insurer to terminate or cancel any material Policy. To the Knowledge of the Company, as of the date of this Agreement there is no threatened termination of, or material premium increase with respect to, any material Policy and none of such Policies provides for retroactive material premium adjustments.

3.22.  No Restrictions on Business.  As of the date of this Agreement, there is no Order that has been entered against or is binding by its terms upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any significant business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

3.23.  Schedule of Fees.  Section 3.23 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date of this Agreement, of the estimated fees and expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other agreements and documents (including the Proxy Statement) contemplated hereby, and the performance of its obligations hereby and thereby (including the fees and expenses of Credit Suisse Securities (USA) LLC, Barclays

Capital Inc. and of the Company’s legal counsel and accountants) (assuming for the purposes of making such estimates that Parent and the Company receive early termination of the waiting period applicable to the Merger under the HSR Act).

3.24.  Suppliers and Customers.  Between September 30, 2008 and the date of this Agreement, other than with regard to expiration of Contracts according to their terms or completion of performance of work, services, or other obligations according to the terms of any Contract, no material supplier or customer has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries. Between September 30, 2008 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that any such supplier or customer intends to cancel or terminate its relationship with the Company or any of its Subsidiaries, and no such supplier or customer will be entitled to any material refund as a result of the consummation of the transactions contemplated by this Agreement.

3.25.  Immigration Matters.  The Company and its Subsidiaries have complied in all material respects with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”).

3.26.  Solvency.  Neither the Company nor any of its Subsidiaries is unable to pay its debts as they become due, has suspended making payments on any of its debts by reason of actual or anticipated financial difficulties or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. The value of the assets of the Company and its Subsidiaries, taken as a whole, is not less than the liabilities of the Company and its Subsidiaries, taken as a whole (taking into account contingent and prospective liabilities).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), provided, however, that disclosure in any Section of the Parent Disclosure Letter shall be deemed to have been set forth in all other applicable sections of the Parent Disclosure Letter where the applicability of such disclosure to such other Sections is reasonably apparent notwithstanding the omission of any cross-reference to such other Section in the Parent Disclosure Letter; provided, further, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent:

4.1.  Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is an entity respectively duly incorporated and validly existing and duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and in each case has all requisite power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to Parent. Parent has provided the Company with complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, in each case as amended to the date of this Agreement.

4.2.  Capital Structure of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value 0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent free of any Lien. Merger Sub has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger, the Financing Agreements and the other transactions contemplated by such agreements.

4.3.  Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the Financing Agreements. The Board of Directors of Parent, at a meeting duly called and held, duly resolved (A) to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby (“Parent Board Approval”), (B) that it is in the best interests of Parent and its shareholders that Parent and Merger Sub enter into this Agreement, and that Parent enter into the Financing Agreements, and that Parent and Merger Sub consummate the Merger on the terms and subject to the conditions set forth herein and therein, (C) to convene an extraordinary general meeting of Parent (the “Parent General Meeting”) to approve the consummation of the Merger upon the terms of this Agreement, to be held as promptly as practicable after the date of this Agreement (the “Parent Board Recommendation”). The affirmative vote of a simple majority of the votes of those shareholders present in person or by proxy at the Parent General Meeting or, if a poll is called, the affirmative vote of the holders of a majority of the votes cast at the Parent General Meeting (whether in person or by proxy) for approval of the consummation of the Merger upon the terms of this Agreement and the transactions contemplated by this Agreement (insofar as shareholder approval is required) (the “Parent Shareholder Approval”) are the only votes of the holders of any class or series of share capital of Parent necessary to enable Parent to consummate the transactions contemplated by this Agreement and the Financing Agreements. No vote, other than the Parent Shareholder Approval, is required by Law, the memorandum and articles of association of Parent or otherwise in order for Parent to approve this Agreement or the Financing Agreements or to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of Merger Sub (except for the approval by the sole stockholder of Merger Sub, which approval Parent shall cause to be obtained immediately following the execution and delivery of this Agreement) and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and the Financing Agreements have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, each constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b) The execution and delivery of this Agreement and the Financing Agreements do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Financing Agreements and compliance with the provisions of this Agreement and the Financing Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the Memorandum and Articles of Association of Parent or certificate of incorporation or by-laws of Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or to which any of their respective properties or other assets is subject or (iii) subject to the Necessary Consents referred to in Section 4.4 hereof, any Law applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Financing Agreements and (B) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the Financing Agreements.

4.4.  Governmental Approvals.  No consent, approval, order or authorization of, action, or registration, declaration or filing with, any Governmental Authority is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the Financing Agreements by Parent, or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement (and, with respect to Parent, the Financing Agreements), except for Necessary Consents (provided, that, for purposes of this Section 4.4, clause (e) of the definition of “Necessary Consents” shall be deleted and restated in its entirety to include such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Financing Agreements or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and by the Financing Agreements).

4.5.  Litigation.  As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, overtly threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any Order of any Governmental Authority or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

4.6.  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7.  Interested Stockholder.  Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” has been an “interested stockholder” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

4.8.  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any other business activities other than in connection with the transactions contemplated by this Agreement and the Financing Agreements.

4.9.  Brokers.  No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Deutsche Bank AG, London Branch, Morgan Stanley & Co. International plc, and Citigroup Global Markets U.K. Equity Limited whose brokerage, investment banking, finders and financial advisory fees shall be paid by Parent).

4.10.  Financing Agreements.  Parent has provided to the Company true and correct copies of the Financing Agreements as of the date of this Agreement. As of the date of this Agreement, there is no breach or default on the part of any party to either of the Financing Agreements, and as of the date of this Agreement Parent has no Knowledge that the financing contemplated by either of the Financing Agreements will not be obtained prior to the Effective Time. To the Knowledge of Parent, as of the date of this Agreement no fact, event or circumstance has occurred or otherwise exists that would reasonably be expected to entitle any of the parties to the Financing Agreements to terminate the applicable Financing Agreement or preclude or materially impede the performance by Parent of any of its covenants or agreements in the Financing Agreements or the satisfaction by Parent of any the conditions set forth in the Financing Agreements.

ARTICLE V

Covenants Relating to Conduct of Business

5.1.  Conduct of Business.

(a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 5.1(a) of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement, or as may be required to comply with applicable Law or any Contract of the Company or any of its Subsidiaries that has been disclosed in the Company Disclosure Letter) the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, RSUs, stock appreciation rights or stock based performance units (other than (A) the issuance of Shares upon the exercise of Company Stock Options, pursuant to the ESPP, or pursuant to Company RSUs, that are outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), and (B) the grant of Company Stock Options or Company RSUs to employees hired any time after the date hereof to acquire Shares in accordance with the Company’s ordinary course of business consistent with past practice, provided, that, in any event, (x) the Company shall not grant Company Stock Options or Company RSUs to acquire more than 300,000 Shares in the aggregate, and (y) such Company Stock Options are granted with an exercise price per share not less than the fair market value per share of Company Common Stock on the grant date, become exercisable and vest on a schedule of monthly over 48 months and do not provide for any accelerated vesting in connection with the transactions contemplated by this Agreement.

(iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a stockholders’ rights plan (i.e., “poison pill”);

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $250,000 individually or $500,000 in the aggregate;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $100,000 individually or $250,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business and/or (C) in the ordinary course of business);

(vi) make capital expenditures in any fiscal quarter in an aggregate amount for such quarter that exceeds by $50,000 the amount budgeted for in the Company’s capital expenditure plan for such quarter, which expenditure plan has been provided to Parent prior to the date of this Agreement.

(vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances or capital contributions to, or investments in, any other person (1) in excess of $50,000 in the aggregate, or (2) in any amount not in the ordinary course of business consistent with past practice, excluding in each case indebtedness to, loans from, or investments in, the Company or any direct or indirect wholly owned Subsidiary of the Company and advances of expenses to employees;

(viii) (A) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), (1) other than in the ordinary course of business consistent with past practice or as required by the terms of a Contract or Law, or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries of material value;

(ix) enter into, modify, amend or terminate (A) any Contract that if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other material Contract (excluding Contracts or amendments entered into or made in the ordinary course of business consistent with past practice), (C) any Contract by which the Company or any of its Subsidiaries grants any license to Company Intellectual Property (other than Contracts or amendments entered into or made in the ordinary course of business consistent with past practice) or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

(x) enter into any Contract that if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(a) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(a)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

(xi) except as required to comply with applicable Law or any Contract disclosed in Section 3.13 of the Company Disclosure Letter, (A) increase in any manner the compensation, bonus or pension, welfare, severance or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (excluding bonuses not in excess of $5,000 to any one non-officer employee and in any event not exceeding $100,000 in the aggregate), (B) grant or pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of Company Stock Options, stock appreciation rights, stock based or stock related awards, performance units, Company RSUs, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder, but excluding any awards permitted by Section 5.1(a)(ii)), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that the Company may implement its regular increases to compensation, bonus and benefit plans, payment and arrangements with current employees and employees hired in accordance with this Section 5.1, in the ordinary course of business on substantially the same schedule as previously implemented by the Company;

(xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

(xv) change any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) Advice of Changes; Filings.  Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality or Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

5.2.  No Solicitation by the Company.

(a) The Company agrees that neither it nor any of its Subsidiaries shall, nor shall it authorize or permit any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any Subsidiary (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, cause, or knowingly encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any negotiations or substantive discussions regarding any Company Takeover Proposal, or furnish to any person any non-public information in connection with or in furtherance of, or otherwise cooperate with or knowingly assist any person in connection with, any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.2(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after consultation with its financial advisor and its outside counsel) constitutes or could reasonably be expected to lead to a Company Superior Proposal, the Company may, if the Company Board determines in good faith (after consultation with its outside counsel) that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.2(c) and after giving Parent one Business Day written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such

Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or Made Available to Parent) is provided or Made Available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or Made Available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal, and otherwise cooperate with and assist the person making such Company Takeover Proposal with respect to such Company Takeover Proposal.

For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional, with respect to a proposed or potential Acquisition Transaction from a person other than Parent or its Affiliates or their respective Representatives (in their capacities as such). An “Acquisition Transaction” means (a) a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or its Subsidiaries, (b) for the issuance of, in a single transaction or series of related transactions, 15% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, in a single transaction or series of related transactions, 15% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 15% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company on terms that the Company Board determines in good faith (following consultation with its financial advisor and its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to (i) be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) be reasonably likely to be completed, taking into account any financing and approval requirements and all other financing, legal, regulatory and other aspects of such proposal.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or resolve to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger (it being understood that taking a neutral position or no position with respect to a Company Takeover Proposal (other than in connection with a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be considered an adverse modification), or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Transaction (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or resolve to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Acquisition Transaction (other than a confidentiality agreement pursuant to Section 5.2(a)); provided, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed a Company Adverse Recommendation Change for any purpose under this Agreement) of the fact that a Company Takeover Proposal has been made. Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change if the Company Board determines in good faith (following consultation with its financial advisor and its outside counsel) that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Takeover Proposal until after 72 hours following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board has determined that such Company Takeover Proposal is a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.2(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new 72-hour period). During such 72 hour period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement. In making the determination that a Company Takeover Proposal constitutes a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise).

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly, and in no event later than 24 hours after any officer of the Company becomes aware of the receipt thereof by the Company, advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall (i) promptly keep Parent informed in all material respects of any material change in the status of, or any material modification or material amendment of any such request, Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable copies of any written offer, all correspondence and any other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any such request, Company Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with its outside counsel), failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties or other obligations to the stockholders of the Company under applicable Law.

(e) Without limiting any other rights of Parent under this Agreement, neither any Company Adverse Recommendation Change nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

ARTICLE VI

Additional Agreements

6.1.  Preparation of the Proxy Statement; Stockholder Meetings.

(a) As soon as practicable, using its commercially reasonable efforts to do so within seven days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement will made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for and promptly take any and all actions in connection therewith, and duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and the approval of any adjournment of the Company Stockholders Meeting. Subject to Section 5.2(b), the Company Board shall recommend to the Company’s stockholders adoption of this Agreement and the Merger.

(c) The Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their Shares for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.2.  Parent General Meeting; Other Actions.

(a) Subject to any applicable Laws and regulations, Parent shall promptly prepare and use its commercially reasonable efforts to post to its shareholders, as soon as practicable following the date of this Agreement, the UK Class 1 Circular. The Company agrees to provide Parent with such cooperation in connection with the preparation of the UK Class 1 Circular as may be reasonably requested in writing by Parent. Without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to accomplish the foregoing within seven days following the date of this Agreement, and Parent agrees that it will:

(i) respond promptly to any comments from the Financial Services Authority (the “FSA”) on the draft UK Class 1 Circular, provide copies of such comments promptly to the Company and its advisors, and consult with the Company in a reasonably timely manner as to the form and content of the UK Class 1 Circular;

(ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the UK Class 1 Circular shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger;

(iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 6.2(a)(ii); and

(iv) convene the Parent Shareholder Meeting and conduct the vote to approve the Merger and the transactions contemplated by this Agreement (insofar as shareholder approval is required) as soon as reasonably practicable following the posting of the UK Class 1 Circular.

(b) Subject to Section 6.2(c), Parent agrees that the UK Class 1 Circular shall incorporate a unanimous recommendation from Parent’s Directors to Parent’s shareholders to vote in favor of the shareholder resolutions necessary to effect the Merger and the transactions contemplated by this Agreement (insofar as shareholder approval is required).

(c) Nothing in this Agreement shall prevent the Parent Directors from withdrawing or modifying or proposing to withdraw or modify their recommendation in favor the Parent Shareholder Approval (a “Change of Parent Recommendation”) if, in the exercise of their fiduciary obligations as Parent Directors (as determined in good faith by the Parent Directors after consultation with its financial advisors and outside legal counsel) the failure to take such actions would be reasonably likely to result in a breach of the Parent Directors’ fiduciary obligations to Parent.

(d) If Parent is required to issue any supplement to shareholders relating to information contained in the UK Class 1 Circular (the “Supplement ”), Parent shall notify the Company as soon as reasonably practicable of such requirement and shall:

(i) respond promptly to any comments from the FSA on the Supplement, provide copies of such comments promptly to the Company and its advisors, and consult with the Company as to the form and content of all the documentation relating to the Supplement relating to the Merger;

(ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the Supplement shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger;

(iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 6.2(d)(ii); and

(iv) if required, convene a shareholder meeting of Parent to approve any material change to the terms of this Agreement.

Parent agrees that none of the information included or incorporated by reference in the UK Class 1 Circular or any Supplement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the UK Class 1 Circular or any Supplement is filed with the United Kingdom’s Financial Services Authority or mailed to Parent’s shareholders or at the time of the Parent General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made in the UK Class 1 Circular or any Supplement based on information supplied by the Company in writing expressly for inclusion in the UK Class 1 Circular or any Supplement. The UK Class 1 Circular and any Supplement will comply as to form with the requirements of the Listing Rules of the United Kingdom Listing Authority made pursuant to the Financial Services and Markets Act.

6.3.  Access to Information; Confidentiality.

(a) The Company shall afford to Parent, and its Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, tax returns, contracts, commitments, personnel, records, statutory filings and databases and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to permit any access, or to deliver or make available to Parent any information, to the extent that in the reasonable judgment of the Company, such action would (a) result in the disclosure of any trade secrets of third parties, (b) violate any contractual obligation of the Company with respect to confidentiality, (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, or (d) violate any Law. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of September 16, 2008, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(b) During the period prior to the Effective Time or the termination of this Agreement, the Company shall provide, and shall cause its Subsidiaries and their respective officers, employees, representatives and advisors, including legal and accounting, to provide, to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(a), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, and (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(a); provided, however, that nothing herein shall require such cooperation to the extent it would involve or result in the Company or any of its directors, officers or representatives incurring any liability, or would interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.

6.4.  Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.4, each of the Company and the Company Board and Parent and the Parent Board shall (A) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to (1) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (2) not compete in any geographic area or line of business, (3) restrict the manner in which, or whether, Parent, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or restrict the exercise of the full rights of ownership, (4) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses or any other restriction, limitation or qualification or (5) make any payments that, in the case of any of clauses (1) through (5), would, or would reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries or on Parent and its Subsidiaries (each, a “Negative Regulatory Action”).

(b) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation, approval process or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”)or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger. Without limiting the generality of the foregoing, (i) Parent and the Company each agree to file a premerger notification under the HSR Act within seven days after the date of this Agreement, and (ii) each of Parent and the Company shall use its commercially reasonable efforts to obtain promptly any clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby, and shall use commercially reasonable efforts to comply promptly with any inquiries or requests for additional information from the FTC and the DOJ. No Party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any filings, applications, investigations, or other inquiry without giving the other Parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which shall be limited to outside antitrust counsel only). Each party will consult with the other party in connection with the preparation of all written presentations, memoranda, briefs, arguments, opinions, proposals, or other written submissions to any Governmental Authority that are prepared in connection with obtaining the clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby.

6.5.  Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts, omissions or other matters occurring or existing at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate, the Company By-laws or any agreement between the Company and any Indemnified Parties (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons have the right to be indemnified and held harmless, or have the right to advancement of expenses, by the Company pursuant to the Company Certificate, the Company By-laws or any agreement between the Company and any Indemnified Parties, in each case to the extent permitted by applicable Law.

(b) For six years after the Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to) maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts, omissions or other matters occurring or existing at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore Made Available to Parent) on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.4(b), Parent shall not be obligated to pay aggregate premiums in excess of 250% of the amount paid by the Company in its last full fiscal year (the “Maximum Premium”), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for the Maximum Premium. In lieu of the foregoing, Parent or the Company shall be entitled to purchase an extended reporting period endorsement with respect to the Company’s current directors’ and officers’ liability insurance (a “Reporting Tail Endorsement”) providing the same coverage and amounts and containing substantially the same terms and conditions as the current policies of directors’ and officers’ liability insurance maintained by the Company, covering the period of six years after the Effective Time, and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Entity shall obtain, and Parent shall cause the Surviving Entity to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(c) The covenants contained in this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties and their respective heirs and legal representatives in connection with their enforcement of their rights provided in this Section 6.5.

6.6.  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing of the Proxy Statement with the SEC and any amendments or supplements thereto and the premerger notification and report forms under the HSR Act.

6.7.  Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or regulations of, any national securities exchange or national securities quotation system (including the FSA/UKLA’s Listing Rules and Disclosure and Transparency Rules), provided, however, that the Company need not consult with Parent in connection with any press release or public statement to be issued or made solely with respect to any Company Adverse Recommendation Change, any Acquisition Transaction or any Company Takeover Proposal. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement shall be in the forms heretofore agreed to by the parties.

6.8.  Stockholder Litigation.  The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration.

6.9.  Employee Matters.

(a) Prior to the Effective Time, the Company shall, if requested to do so by Parent with not less than five Business Days’ written notice, terminate its defined contribution 401(k) plans. Parent shall provide, or cause the Surviving Entity to provide, that the Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Employees from a terminated Company defined contribution 401(k) plan.

(b) As soon as reasonably practicable after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries who remain employed after the Effective Time (“Continuing Employees”) with substantially similar types and levels of benefits as those provided to similarly situated employees of Parent. With regard to any Company Plans for which service with Parent or any affiliate of Parent is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Parent shall treat and cause its corresponding benefit and equity compensation plans to treat the service of the Continuing Employees with the Company or any Subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Following the date of this Agreement, the Company shall deliver to Parent a true and correct schedule setting forth such service for each employee of the Company. Parent shall ensure that (i) no Continuing Employee, nor any eligible dependents of a Continuing Employee who, at the Effective Time, are participating in the Company group health plans, shall be excluded from Parent’s group health plans, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation and (ii) Continuing Employees are given credit for amounts paid under a Company Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments, and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of a similar benefit plan maintained by Parent for the plan year in which the Effective Time occurs; provided, however, that notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit under clause (i) or (ii) above that is not permitted under the terms of Parent’s corresponding benefit plans.

(c) Parent or the Surviving Entity shall assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to Continuing Employees.

(d) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Entity or any of their Affiliates to (i) maintain any particular Company Plan or (ii) retain the employment of any particular employee.

6.10.  Company Stock Options.  At the Effective Time, each Lower Priced Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), together with each of the Company Stock

Plans under which such Lower Priced Options are outstanding, shall be assumed by Parent subject to and in accordance with the following provisions:

(a) Each such Lower Priced Option so assumed by Parent under this Agreement (an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions (including the terms and conditions set forth in the Company Stock Plan under which it was granted and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Assumed Option shall be exercisable for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent (or, if greater, the nominal value of Parent Ordinary Shares). It is the intention of the parties that the Company Stock Options assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent those Assumed Options qualified as incentive stock options prior to the Effective Time.

(b) None of the Higher Priced Options outstanding immediately prior to the Effective Time shall be assumed by Parent. Accordingly, the Company shall take all requisite or appropriate action, including appropriate action by the Board of Directors or Compensation Committee of the Board, to assure that each such Higher Priced Option, whether or not then vested or exercisable, shall terminate or expire at the Effective Time without any required consent or approval of the holder of the terminated or expired Company Stock Option and without any cash or other consideration payable to the holder of the Company Stock Option in connection with the termination or expiration of that Company Stock Option (subject to any right of the holder of such Company Stock Option to exercise such Company Stock Option prior to the Effective Time), and the holder shall as of the Effective Time cease to have any further right to acquire any shares of Company Common Stock (and shall not obtain any right to acquire any Parent Ordinary Shares) under such terminated or expired Company Stock Option.

(c) For purposes of this Agreement, (i) “Exchange Ratio” shall be equal to the quotient obtained by dividing the Per Share Merger Consideration by the Parent Fair Market Value, and (ii) “Parent Fair Market Value” means the average of the volume weighted average selling price per share of Parent Ordinary Shares as quoted on the London Stock Exchange on the five consecutive trading days ending on the last trading day preceding the Closing Date (as converted to U.S. Dollars at the currency exchange rate as quoted in the New York edition of The Wall Street Journal on the Effective Time).

(d) For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Company Stock Option so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.

(e) No consent or approval of the holders of the Lower-Priced Options is required in connection with Parent’s assumption of those options in accordance with Sections 2.3(a) and 6.10. The Company Stock Plans and the agreement or agreements evidencing each outstanding Company Stock Option permit each of the actions contemplated by this Section 6.10.

(f) In the case of Lower Price Options granted under (i) the Interwoven Inc. 1999 Equity Incentive Plan, Inland Revenue Approved Rules for UK Employees, and (ii) the UK Subplan under the iManage, Inc. 1997 Stock Option Plan, Parent shall offer the grant of new stock options in consideration of the surrender of some or all of such Lower Priced Options on terms agreed with Her Majesty’s Revenue & Customs (an “Approved Rollover Offer”) (unless such terms agreed with Her Majesty’s Revenue & Customs require the use of an exchange ratio materially more generous than the Exchange Ratio provided in Section 6.10(c) hereof), provided, that if and to the extent that either no Approved Rollover Offer is made, or an Approved Rollover

Offer is made but is not accepted by all or any of the holders of the relevant Lower Priced Options, the provisions of sub-paragraphs (a) — (e) above shall apply to such Lower Priced Options.

6.11.  Company RSUs.  At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time, whether or not vested, shall be assumed by Parent in accordance with the following provisions:

(a) Each such Company RSU so assumed by Parent under this Agreement (an “Assumed RSU”) shall continue to have, and be subject to, the same terms and conditions (including the terms and conditions set forth in the Company Stock Plan under which it was granted and the applicable restricted stock unit agreement) as are in effect immediately prior to the Effective Time, except that each Assumed RSU that vests shall be settled for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon settlement of such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares.

(b) For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Company RSU so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.

(c) No consent or approval of the holders of the Company RSUs is required in connection with Parent’s assumption of the Assumed RSUs in accordance with this Section 6.11. The Company Stock Plans and the agreement or agreements evidencing each outstanding Company RSU permit each of the actions contemplated by this Section 6.11.

6.12.  Cooperation.  Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

6.13.  Operations of Merger Sub.  Prior to the Closing, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any other business activities other than in connection with the transactions contemplated hereby and the obtaining of financing for the consideration payable pursuant to Section 2.1(a).

6.14.  Financing Agreements.

(a) Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Placing Agreement or amend or modify any term of the Placing Agreement or agree to or permit any termination of the Placing Agreement or any amendment or modification to any term of the Placing Agreement, waive any provision or remedy under the Placing Agreement, or fail to enforce any of its rights or remedies under the Placing Agreement. Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Loan Agreement or amend or modify any term of the Loan Agreement or agree to or permit any termination of the Loan Agreement or any amendment or modification to any term of the Loan Agreement, waive any provision or remedy under the Loan Agreement, or fail to enforce any of its rights or remedies under the Loan Agreement if any such action or failure to take action would preclude or materially impede the consummation of the transactions contemplated by this Agreement. Parent shall keep the Company informed in all material respects on a timely basis of any material modification or material amendment to either of the Financing Agreements. Parent shall notify the Company promptly (and in any event within two Business Days) of Parent having Knowledge of (i) any inaccuracy in any representation or warranty in the Financing Agreements of Parent or any other party to the Financing Agreements, (ii) any breach of any covenant or agreement in either of the Financing Agreements by Parent or any other party to either of the Financing Agreements, (iii) the expiration, termination, modification or amendment of the Financing Agreements, (iv) the existence of any fact, event or circumstance that, individually or in the aggregate with all other facts, events or circumstances, has had or would reasonably be expected to have an adverse effect on Parent’s ability to obtain the financing contemplated by the Financing Agreements, and (v) any proposal by any party to a Financing Agreement to terminate, modify or amend such Financing Agreement in any material respect. Parent shall use its reasonable best efforts to (i) satisfy all conditions set forth in the Financing Agreements, (ii) consummate the financings contemplated by the Financing Agreements, including by complying with all reasonable requests or requirements of the other parties to the Financing Agreements, (iii) perform all of its obligations under the Financing Agreements, (iv) take any and all other actions necessary or appropriate to consummate the transactions contemplated by the Financing Agreements, and (v) not commit any breach of or otherwise cause or permit any default under the Financing Agreements.

(b) If any portion of the financing contemplated by the Financing Agreements becomes unavailable on the terms and conditions contemplated in the Financing Agreements as in effect on the date hereof, or if any of the Financing Agreements shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger (“Alternate Financing”). Parent shall use its commercially reasonable efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing, including (i) using commercially reasonable efforts to (x) enter into definitive agreements with respect thereto; and (z) consummate the Alternate Financing at or prior to the Closing and (ii) seeking to enforce its rights under such agreements. In the event Alternate Financing is obtained and Parent enters into definitive agreements with respect thereto, references in this Agreement to the Financing Agreements shall be deemed to include such definitive agreements, as applicable.

(c) Parent and Merger Sub agree and acknowledge that, notwithstanding anything in this Agreement or the Financing Agreements to the contrary, (a) the respective obligations of Parent and Merger Sub to effect the Merger will not be subject to the consummation of any of the transactions contemplated by either of the Financing Agreements or to Parent obtaining any of the financing contemplated thereby, (b) neither Parent nor Merger Sub shall have any right to terminate this Agreement on account of the termination of either of the Financing Agreements or the failure of Parent to obtain any of the financing contemplated thereby or any other financing necessary to enable Parent to pay the consideration payable pursuant to Section 2.1(a), and (c) for the avoidance of doubt, the respective obligations of Parent and Merger Sub to effect the Merger shall not be affected or excused by the performance by Parent of its obligations under Section 6.14(a) and (b), or by any failure of Parent to obtain the financing contemplated by either of the Financing Agreements or by the Alternate Financing.

ARTICLE VII

Conditions Precedent

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Parent Shareholder Approval.  The Parent Shareholder Approval shall have been obtained.

(c) Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or shall have expired.

(d) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger, where the violation of such Restraint that would occur if the Merger were consummated would reasonably be expected to have a Material Adverse Effect on the Company or on Parent.

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.4(a) shall be true and correct in all respects; (ii) the representations and warranties of the Company set forth herein that are qualified by Material Adverse Effect shall be true and correct in all respects; and (iii) all other representations and warranties of the Company set forth herein (other than the representations and warranties of the Company set forth in Section 3.3) shall be true and correct, in the case of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (in the case of clause (iii)) where the failure of the representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of the Company set forth in clauses (a), (b) and (d) of Section 3.3 shall be true and correct in all material respects in the aggregate as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Material Adverse Effect.  There shall not have been any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company.

(d) Maintenance of Cash Position.  If the Closing occurs before April 22, 2009, Parent shall have received (i) evidence, in form and substance reasonably satisfactory to it that the Company and its Subsidiaries collectively hold at least the amount set forth below in cash, marketable securities and other Eligible Investments (“Closing Cash”), and (ii) a certificate signed on behalf of the Company by the Chief Financial Officer of the Company as to the matters referenced in (i). For purposes of the preceding sentence, the following shall apply: (x) if the Closing occurs before March 20, 2009, the amount of Closing Cash shall equal at least $174,198,525; (y) if the Closing occurs on or after March 20, 2009 and before April 1, 2009, the amount of Closing Cash shall equal at least $179,198,525; and (z) if the Closing occurs on or after April 1, 2009 and before April 22, 2009, Closing Cash shall equal at least $185,198,525.

(e) Other Deliveries.  The Company shall have delivered or caused to be delivered to Parent:

(i) a true and correct copy of the Certificate of Merger, duly executed by the Company; and

(ii) a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and correct copy of the organizational documents of the Company, including the Company’s Certificate of Incorporation certified as of a recent date by the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), (B) a certificate of the Delaware Secretary of State certifying the good standing of the Company in Delaware as of a recent date, (C) a true and correct copy of the resolutions constituting the Company Board Approval and the Company Stockholder Approval and (D) as to incumbency matters.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) both when made and as of the Closing Date, as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct individually or in the aggregate (i) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (ii) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

7.4.  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII

Termination, Amendment and Waiver

8.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before June 22, 2009 (the “Termination Date”); provided, however, that if on June 22, 2009 the condition to Closing set forth in Section 7.1(c) or 7.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on June 22, 2009), then the Termination Date shall be extended to September 22, 2009 if Parent notifies the Company, or the Company notifies Parent, in writing on or prior to June 22, 2009 of its election to extend the Termination Date to September 22, 2009; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint that would cause the condition set forth in Section 7.1(d) not to be satisfied shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the imposition of such Restraint was attributable to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement.

(iii) if this Agreement has been submitted to the stockholders of the Company for adoption at the Company Stockholder Meeting (including any adjournment or postponement thereof) and the Company Stockholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any Party if the failure to obtain the Company Stockholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement; or

(iv) if the Merger has been submitted to the shareholders of Parent for approval at the Parent General Meeting (including any adjournment or postponement thereof) and the Parent Shareholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any Party if the failure to obtain the Parent Shareholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement.

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 20 calendar days following receipt of written notice from Parent of such breach or failure to perform (a “Company Material Breach”) (provided, that there is not then pending any Parent Material Breach);

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent within 20 calendar days following receipt of written notice from the Company of such breach or failure to perform (a “Parent Material Breach”) (provided, that there is not then pending any Company Material Breach);

(e) by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within five Business Days after a written request by Parent that it do so, (iii) the Company Board adopts a resolution approving, endorsing or recommending an Acquisition Transaction, (iv) the Company enters into a definitive agreement providing for the consummation of a transaction that constitutes an Acquisition Transaction (an “Alternative Acquisition Agreement”), (v) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Transaction (other than by Parent) is commenced prior to obtaining the Company Shareholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten Business Days after commencement of such tender offer or exchange offer (provided that any right to terminate pursuant to this clause (v) must be exercised, if at all, by Parent within 10 days of the expiration of such ten Business Day period), or (vi) the Company Board publicly announces its intention to do any of the foregoing;

(f) by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Superior Proposal did not result, directly or indirectly, from a willful breach of Section 5.2(a), (ii) the Company Board authorizes the Company, subject to complying with the terms of Section 5.2, to enter into an Alternative Acquisition Agreement with respect to a Company Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an Alternative Acquisition Agreement, attaching the most current version of such agreement (including all exhibits and other attachments thereto) to such notice, (iii) Parent does not make, within 72 hours of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Company Superior Proposal, (which period may be concurrent with the 72-hour period set forth in Section 5.2(b)), a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject only to acceptance by the Company by countersignature on behalf of the Company, that the Company Board determines in good faith after consultation with its financial advisors, is (A) at least as favorable, from a financial point of view, to the stockholders of the Company as the Company Superior Proposal and (B) reasonably likely to be completed, and (iv) the Company concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.2. The Company agrees that it will not enter into an Alternative Acquisition Agreement referred to in clause (i) above until after it has provided the 72-hour notice to Parent required above, and during such 72-hour period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Company Superior Proposal, if any;

(g) by Parent, if any director or officer of the Company shall have willfully and materially breached Section 5.2(a);

(h) by the Company if (i) there shall have occurred (A) the failure of the Board of Directors of Parent to recommend that Parent’s shareholders vote to approve this Agreement and the Merger, or any Change of Parent Recommendation by Parent; or (B) the failure of Parent to include in the UK Class 1 Circular the Parent Board Recommendation, (ii) the Parent Board or any committee thereof shall have failed to publicly confirm its recommendation that Parent’s shareholders vote to approve the Merger within five Business Days after a written request by the Company that it do so, or (iii) the Parent Board publicly announces its intention to do any of the foregoing.

(i) by the Company if Parent or Merger Sub fails to obtain proceeds pursuant to the Financing Agreements (or any alternative financing permitted by Section 6.14) sufficient to consummate the transactions contemplated by this Agreement, or fails to close the transactions contemplated herein (whether or not as a result of a breach of Section 6.14), by the earlier of (a) the date 15 Business Days after satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and (b) the day preceding the Termination Date.

8.2.  Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iii) and (A) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally, or any person shall have announced an intention to make or communicate a Company Takeover Proposal, in each case which, on the date of the Company Stockholder Meeting, has not been withdrawn, and (B) within twelve months after such termination the Company shall have entered into an Alternative Acquisition Agreement which is subsequently consummated, or shall have consummated, within such twelve-month period, an Acquisition Transaction (provided, that for purposes of Section 8.2(a)(i), all references to “15%” in the definition of Acquisition Transaction and Company Takeover Proposal shall be deemed to refer to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or Section 8.1(g); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(f),

then the Company shall (1) in the case of a Termination Fee payable pursuant to clause (i) of this Section 8.2(a), upon the date of such consummation of the Acquisition Transaction, (2) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 8.2(a), within two Business Days after the date of such termination, and (3) in the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.2(a), concurrently with such termination, pay Parent a fee equal to $25,000,000 (the “Termination Fee”) by wire transfer of same-day funds, provided, that the amount of the Termination Fee payable pursuant to Section 8.2(a) shall be reduced by any amount that the Company has paid, or is required to pay, pursuant to Section 8.2(b).

(b) In the event this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii), then the Company shall pay Parent a fee equal to $7,000,000 by wire transfer of same-day funds. Such fee shall be payable within two Business Days after the date of termination by Parent, or shall be payable concurrently with such termination in the case of a termination by the Company.

(c) In the event that the Company terminates this Agreement pursuant to Section 8.1(h) or Section 8.1(i), or in the event that either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iv), then Parent shall pay to the Company a fee equal to $25,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds. Such fee shall be payable within two Business Days after the date of termination by the Company, or shall be payable concurrently with such termination in the case of a termination by Parent.

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Termination Fee (inclusive of the amounts in paragraph (f) below) exceeds the maximum amount that may be paid without violating the Laws of England and Wales, the rules of the FSA/UKLA or the London Stock Exchange plc, then the amount of the Parent Termination Fee shall be reduced to be equal to the maximum amount that may be paid without violating the Laws of England and Wales, the rules of the FSA/UKLA or the London Stock Exchange plc (in each case, such maximum being that which may be paid without shareholder approval).

(e) The Company acknowledges and agrees that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 8.2(a) or (b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(f) Parent acknowledges and agrees that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails promptly to pay the amount due pursuant to Section 8.2(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee and expenses from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(g) Each of the parties hereto further acknowledges that neither the payment of the Termination Fee or the fee described in Section 8.2(b) by the Company nor the payment of the Parent Termination Fee by Parent is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable and which do not involve fraud for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

8.3.  Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the last sentence of Section 6.3(a), Sections 6.6 and 8.2, this Section 8.3 and Article IX, which provisions shall survive such termination; provided that, subject to Section 8.3(b), nothing herein shall relieve any party from any liability for any willful breach hereof.

(b) In the event (i) the Company pays the Termination Fee to Parent pursuant to Section 8.2(a) (and/or, if applicable, the fee payable to Parent pursuant to Section 8.2(b)), the Company (and its stockholders, controlling persons, managers, employees, representatives, members, directors, officers, Affiliates, assignees and agents) shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its Affiliates (provided, that nothing in this Agreement shall relieve such party from liability arising out of fraud); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; and (ii) Parent pays the Parent Termination Fee to the Company pursuant to Section 8.2(c), Parent (and its stockholders, controlling persons, managers, employees, representatives, members, directors, officers, Affiliates, assignees and agents) shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to the Company or its Affiliates (provided, that nothing in this Agreement shall relieve such party from liability arising out of fraud); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

8.4.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained; provided, further, that after the Parent Shareholder Approval is obtained, there shall be made no amendment that by Law requires further approval by the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisos to the first sentence of Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement pursuant to Section 8.4 shall, in order to be effective, require, in the case of the Company, action by the Company Board, or, with respect to any amendment of this Agreement pursuant to Section 8.4, the Company Board or the duly authorized committee or other designee of the Company Board to the extent permitted by Law.

ARTICLE IX

General Provisions

9.1.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

9.2.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (that is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Autonomy Corporation plc
Cambridge Business Park
Cowley Rd
Cambridge, CB4 0WS
United Kingdom
Facsimile: +44 (0) 1223 448041
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Market Street, Spear Tower
San Francisco, California 94105
Facsimile: (415) 442-1001
Attention: William A. Myers, Esq.

if to the Company, to:

Interwoven, Inc.
160 East Tasman Drive
San Jose, CA 95134, USA
Facsimile: (408) 433-9424
Attention: Senior Vice President of Finance and Chief Financial Officer

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
555 California St.
San Francisco, CA 94104
Facsimile: (650) 938-5200 and (415) 281-1350
Attention: Matthew Quilter, Esq. and David Michaels, Esq.

9.3.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States or London, United Kingdom.

(c) “Company Stock Plans ” means the stock plans of the Company described in Section 3.3(b)(i) — (xii) of this Agreement.

(d) “Eligible Investments” means any or all of the following: (A) direct obligations of, or obligations the timely payment of principal and interest on which are unconditionally guaranteed by, the United States of America; (B) money market funds rated in the highest applicable category by Standard & Poor’s Ratings Group and Moody’s Investors Service; and (C) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State, or any domestic branch of a foreign bank and subject to supervision and examination by federal or state banking or depository institution authorities.

(e) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.3(e) of the Company Disclosure Letter and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.3(e) of the Parent Disclosure Letter;

(f) “Made Available” means that the subject documents were:

(i) located in the electronic on-line data room organized by the Company in connection with the diligence investigation conducted by Parent;

(ii) otherwise delivered by the Company or its Representatives to Parent or its Representatives; or

(iii) publicly available on the SEC’s EDGAR database;

(g) “person” means an individual, corporation (including not-for-profit), partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature;

(h) “Permitted Liens” means (i) any liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (iv) in the case of Real Property, easements, rights-of-way, restrictions or other similar encumbrances incurred in the ordinary course of business that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted;

(i) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(j) “UK Class 1 Circular” means the document which comprises a circular prepared in compliance with the Listing Rules of the UK Listing Authority (“UKLA”) under chapters 10 and 13 of the UKLA’s Listing Rules.

9.4.  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to therein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.5.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.6.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.5, are not intended to confer upon any person other than the parties any rights, benefits or remedies. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV.

9.7.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.8.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that (a) Merger Sub, Parent and any assignee of either party may assign and/or charge all or any of its rights under this Agreement by way of security to any bank, financial institution or other person lending money or making other banking facilities available to Parent and/or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and without limitation any such person may assign such rights on the enforcement of security under such financing arrangements, and (b) Merger Sub may assign, in its sole discretion any or all of its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment (in the case of either (a) or (b) above) shall relieve Merger Sub or Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of either the Court of Chancery of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware.

9.10.  WAIVER OF JURY TRIAL.  Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.

9.11.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.12.  Obligations of Parent.  Parent shall ensure that Merger Sub and the Surviving Entity duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Entity under this Agreement, including Section 2.1(a) hereof, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Entity for the performance of the covenants and obligations of Merger Sub and the Surviving Entity under this Agreement, including Section 2.1(a) hereof.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUTONOMY CORPORATION PLC

By:	/s/ Andrew M. Kanter
Name:     Andrew M. Kanter

Title:	Chief Operating Officer

MILAN ACQUISITION CORP.

By:	/s/ Andrew M. Kanter
Name:     Andrew M. Kanter

Title:	Director and Secretary

INTERWOVEN, INC.

By:	/s/ Joseph L. Cowan
Name:     Joseph L. Cowan

Title:	Chief Executive Officer

ANNEX A

DEFINED TERMS

1996 Stock Plan	3.3(b)(ii)
1997 Stock Plan	.3(b)(iii)
1999 Stock Plan	.3(b)(vi)
2000 Stock Plan	3.3(b)(vii)
2003 Stock Plan	3.3(b)(ix)
2006 Stock Plan	3.3(b)(x)
2008 Stock Plan	3.3(b)(xii)
A Stock Plan	3.3(b)(v)
Acquisition Transaction	5.2(a)
Action	3.9
Adverse Recommendation Notice	5.2(b)
Affiliate	9.3(a)
Agreement	Preamble
Alternate Financing	6.14(b)
Alternative Acquisition Agreement	8.1(e)
Approved Rollover Offer	6.10(f)
Assumed Option	6.10(a)
Assumed RSU	6.10(a)
Business Day	9.3(b)
Certificate	2.1(a)
Certificate of Merger	1.3
Change of Parent Recommendation	6.2(c)
Closing	1.2
Closing Cash	7.2(d)
Closing Date	1.2
COBRA	3.13(i)
Code	2.32.3(a)
Company	Preamble
Company Adverse Recommendation Change	5.2(b)
Company By-laws	3.1
Company Certificate	3.1
Company Common Stock	2.1(a)
Company Disclosure Letter	Article III
Company Equity Awards	3.3(b)
Company Insiders	6.1(c)
Company Intellectual Property	3.15(d)
Company Material Breach	8.1(c)
Company Plans	3.13(a)
Company Preferred Stock	3.3(a)
Company Registered Intellectual Property	3.15(b)
Company RSUs	3.3(b)
Company SEC Documents	3.6(a)
Company Stock Options	3.3(b)

Company Stock Plans	9.3(c)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	6.1(b)
Company Superior Proposal	5.2(a)
Company Takeover Proposal	5.2(a)
Confidentiality Agreement	6.3(a)
Continuing Employees	6.9(b)
Contract	3.4(b)
Debt Obligations	3.10(a)(viii)
Delaware Secretary of State	7.2(e)(ii)
DGCL	1.1
Dissenting Shares	2.1(d)(i)
DM Stock Plan	3.3(b)(xi)
DOJ	6.4(b)
Domain Names	3.15(a)
Effective Time	1.3
Eligible Investments	9.3(d)
Employees	3.13(a)
Environmental Laws	3.17
Environmental Liabilities	3.17
ERISA	3.13(a)
ESPP	3.3(b)(xiii)
ESPP Purchase Date	2.3(d)
Exchange Act	3.3(f)
Exchange Fund	2.2(a)
Exchange Ratio	6.10(c)
Excluded Share	2.1(a)
Excluded Shares	2.1(a)
Financing Agreements	Recitals
Foreign Plans	3.13(i)(m)
FSA	6.2(a)(i)
FTC	6.4(b)
GAAP	3.6(a)
Governmental Authority	3.5
Hazardous Materials	3.17
Higher Priced Option	2.3(a)
HSR Act	3.5
iM 2000 Stock Plan	3.3(b)(iv)
Immigration Act	3.25
Indemnified Parties	6.5(a)
Intellectual Property	3.15(a)
Intellectual Property Rights	3.15(a)
Irrevocable Undertakings	Recitals
IRS	3.14(c)
Knowledge	9.3(e)

Laws	3.11(a)
Lease	3.16(b)
Leased Real Property	3.16(b)
Liens	3.2
Loan Agreement	Recitals
Lower Priced Option	2.3(a)
M 2001 Stock Plan	3.3(b)(viii)
M Stock Plan	3.3(b)(i)
Made Available	9.3(f)
Material Adverse Effect	3.4(c)
Material Contracts	3.10(b)
Maximum Premium	6.5(b)
Merger	1.1
Merger Sub	Preamble
Necessary Consents	3.5
Negative Regulatory Action	6.4(a)
Open Source Materials	3.15(l)
Order	3.9
Parent	Preamble
Parent Board Approval	4.3(a)
Parent Board Recommendation	4.3(a)
Parent Disclosure Letter	Article IV
Parent Fair Market Value	6.10(c)
Parent General Meeting	4.3(a)
Parent Material Breach	8.1(d)
Parent Shareholder Approval	4.3(a)
Parent Termination Fee	8.2(a)(c)
Patents	3.15(a)
Paying Agent	2.2(a)
Per Share Merger Consideration	2.1(a)
Permits	3.11(a)
Permitted Liens	9.3(h)
person	9.3(g)
Placing Agreement	Recitals
Policies	3.21(a)
Proprietary Information	3.15(a)
Proxy Statement	3.7
Release	3.17
Reporting Tail Endorsement	6.5(b)
Representatives	5.2(a)
Restraints	7.1(d)
Sarbanes-Oxley	3.11(c)
Section 409A Plans	3.13(i)(o)
Securities Act	3.6(a)
Share	2.1(a)

Shares	2.1(a)
Software	3.15(a)
Subsidiary	9.3(i)
Supplement	6.2(d)
Surviving Entity	1.1
Takeover Laws	3.4(a)
tax returns	3.14(n)(r)
taxes	3.14(n)(r)
Termination Date	8.1(b)(i)
Termination Fee	8.2(a)
UK Class 1 Circular	9.3(j)
UKLA	9.3(i)
URLs	3.15(a)
Voting Agreement	Recitals
Work Product Agreements	3.15(i)

Exhibit A

CERTIFICATE OF MERGER

of

MILAN ACQUISITION CORP.

with and into

INTERWOVEN, INC.

Pursuant to Section 251(c) of the
General Corporation Law of the State of Delaware

Interwoven, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Milan Acquisition Corp., a Delaware corporation (“Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The Company and Sub are the constituent corporations of the Merger, and each is a corporation incorporated pursuant to the laws of the State of Delaware.
SECOND:	An Agreement and Plan of Merger dated January , 2009 has been approved, adopted, certified, executed and acknowledged by the Company and by Sub in accordance with the provisions of Section 251 of the Delaware General Corporation Law.
THIRD:	The Surviving Corporation of the Merger shall be Interwoven, Inc.
FOURTH:	Upon the effectiveness of the Merger, the Fourth Amended and Restated Certificate of Incorporation of the Company is to be amended and restated in its entirety as set forth in Exhibit A hereto and shall be the Certificate of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.
FIFTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 160 E. Tasman Drive, San Jose, CA 95134.
SIXTH:	A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.
SEVENTH:	The Merger will become effective at 11:59 p.m., Eastern Time on the date of filing this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by its duly authorized officer as of          , 2009.

INTERWOVEN, INC.

By:
Name:

Title:

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERWOVEN, INC.

ARTICLE I

The name of the corporation is Interwoven, Inc.

ARTICLE II

The registered office of the corporation is to be located at 3500 South Dupont Highway, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

ARTICLE V

Unless and except to the extent that the Bylaws of the corporation shall so require, the directors of the corporation need not be elected by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VII

To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII

Except as provided herein, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this ARTICLE VIII.

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

1/21/09

Board of Directors
Interwoven, Inc.
160 East Tasman Drive
San Jose, CA 95134

Members of the Board of Directors:

We understand that Interwoven, Inc., a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Autonomy Corporation PLC, a U.K. public limited company (“Autonomy”), pursuant to which (i) Milan Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Autonomy (“Merger Sub”), will merge with and into the Company with the Company as the surviving corporation in the merger (the “Merger”) and (ii) upon the effectiveness of the Merger, each share of common stock of the Company (other than shares owned by Autonomy, Merger Sub or any other direct or indirect subsidiary of Autonomy or shares owned by the Company or any other direct or indirect subsidiary of the Company), par value $0.001 per share, shall be converted into the right to receive $16.20 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of January 22, 2009, by and among the Company, Autonomy and Merger Sub (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation, including any stock options or RSUs granted, to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including estimated financials for the fiscal quarter ended December 31, 2008 and financial projections of the Company prepared by management of the Company (including estimated quarterly cash flows for 2009 and internal projections relative to Wall Street estimates), (4) a trading history of the Company’s common stock from January 20, 2004 to January 20, 2009 and a comparison of the trading history from January 18, 2008 to January 20, 2009 with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) published estimates of third party research analysts with respect to the future financial performance of the Company, (8) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company, (9) the Term and Revolving Facility Agreement, dated as of January 22, 2009, between Autonomy NA Holdings Inc., as borrower, Autonomy and Autonomy Systems Limited, as original guarantors, and Barclays Commercial

Barclays Capital Inc.
Barclays Bank Plc, New York Branch

Interwoven, Inc.
January 21, 2009

Bank, Eastern, a division of Barclays Bank PLC, as original lender and agent, and the Placing Agreement, dated as of January 22, 2009, between Autonomy, Citigroup Global Markets U.K. Equity Limited, Deutsche Bank AG, London Branch and Morgan Stanley & Co. International PLC, and the specific terms of the financing of the Proposed Transaction (the “Proposed Financing”) and (10) alternatives available to the Company on a stand-alone basis to fund its future capital and operating requirements. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. Further, in arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

In addition, we are not opining as to whether the maintenance of cash position closing condition set forth in Section 7.2(d) of the Agreement will be satisfied or whether the Proposed Financing (or any alternative financing arrangements) will be available to Autonomy.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We or our affiliates have performed various investment banking and financial services for Autonomy in the past and received customary fees for such services. Specifically, Autonomy currently has a term loan facility (the “Existing Facility”) in place with Barclays Bank PLC, which is an affiliate of Barclays Capital Inc., and Barclays Commercial Bank, Eastern, a division of Barclays Bank PLC, plans to make available a new term loan facility to Autonomy as part of the Proposed Financing and will receive customary fees in connection therewith. On September 22, 2008, certain assets of Lehman Brothers Inc. (“Lehman Brothers”), including its North American investment banking franchise, were acquired by Barclays Capital Inc. The Existing Facility was entered into with Barclays Bank PLC prior to such acquisition of Lehman Brothers and prior to the subsequent engagement of Barclays Capital Inc. as a financial advisor to the Company. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Interwoven, Inc.
January 21, 2009

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL

ANNEX C

January 21, 2009
Board of Directors
Interwoven, Inc.
160 E. Tasman Drive
San Jose, CA 95134

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of Interwoven, Inc. (the “Company”) from a financial point of view, of the Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of January 21, 2009 (the “Merger Agreement”) by and among Autonomy Corporation PLC (“Parent”), Milan Acquisition Corp. (“Merger Sub”) and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock will be converted into the right to receive $16.20 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement dated January 21, 2009 and certain related documents as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed that such information is and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have utilized, the management of the Company has advised us, and we have assumed at your direction, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We have also assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to

C-1

Board of Directors
Interwoven, Inc.
January 21, 2009

the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof, upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, would have a material impact on our analyses. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not advise the Company on the form or amount of the Merger Consideration nor did we participate in negotiations with respect to the terms of the Merger Agreement or the transactions contemplated thereby. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company solely to render this opinion and will receive a fee for our services, the entire amount of which is payable upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement. Neither we nor our affiliates have provided investment banking or other financial services to Parent or its affiliates in the past two years. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other companies that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

C-2

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE
INTERWOVEN, INC.
PROXY
Special Meeting of Stockholders – March 11, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Joseph L. Cowan and John E. Calonico, Jr., or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Interwoven, Inc. held of record by the undersigned on February 4, 2009 at the Special Meeting of Stockholders of Interwoven, Inc., to be held at the corporate headquarters of Interwoven, Inc. located at 160 East Tasman Drive, San Jose, California, on March 11, 2009 at 10:00 a.m., and at any and all adjournments or postponements thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the proxy statement dated February 9, 2009, receipt of which is hereby acknowledged.
     WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR PROPOSAL 1 AND, IF NECESSARY, FOR
PROPOSAL 2.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF
INTERWOVEN, INC.
March 11, 2009
Please, date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2009, among Autonomy Corporation plc, Milan Acquisition Corp., a wholly-owned subsidiary of Autonomy Corporation plc and Interwoven (the “merger agreement”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.	To vote to adjourn the special meeting and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Stockholder:	Date:	Signature of Stockholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.